Filed Pursuant to Rule 424(b)(3)

Registration No. 333-259771

Indaptus Therapeutics, Inc.

5,590,910 Shares of Common Stock

This prospectus relates to the resale, by the selling stockholders identified in this prospectus, of an aggregate of up to 5,590,910 shares of our common stock, par value $0.01, consisting of (i) 2,727,273 shares of common stock issuable upon the exercise of pre-funded warrants issued in our private placement on August 3, 2021, or the August 2021 Private Placement, (ii) 2,727,273 shares of common stock issuable upon the exercise of investor warrants issued in our August 2021 Private Placement, and (iii) 136,364 shares of common stock issuable upon the exercise of placement agent warrants issued in our August 2021 Private Placement.

The selling stockholders were issued these shares pursuant to a Securities Purchase Agreement between us and those certain investors signatory thereto, or the Purchase Agreement, which was entered into on July 23, 2021. We are registering the offer and resale of these shares of our common stock to satisfy an obligation set forth in the Purchase Agreement, pursuant to which we agreed to register the resale of these shares of our common stock underlying the warrants within a limited period of time following the date of the Purchase Agreement.

We will not receive any of the proceeds from the sale of our common stock by the selling stockholders.

The selling stockholders, or their donees, pledgees, transferees or other successors-in-interest, may offer or resell the shares from time to time through public or private transactions at prevailing market prices, at prices related to prevailing market prices or at privately negotiated prices. The selling stockholders will bear all commissions and discounts, if any, attributable to the sale of shares. We will bear all costs, expenses and fees in connection with the registration of the shares. For additional information on the methods of sale that may be used by the selling stockholders, see “Plan of Distribution” beginning on page 86 of this prospectus.

Our common stock is listed on the Nasdaq Capital Market under the symbol “INDP”. On September 23, 2021, the last reported sale price of our common stock on the Nasdaq Capital Market was $9.47 per share.

Investing in our securities involves a high degree of risk. These risks are discussed in this prospectus under “Risk Factors” beginning on page 4 and in reports we file with the Securities and Exchange Commission, which are incorporated by reference in this prospectus and in any applicable prospectus supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is September 29, 2021

i

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, or the SEC.

The selling stockholders may resell, from time to time, in one or more offerings, the shares of our common stock offered by this prospectus. Information about the selling stockholders may change over time.

You should rely only on the information contained in this prospectus or any applicable prospectus supplement. We have not, and the selling stockholders have not, authorized any other person to provide you with different or additional information. If anyone provides you with different or additional information, you should not rely on it. This prospectus is not an offer to sell, nor are the selling stockholders seeking an offer to buy, the shares offered by this prospectus in any jurisdiction where the offer or sale is not permitted. No offers or sales of any of the shares of our common stock are to be made in any jurisdiction in which such an offer or sale is not permitted. You should assume that the information contained in this prospectus or in any applicable prospectus supplement is accurate only as of the date on the front cover thereof or the date of the document incorporated by reference, regardless of the time of delivery of this prospectus or any applicable prospectus supplement or any sales of the shares of our common stock offered hereby or thereby.

You should read the entire prospectus and any prospectus supplement and any related issuer free writing prospectus, as well as any prospectus supplement or any related issuer free writing prospectus, before making an investment decision. Neither the delivery of this prospectus or any prospectus supplement or any issuer free writing prospectus nor any sale made hereunder shall under any circumstances imply that the information contained herein or in any prospectus supplement or issuer free writing prospectus is correct as of any date subsequent to the date hereof or of such prospectus supplement or issuer free writing prospectus, as applicable. You should assume that the information appearing in this prospectus or any prospectus supplement is accurate only as of the date of the applicable documents, regardless of the time of delivery of this prospectus or any sale of securities. Our business, financial condition, results of operations and prospects may have changed since that date.

1

PROSPECTUS SUMMARY

The following summary highlights certain information contained elsewhere in this prospectus. Because this is only a summary, however, it does not contain all the information you should consider before investing in our securities and it is qualified in its entirety by, and should be read in conjunction with, the more detailed information included elsewhere in this prospectus. Before you make an investment decision, you should read this entire prospectus carefully, including the risks of investing in our securities discussed under the section of this prospectus entitled “Risk Factors” and similar headings in the other documents that are incorporated by reference into this prospectus

Unless the context indicates otherwise, in this prospectus, the terms “Indaptus,” “Company,” “we,” “us” and “our” refer to Indaptus Therapeutics, Inc. (formerly Intec Parent, Inc.) and, where appropriate, its consolidated subsidiaries following the Domestication Merger and the Merger described below. References to “Intec Parent” refer to Intec Parent, Inc., the successor of Intec Pharma Ltd. following the Domestication Merger, references to “Intec Israel” refer to Intec Pharma Ltd., the predecessor of Indaptus prior to the Domestication Merger, and references to “Decoy” refer to Decoy Biosystems, Inc., the entity acquired by Indaptus in connection with the Merger described below.

Unless otherwise indicated, all information in this prospectus gives effect to a 1-for-4 reverse share split of the ordinary shares of Intec Israel that became effective on July 26, 2021 prior to the domestication merger described below, and also gives effect to a 1-for-20 reverse share split of the ordinary shares of Intec Israel that became effective on October 30, 2020, collectively, the Reverse Share Splits, and all references to ordinary shares outstanding and per share amounts give effect to these Reverse Share Splits.

Overview

Indaptus (formerly Intec Parent) was established and incorporated in Delaware on February 24, 2021 as a private Delaware corporation and wholly owned subsidiary of Intec Pharma Ltd., or Intec Israel, a former publicly traded company.

On August 3, 2021, Indaptus completed its merger with Decoy Biosystems, Inc., or Decoy, following the satisfaction or waiver of the conditions set forth in the Agreement and Plan of Merger, or the Merger Agreement, dated as of March 15, 2021 among Indaptus, Intec Israel, and Dillon Merger Subsidiary Inc., a Delaware corporation and wholly owned subsidiary of Indaptus, or the Merger Sub, pursuant to which Merger Sub merged with and into Decoy, with Decoy surviving as a wholly owned subsidiary of the Company, or the Merger. Previously, on July 27, 2021, Intec Israel, Indaptus and Domestication Merger Sub Ltd., an Israeli company and a wholly-owned subsidiary of Indaptus, or the Domestication Merger Sub, completed the domestication merger pursuant to the terms and conditions of the Agreement and Plan of Merger and Reorganization, dated April 27, 2021, or the Domestication Merger Agreement, whereby Domestication Merger Sub merged with and into Intec Israel, with Intec Israel being the surviving entity and a wholly-owned subsidiary of Indaptus, or the Domestication Merger. At the time of the Domestication Merger, Intec Israel continued to possess all of its assets, rights, powers and property as constituted immediately prior to the Domestication Merger and continued to be subject to all of its debts, liabilities and obligations as constituted immediately prior to the Domestication Merger.

Also, in connection with the Merger, Indaptus changed its name from “Intec Parent, Inc.” to “Indaptus Therapeutics, Inc.” and the business conducted by Decoy became the business conducted by Indaptus.

Following completion of the Merger, shares of Indaptus common stock commenced trading at market open on August 4, 2021 on the Nasdaq Capital Market under the name “Indaptus Therapeutics, Inc.” and ticker symbol “INDP” and under the new CUSIP 45339J 105.

In connection with the completion of the Merger, on August 4, 2021, our board determined to wind down the Accordion Pill business of Intec Israel. We expect that the winding down of the Accordion Pill business will be completed by the end of 2021.

2

Decoy was deemed to be the accounting acquirer in the Merger based on an analysis of the criteria outlined in Accounting Standards Codification 805. While Indaptus was the legal acquirer in the Merger, because Decoy was deemed the accounting acquirer, the historical financial statements of Decoy became the historical financial statements of the combined company, upon the consummation of the Merger.

Our principal executive offices are located at 3 Columbus Circle, 15th Floor, New York, NY 10019 and our telephone number is (646) 374-8050. Our website address is http://www.indaptusrx.com. The information contained on, or that can be accessed through, our website is neither a part of nor incorporated into this prospectus. We have included our website address in this prospectus solely as an inactive textual reference.

See “Business— Corporate Information” for a more detailed description of our corporate history.

Risks Associated with Our Business

Our ability to implement our business strategy is subject to numerous risks that you should be aware of before making an investment decision. These risks are described more fully in the section entitled “Risk Factors,” immediately following this prospectus summary. These risks include the following, among others:

●	Indaptus is a pre-clinical-stage company, has a limited operating history, is not currently profitable, does not expect to become profitable in the near future and may never become profitable.

●	Given Indaptus’ lack of current cash flow, Indaptus will need to raise additional capital; however, it may be unavailable to Indaptus or, even if capital is obtained, may cause dilution or place significant restrictions on Indaptus’s ability to operate its business.

●	Indaptus is dependent on the success of one or more of Indaptus’ current product candidates and Indaptus cannot be certain that any of them will receive regulatory approval or be commercialized.

●	If development of Indaptus’ product candidates does not produce favorable results, Indaptus and its collaborators, if any, may be unable to commercialize these products.

●	Indaptus’ efforts to discover product candidates beyond Indaptus’ current product candidates may not succeed, and any product candidates Indaptus recommends for clinical development may not actually begin clinical trials.

●	Indaptus’ product candidates are subject to extensive regulation under the FDA, the EMA or comparable foreign authorities, which can be costly and time consuming, cause unanticipated delays or prevent the receipt of the required approvals to commercialize Indaptus’ product candidates.

●	Indaptus relies completely on third parties to manufacture Indaptus’ preclinical and clinical supplies, and Indaptus’ business, financial condition and results of operations could be harmed if those third parties fail to provide Decoy with sufficient quantities of product or fail to do so at acceptable quality levels or prices.

●	If Indaptus is unable to develop its own commercial organization or enter into agreements with third parties to sell and market Indaptus’ product candidates, Indaptus may be unable to generate significant revenues.

●	Indaptus may not be able to protect its proprietary or licensed technology in the marketplace.

●	Obtaining and maintaining patent protection depends on compliance with various procedural, document submission, fee payment and other requirements imposed by governmental patent agencies, and Decoy’s patent protection for licensed patents, pending patent applications and potential future patent applications and patents could be reduced or eliminated for non-compliance with these requirements.

●	Indaptus may infringe the intellectual property rights of others, which may prevent or delay its product development efforts and prevent Indaptus from commercializing or increase the costs of commercializing Indaptus’s products.

3

THE OFFERING

Securities offered by the selling stockholders	Up to 5,590,910 shares of our common stock, par value $0.01 per share underlying the pre-funded warrants, investor warrants, and placement agent warrants that have been issued to the selling stockholders in connection with the August 2021 Private Placement.

Selling Stockholders	All of the shares of our common stock are being offered by the selling stockholders. See “Selling Stockholders” on page 79 of this prospectus for more information on the selling stockholders.

Use of Proceeds	We will not receive any proceeds from the sale of the shares in this offering. See “Use of Proceeds” beginning on page 45 of this prospectus for additional information.

Dividend Policy	We have never declared or paid cash dividends to our stockholders and we do not intend to pay cash dividends in the foreseeable future. See “Dividend Policy” beginning on page 46 of this prospectus for additional information.

Registration Rights	Under the terms of the Purchase Agreement, we have agreed to file the registration statement of which this prospectus forms a part in order to register the resale by the selling stockholders of the shares of our common stock offered hereby. See “Selling Stockholders” on page 79 of this prospectus for additional information.

Plan of Distribution	The selling stockholders, or their pledgees, donees, transferees, distributees, beneficiaries or other successors-in-interest, may offer or sell the shares of our common stock offered under this prospectus from time to time through public or private transactions at our prevailing market prices, at prices related to prevailing market prices or at privately negotiated prices. The selling stockholders may also resell the shares of our common stock offered under this prospectus to or through underwriters, broker-dealers or agents, who may receive compensation in the form of discounts, concessions or commissions. See “Plan of Distribution” beginning on page 86 of this prospectus for additional information on the methods of sale that may be used by the selling stockholders.

Risk Factors	Investing in our common stock involves a high degree of risk. You should carefully read and consider the information beginning on page 4 of this prospectus set forth under the heading “Risk Factors” and all other information set forth in this prospectus and the documents incorporated herein and therein by reference before deciding to invest in our common stock.

Listing	Our common stock is listed on the Nasdaq Capital Market under the symbol “INDP”.

RISK FACTORS

An investment in our securities involves certain risks. Before investing in our securities, you should carefully consider the risk set forth below, as well as in the reports we file with the SEC, together with all of the other information appearing in this prospectus or incorporated by reference into this prospectus. The risks so described are not the only risks facing our company. Additional risks not presently known to us or that we currently deem immaterial may also impair our business operations. Any of these risks could materially and adversely affect our business, financial condition, results of operations and cash flows and could result in a loss of all or part of your investment. In any case, the value of the securities offered by means of this prospectus could decline due to any of these risks, and you may lose all or part of your investment.

4

Summary of Risks:

Our business is subject to a number of risks of which you should be aware before making a decision to invest in our common stock. These risks include, among others, the following:

Risks Related to Indaptus’ Financial Position and Capital Resources

●	Indaptus is a pre-clinical-stage company, has a limited operating history, is not currently profitable, does not expect to become profitable in the near future and may never become profitable.

●	Given Indaptus’ lack of current cash flow, Indaptus will need to raise additional capital; however, it may be unavailable to Indaptus or, even if capital is obtained, may cause dilution or place significant restrictions on Indaptus’s ability to operate its business.

Risks Related to Indaptus’ Business, Industry and Regulatory Requirements

●	Indaptus is dependent on the success of one or more of Indaptus’ current product candidates and Indaptus cannot be certain that any of them will receive regulatory approval or be commercialized.

●	If development of Indaptus’ product candidates does not produce favorable results, Indaptus and its collaborators, if any, may be unable to commercialize these products.

●	Indaptus’ efforts to discover product candidates beyond Indaptus’ current product candidates may not succeed, and any product candidates Indaptus recommends for clinical development may not actually begin clinical trials.

●	Indaptus’ product candidates are subject to extensive regulation under the FDA, the EMA or comparable foreign authorities, which can be costly and time consuming, cause unanticipated delays or prevent the receipt of the required approvals to commercialize Indaptus’ product candidates.

Risks Relating to Indaptus’ Reliance on Third Parties

●	Indaptus relies completely on third parties to manufacture Indaptus’ preclinical and clinical supplies, and Indaptus’ business, financial condition and results of operations could be harmed if those third parties fail to provide Decoy with sufficient quantities of product, or fail to do so at acceptable quality levels or prices.

●	If Indaptus is unable to develop its own commercial organization or enter into agreements with third parties to sell and market Indaptus’ product candidates, Indaptus may be unable to generate significant revenues.

Risks Relating to Indaptus’ Intellectual Property

●	Indaptus may not be able to protect its proprietary or licensed technology in the marketplace.

●	Obtaining and maintaining patent protection depends on compliance with various procedural, document submission, fee payment and other requirements imposed by governmental patent agencies, and Decoy’s patent protection for licensed patents, pending patent applications and potential future patent applications and patents could be reduced or eliminated for non-compliance with these requirements.

●	Indaptus may infringe the intellectual property rights of others, which may prevent or delay its product development efforts and prevent Indaptus from commercializing or increase the costs of commercializing Indaptus’s products.

5

Risks Related to Indaptus’ Financial Position and Capital Requirements

Indaptus is a pre-clinical-stage company, has a limited operating history, is not currently profitable, does not expect to become profitable in the near future and may never become profitable.

Indaptus is a pre-clinical-stage biotechnology company focused primarily on developing a novel and patented systemically-administered anti-cancer and anti-viral immunotherapy. All of Indaptus’ product candidates are in the pre-clinical development stage and none of Indaptus’ product candidates have been approved for marketing or are being marketed or commercialized.

As a result, Indaptus has no meaningful historical operations upon which to evaluate Indaptus’ business and prospects and has not yet demonstrated an ability to obtain marketing approval for any of its product candidates or successfully overcome the risks and uncertainties frequently encountered by companies in the biopharmaceutical industry. As a result, Indaptus has not been profitable and has incurred significant operating losses in every reporting period since its inception. For the years ended December 31, 2020, and 2019 and the six month period ended June 30, 2021, Decoy reported net losses of $3,584,151, $2,565,207 and $1,127,900, respectively, and had an accumulated deficit of $9,087,401 as of June 30, 2021.

For the foreseeable future, Indaptus expects to continue to incur losses, which will increase significantly from historical levels as Indaptus expands its development activities, seeks regulatory approvals for its product candidates, and begins to commercialize them if they are approved by the FDA, the European Medicines Agency, or the EMA, or comparable foreign authorities. Even if Indaptus succeeds in developing and commercializing one or more product candidates, Indaptus may never become profitable.

Given Indaptus’ lack of current cash flow, Indaptus will need to raise additional capital; however, it may be unavailable to Indaptus or, even if capital is obtained, may cause dilution or place significant restrictions on Indaptus’ ability to operate its business.

Since Indaptus will be unable to generate sufficient, if any, cash flow to fund its operations for the foreseeable future, Indaptus will need to seek additional equity or debt financing to provide the capital required to maintain or expand its operations.

There can be no assurance that Indaptus will be able to raise sufficient additional capital on acceptable terms or at all. If such additional financing is not available on satisfactory terms, or is not available in sufficient amounts, Indaptus may be required to delay, limit or eliminate the development of business opportunities and its ability to achieve its business objectives, its competitiveness, and its business, financial condition and results of operations may be materially adversely affected. In addition, Indaptus may be required to grant rights to develop and market product candidates that it would otherwise prefer to develop and market itself. Indaptus’ inability to fund its business could lead to the loss of your investment.

Indaptus’ future capital requirements will depend on many factors, including, but not limited to:

●	the scope, rate of progress, results and cost of its clinical trials, preclinical studies and other related activities;

●	the timing of, and the costs involved in, obtaining regulatory approvals for any of its current or future product candidates;

●	the number and characteristics of the product candidates it seeks to develop or commercialize;

●	the cost of manufacturing clinical supplies, and establishing commercial supplies, of its product candidates;

●	the cost of commercialization activities if any of its current or future product candidates are approved for sale, including marketing, sales and distribution costs;

●	the expenses needed to attract and retain skilled personnel;

●	the costs associated with being a public company;

●	the amount of revenue, if any, received from commercial sales of its product candidates, should any of its product candidates receive marketing approval; and

●	the costs involved in preparing, filing, prosecuting, maintaining, defending and enforcing possible patent claims, including litigation costs and the outcome of any such litigation.

6

If Indaptus raises additional capital by issuing equity securities, the percentage ownership of its existing stockholders may be reduced, and accordingly these stockholders may experience substantial dilution. Indaptus may also issue equity securities that provide for rights, preferences and privileges senior to those of its common stock. Given Indaptus’ need for cash and that equity issuances are the most common type of fundraising for similarly situated companies, the risk of dilution is particularly significant for Indaptus’ stockholders.

Risks Related to Indaptus’ Business, Industry and Regulatory Requirements

Indaptus is dependent on the success of one or more of Indaptus’ current product candidates and Indaptus cannot be certain that any of them will receive regulatory approval or be commercialized.

Indaptus has spent significant time, money and effort on the development of its lead product candidate, Decoy20. As a result, Indaptus’ business is largely dependent on the commencement of and success of the Decoy20 and its ability to complete the development of, obtain regulatory approval for, and successfully commercialize Decoy20 in a timely manner. The commencement of a Phase 1 clinical trial with solid tumor and lymphoma patients for Decoy20 is dependent, in part, upon the success of an Investigational New Drug, or an IND, application that Indaptus plans to file with the FDA in the second half of 2021. There can be no assurance regarding the outcome of the IND. The process to develop, obtain regulatory approval for and commercialize Decoy20 is long, complex, costly and uncertain as to its outcome.

To date, no clinical trials designed to provide proof of efficacy, or to provide sufficient evidence of safety, have been completed with any of Indaptus’ product candidates. All of Indaptus’ product candidates will require additional development, including clinical trials as well as further preclinical studies to evaluate their toxicology and optimize their formulation and regulatory clearances before they can be commercialized. Positive results obtained during early development do not necessarily mean later development will succeed or that regulatory clearances will be obtained. Indaptus’ development efforts may not lead to commercial products, either because Indaptus’ product candidates fail to be safe and effective or because Indaptus has inadequate financial or other resources to advance Indaptus’ product candidates through the clinical development and approval processes. If any of Indaptus’ product candidates fail to demonstrate safety or efficacy at any time or during any phase of development, Indaptus would experience potentially significant delays in, or be required to abandon, development of the product candidate.

Indaptus does not anticipate that any of its current product candidates will be eligible to receive regulatory approval from the FDA, the EMA or comparable foreign authorities and begin commercialization for a number of years, if ever. Even if Indaptus ultimately receives regulatory approval for any of these product candidates, Indaptus or its potential future partners, if any, may be unable to commercialize them successfully for a variety of reasons. These include, for example, the availability of alternative treatments, lack of cost-effectiveness, the cost of manufacturing the product on a commercial scale and competition with other products. The success of Indaptus’ product candidates may also be limited by the prevalence and severity of any adverse side effects. If Indaptus fails to commercialize one or more of its current product candidates, Indaptus may be unable to generate sufficient revenues to attain or maintain profitability, and Indaptus’ financial condition may decline.

7

If development of Indaptus’ product candidates does not produce favorable results, Indaptus and its collaborators, if any, may be unable to commercialize these products.

To receive regulatory approval for the commercialization of product candidates that Indaptus may develop, adequate and well-controlled clinical trials must be conducted to demonstrate safety and efficacy in humans to the satisfaction of the FDA, the EMA and comparable foreign authorities. In order to support marketing approval, these agencies typically require successful results in one or more Phase 2 and/or Phase 3 clinical trials, which Indaptus’ current product candidates have not yet reached and may never reach. The development process is expensive, can take many years and has an uncertain outcome. Failure can occur at any stage of the process. Indaptus may experience numerous unforeseen events during, or as a result of, the development process that could delay or prevent commercialization of Indaptus’ current or future product candidates, including the following:

●	clinical trials may produce negative or inconclusive results;

●	preclinical studies conducted with product candidates during clinical development to, among other things, further evaluate their toxicology, carcinogenicity and pharmacokinetics and optimize their formulation may produce unfavorable results;

●	patient recruitment and enrollment in clinical trials may be slower than Indaptus anticipates;

●	costs of development may be greater than Indaptus anticipates;

●	Indaptus’ product candidates may cause undesirable side effects that delay or preclude regulatory approval or limit their commercial use or market acceptance, if approved;

●	collaborators who may be responsible for the development of Indaptus’ product candidates may not devote sufficient resources to these clinical trials or other preclinical studies of these candidates or conduct them in a timely manner; or

●	Indaptus may face delays in obtaining regulatory approvals to commence one or more clinical trials.

Success in early development does not mean that later development will be successful because, for example, product candidates in later-stage clinical trials may fail to demonstrate sufficient safety and efficacy despite having progressed through initial clinical trials.

In the future, Indaptus or any potential future collaborative partner will be responsible for establishing the targeted endpoints and goals for development of its product candidates. These targeted endpoints and goals may be inadequate to demonstrate the safety and efficacy levels required for regulatory approvals. Even if Indaptus believes data collected during the development of its product candidates are promising, such data may not be sufficient to support marketing approval by the FDA, the EMA or comparable foreign authorities. Further, data generated during development can be interpreted in different ways, and the FDA, the EMA or comparable foreign authorities may interpret such data in different ways than Indaptus or Indaptus’ collaborators. Indaptus’ failure to adequately demonstrate the safety and efficacy of Indaptus’ product candidates would prevent Indaptus’ receipt of regulatory approval, and ultimately the potential commercialization of these product candidates.

Since Indaptus does not currently possess the resources necessary to independently develop and commercialize its product candidates or any other product candidates that Indaptus may develop, Indaptus may seek to enter into collaborative agreements to assist in the development and potential future commercialization of some or all of these assets as a component of Indaptus’ strategic plan. However, Indaptus’ discussions with potential collaborators may not lead to the establishment of collaborations on acceptable terms, if at all, or it may take longer than expected to establish new collaborations, leading to development and potential commercialization delays, which would adversely affect Indaptus’ business, financial condition and results of operations.

8

Indaptus expects to continue to incur significant research and development expenses, which may make it difficult for Indaptus to attain profitability.

Indaptus expects to expend substantial funds in research and development, including preclinical studies and clinical trials of its product candidates, and to manufacture and market any product candidates in the event they are approved for commercial sale. Indaptus also may need additional funding to develop or acquire complementary companies, technologies and assets, as well as for working capital requirements and other operating and general corporate purposes. Moreover, Indaptus’ planned increases in staffing will dramatically increase Indaptus’ costs in the near and long-term.

However, Indaptus’ spending on current and future research and development programs and product candidates for specific indications may not yield any commercially viable products. Due to Indaptus’ limited financial and managerial resources, Indaptus must focus on a limited number of research programs and product candidates and on specific indications. Indaptus’ resource allocation decisions may cause it to fail to capitalize on viable commercial products or profitable market opportunities.

Because the successful development of Indaptus’ product candidates is uncertain, Indaptus is unable to precisely estimate the actual funds Indaptus will require to develop and potentially commercialize them. In addition, Indaptus may not be able to generate sufficient revenue, even if Indaptus is able to commercialize any of its product candidates, to become profitable.

Indaptus’ product candidates may cause undesirable side effects that could delay or prevent their regulatory approval or commercialization or have other significant adverse implications on Indaptus’ business, financial condition and results of operations.

Undesirable side effects observed in supportive preclinical studies or in clinical trials with Indaptus’ product candidates could interrupt, delay or halt their development and could result in the denial of regulatory approval by the FDA, the EMA or comparable foreign authorities for any or all targeted indications or adversely affect the marketability of any such product candidates that receive regulatory approval. In turn, this could eliminate or limit Indaptus’ ability to commercialize its product candidates. Since the mechanism of action of Indaptus’ product candidates depends on stimulation of the immune system, there is the potential for over-stimulation or undesirable immune reactions.

Indaptus’ product candidates may exhibit adverse effects in preclinical toxicology studies and adverse interactions with certain drugs. There are also risks associated with additional requirements the FDA, the EMA or comparable foreign authorities may impose for marketing approval with regard to a particular disease.

Indaptus’ product candidates may require a risk management program that could include patient and healthcare provider education, usage guidelines, appropriate promotional activities, a post-marketing observational study, and ongoing safety and reporting mechanisms, among other requirements. Prescribing could be limited to physician specialists or physicians trained in the use of the product or could be limited to a more restricted patient population. Any risk management program required for approval of Indaptus’ product candidates could potentially have an adverse effect on Indaptus’ business, financial condition and results of operations.

Undesirable side effects involving Indaptus’ product candidates may have other significant adverse implications on Indaptus’ business, financial condition and results of operations. For example:

●	Indaptus may be unable to obtain additional financing on acceptable terms, if at all;

●	Indaptus’ collaborators may terminate any development agreements covering these product candidates;

●	if any development agreements are terminated, Indaptus may determine not to further develop the affected product candidates due to resource constraints and may not be able to establish additional collaborations for their further development on acceptable terms, if at all;

●	if Indaptus were to later continue the development of these product candidates and receive regulatory approval, earlier findings may significantly limit their marketability and thus significantly lower Indaptus’ potential future revenues from their commercialization;

●	Indaptus may be subject to product liability or stockholder litigation; and

●	Indaptus may be unable to attract and retain key employees. In addition, if any of Indaptus’ product candidates receive marketing approval and Indaptus or others later identify undesirable side effects caused by the product:

●	regulatory authorities may withdraw their approval of the product, or Indaptus or Indaptus’ partners may decide to cease marketing and sale of the product voluntarily;

●	Indaptus may be required to change the way the product is administered, conduct additional clinical trials or preclinical studies regarding the product, change the labeling of the product, or change the product’s manufacturing facilities; and

●	Indaptus’ reputation may suffer.

Any of these events could prevent Indaptus from achieving or maintaining market acceptance of the affected product and could substantially increase the costs and expenses of commercializing the product, which in turn could delay or prevent Indaptus from generating significant revenues from the sale of the product.

9

Indaptus’ efforts to discover product candidates beyond Indaptus’ current product candidates may not succeed, and any product candidates Indaptus recommends for clinical development may not actually begin clinical trials.

Indaptus intends to expand its existing pipeline of core assets. However, the process of researching and developing new product candidates is expensive, time-consuming and unpredictable. Data from Indaptus’ current preclinical programs may not support the clinical development of its lead product, Decoy20, and Indaptus may not identify any additional products suitable for recommendation for clinical development. Moreover, any product Indaptus recommends for clinical development may not demonstrate, through preclinical studies, indications of safety and potential efficacy that would support advancement into clinical trials. Such findings would potentially impede Indaptus’ ability to maintain or expand Indaptus’ clinical development pipeline. Indaptus’ ability to develop new product candidates and advance them into clinical development also depends upon Indaptus’ ability to fund its research and development operations, and Indaptus cannot be certain that additional funding will be available on acceptable terms, or at all.

Delays in the commencement or completion of clinical trials could result in increased costs to Indaptus and delay Indaptus’ ability to establish strategic collaborations.

Delays in the commencement or completion of clinical trials could significantly impact Indaptus’ development costs. Indaptus plans to file an IND (or a foreign equivalent) for Decoy20 in the second half of 2021 and then initiate a Phase 1 clinical trial with solid tumor and lymphoma patients. Indaptus does not know whether this or any other clinical trial will begin on time or be completed on schedule, if at all. The commencement of clinical trials can be delayed for a variety of reasons, including, but not limited to, delays related to:

	●	obtaining regulatory approval to commence one or more clinical trials;

\	●	reaching agreement on acceptable terms with prospective third-party contract research organizations, or CROs, and clinical trial sites;

	●	manufacturing sufficient quantities of a product candidate or other materials necessary to conduct clinical trials;

	●	obtaining institutional review board approval to conduct one or more clinical trials at a prospective site;

	●	recruiting and enrolling patients to participate in one or more clinical trials; and

10

●	the failure of Indaptus’ collaborators to adequately resource Indaptus’ product candidates due to their focus on other programs or as a result of general market conditions. In addition, once a clinical trial has begun, it may be suspended or terminated by Indaptus, Indaptus’ collaborators, the institutional review boards or data safety monitoring boards charged with overseeing Indaptus’ clinical trials, and/or relevant governing authorities due to a number of factors, including:

●	failure to conduct the clinical trial in accordance with regulatory requirements or clinical protocols;

●	inspection of the clinical trial operations or clinical trial site by relevant governing authorities resulting in the imposition of a clinical hold;

●	unforeseen safety issues; or

●	lack of adequate funding to continue the clinical trial.

If Indaptus experiences delays in the completion or termination of any clinical trial of its product candidates, the commercial prospects of Indaptus’ product candidates will be harmed, and Indaptus’ ability to commence product sales and generate product revenues from any of Indaptus’ product candidates will be delayed. In addition, any delays in completing Indaptus’ clinical trials will increase Indaptus’ costs and slow down its product candidate development and approval process. Delays in completing Indaptus’ clinical trials could also allow Indaptus’ competitors to obtain marketing approval before Indaptus does or shorten the patent protection period during which Indaptus may have the exclusive right to commercialize its product candidates. Any of these occurrences may harm Indaptus’ business, financial condition and prospects significantly. In addition, many of the factors that cause, or lead to, a delay in the commencement or completion of clinical trials may also ultimately lead to the denial of regulatory approval of Indaptus’ product candidates.

A pandemic, epidemic or outbreak of an infectious disease, such as COVID-19, may materially and adversely affect Indaptus’ business and operations.

The outbreak of a novel coronavirus (COVID-19) originated in Wuhan, China in December 2019. On March 11, 2020, the World Health Organization declared the outbreak a pandemic. The COVID-19 pandemic is affecting the United States and global economies and may affect Indaptus’ operations and those of third parties on which Indaptus relies, including by causing disruptions in the supply of its product candidates and the conduct of current and future clinical trials. For example, the pandemic has caused Indaptus’ GMP process to take longer than expected. In addition, the COVID-19 pandemic may affect the operations of the FDA and other health authorities, which could result in delays of reviews and approvals, including with respect to Indaptus’ product candidates. Additionally, while the potential economic impact brought by, and the duration of the COVID-19 pandemic is difficult to assess or predict, the impact of the COVID-19 pandemic on the global financial markets may reduce Indaptus’ ability to access capital, which could negatively impact our short-term and long-term liquidity. The ultimate impact of the COVID-19 pandemic is highly uncertain and subject to change. While it is unknown how long these conditions will last and what the complete financial effect will be to Indaptus, capital raise efforts and additional development of Indaptus’ technologies may be negatively affected.

Indaptus intends to rely on third parties to conduct its preclinical studies and clinical trials and perform other tasks. If these third parties do not successfully carry out their contractual duties, meet expected deadlines, or comply with regulatory requirements, Indaptus may not be able to obtain regulatory approval for or commercialize its product candidates and its business, financial condition and results of operations could be substantially harmed.

Indaptus intends to rely upon third-party CROs, medical institutions, clinical investigators and contract laboratories to monitor and manage data for Indaptus’ ongoing preclinical and clinical programs. Nevertheless, Indaptus maintains responsibility for ensuring that each of Indaptus’ clinical trials and preclinical studies is conducted in accordance with the applicable protocol, legal, regulatory, and scientific standards and Indaptus’ reliance on these third parties does not relieve Indaptus of its regulatory responsibilities. Indaptus and its CROs and other vendors are required to comply with requirements for cGMP, good clinical practice, or GCP, and good laboratory practice , or GLP, which are a collection of laws and regulations enforced by the FDA, the EMA and comparable foreign authorities for all of Indaptus’ product candidates in clinical development. Regulatory authorities enforce these regulations through periodic inspections of preclinical study and clinical trial sponsors, principal investigators, preclinical study and clinical trial sites, and other contractors. If Indaptus or any of its CROs or vendors fails to comply with applicable regulations, the data generated in Indaptus’ preclinical studies and clinical trials may be deemed unreliable and the FDA, the EMA or comparable foreign authorities may require Indaptus to perform additional preclinical studies and clinical trials before approving Indaptus’ marketing applications. Indaptus cannot assure you that upon inspection by a given regulatory authority, such regulatory authority will determine that any of Indaptus’ clinical trials comply with GCP regulations. In addition, Indaptus’ clinical trials must be conducted with products produced consistent with cGMP regulations. Indaptus’ failure to comply with these regulations may require it to repeat clinical trials, which would delay the development and regulatory approval processes.

Indaptus may not be able to enter into arrangements with CROs on commercially reasonable terms, or at all. In addition, Indaptus’ CROs will not be Indaptus’ employees, and except for remedies available to Indaptus under its agreements with such CROs, Indaptus will not be able to control whether or not they devote sufficient time and resources to Indaptus’ ongoing preclinical and clinical programs. If CROs do not successfully carry out their contractual duties or obligations or meet expected deadlines, if they need to be replaced or if the quality or accuracy of the data they obtain is compromised due to the failure to adhere to Indaptus’ protocols, regulatory requirements, or for other reasons, Indaptus’ clinical trials may be extended, delayed or terminated and Indaptus may not be able to obtain regulatory approval for or successfully commercialize Indaptus’ product candidates. CROs may also generate higher costs than anticipated. As a result, Indaptus’ business, financial condition and results of operations and the commercial prospects for Indaptus’ product candidates could be materially and adversely affected, its costs could increase, and its ability to generate revenue could be delayed.

11

Switching or adding additional CROs, medical institutions, clinical investigators or contract laboratories involves additional cost and requires management time and focus. In addition, there is a natural transition period when a new CRO commences work replacing a previous CRO. As a result, delays occur, which can materially impact Indaptus’ ability to meet its desired clinical development timelines. There can be no assurance that Indaptus will not encounter similar challenges or delays in the future or that these delays or challenges will not have a material adverse effect on Indaptus’ business, financial condition or results of operations.

Indaptus’ product candidates are subject to extensive regulation under the FDA, the EMA or comparable foreign authorities, which can be costly and time consuming, cause unanticipated delays or prevent the receipt of the required approvals to commercialize Indaptus’ product candidates.

The clinical development, manufacturing, testing, labeling, storage, record-keeping, advertising, promotion, export, marketing and distribution of Indaptus’ product candidates are subject to extensive regulation by the FDA and other U.S. regulatory agencies, the EMA or comparable authorities in foreign markets. In the U.S., neither Indaptus nor Indaptus’ collaborators are permitted to market Indaptus’ product candidates until Indaptus or Indaptus’ collaborators receive approval of an NDA or Biologics License Applications, or BLA, from the FDA or receive similar approvals abroad. The process of obtaining these approvals is expensive, often takes many years, and can vary substantially based upon the type, complexity and novelty of the product candidates involved. Approval policies or regulations may change and may be influenced by the results of other similar or competitive products, making it more difficult for Indaptus to achieve such approval in a timely manner or at all. Any guidance that may result from recent FDA advisory panel discussions may make it more expensive to develop and commercialize such product candidates. In addition, as a company, Indaptus has not previously filed any NDAs or BLAs with the FDA or filed similar applications with other foreign regulatory agencies. This lack of experience may impede Indaptus’ ability to obtain FDA or other foreign regulatory agency approval in a timely manner, if at all, for Indaptus’ product candidates for which development and commercialization is Indaptus’ responsibility.

Despite the time and expense invested, regulatory approval is never guaranteed. The FDA, the EMA or comparable foreign authorities can delay, limit or deny approval of a product candidate for many reasons, including:

●	a product candidate may not be deemed safe or effective;

●	agency officials of the FDA, the EMA or comparable foreign authorities may not find the data from non-clinical or preclinical studies and clinical trials generated during development to be sufficient;

●	the FDA, the EMA or comparable foreign authorities may not approve Indaptus’ third-party manufacturers’ processes or facilities; or

●	the FDA, the EMA or a comparable foreign authority may change its approval policies or adopt new regulations.

Indaptus’ inability to obtain these approvals would prevent Indaptus from commercializing its product candidates.

Even if Indaptus’ product candidates receive regulatory approval in the U.S., it may never receive approval or commercialize Indaptus’ products outside of the U.S.

In order to market any products outside of the U.S., Indaptus must establish and comply with numerous and varying regulatory requirements of other countries regarding safety and efficacy. Approval procedures vary among countries and can involve additional product testing and additional administrative review periods. The time required to obtain approval in other countries might differ from that required to obtain FDA approval. The regulatory approval process in other countries may include all of the risks detailed above regarding FDA approval in the U.S. as well as other risks. Regulatory approval in one country does not ensure regulatory approval in another, but a failure or delay in obtaining regulatory approval in one country may have a negative effect on the regulatory process in others. Failure to obtain regulatory approval in other countries or any delay seeking or obtaining such approval would impair Indaptus’ ability to develop foreign markets for its product candidates.

12

Even if any of Indaptus’ product candidates receive regulatory approval, its product candidates may still face future development and regulatory difficulties.

If any of Indaptus’ product candidates ever receive regulatory approval, the FDA, the EMA or comparable foreign authorities may still impose significant restrictions on the indicated uses or marketing of the product candidates or impose ongoing requirements for potentially costly post-approval studies and trials. In addition, regulatory agencies subject a product, its manufacturer and the manufacturer’s facilities to continual review and periodic inspections. If a regulatory agency discovers previously unknown problems with a product, including adverse events of unanticipated severity or frequency, or problems with the facility where the product is manufactured, a regulatory agency may impose restrictions on that product, Indaptus’ collaborators or Indaptus, including requiring withdrawal of the product from the market. Indaptus’ product candidates will also be subject to ongoing FDA, the EMA or comparable foreign authorities’ requirements for the labeling, packaging, storage, advertising, promotion, record-keeping and submission of safety and other post-market information on the product. If Indaptus’ product candidates fail to comply with applicable regulatory requirements, a regulatory agency may:

●	issue warning letters or other notices of possible violations;

●	impose civil or criminal penalties or fines or seek disgorgement of revenue or profits;

●	suspend any ongoing clinical trials;

●	refuse to approve pending applications or supplements to approved applications filed by Indaptus or Indaptus’ collaborators;

●	withdraw any regulatory approvals;

●	impose restrictions on operations, including costly new manufacturing requirements, or shut down Indaptus’ manufacturing operations; or

●	seize or detain products or require a product recall.

If Indaptus’ competitors have product candidates that are approved faster, marketed more effectively, are better tolerated, have a more favorable safety profile or are demonstrated to be more effective than Indaptus’, Indaptus’ commercial opportunity may be reduced or eliminated.

The industry in which Indaptus operates is characterized by rapidly advancing technologies, intense competition and a strong emphasis on proprietary products. While Indaptus believes that its technology, knowledge, experience and scientific resources provide it with competitive advantages, Indaptus faces potential competition from many different sources, including commercial biotechnology enterprises, academic institutions, government agencies and private and public research institutions. Any product candidates that Indaptus successfully develops and commercializes will compete with existing immunotherapies and new immunotherapies that may become available in the future.

Many of Indaptus’ competitors have significantly greater financial resources and expertise in research and development, manufacturing, preclinical studies, clinical trials, regulatory approvals and marketing approved products than Indaptus does. Smaller or early-stage companies may also prove to be significant competitors, particularly through collaborative arrangements with large and established companies. Indaptus’ competitors may succeed in developing technologies and therapies that are more effective, better tolerated or less costly than any which Indaptus is developing, or that would render Indaptus’ product candidates obsolete and noncompetitive. Even if Indaptus obtains regulatory approval for any of its product candidates, Indaptus’ competitors may succeed in obtaining regulatory approvals for their products earlier than Indaptus does. Indaptus will also face competition from these third parties in recruiting and retaining qualified scientific and management personnel, in establishing clinical trial sites and patient registration for clinical trials, and in acquiring and in-licensing technologies and products complementary to Indaptus’ programs or advantageous to Indaptus’ business.

The key competitive factors affecting the success of each of Indaptus’ product candidates, if approved, are likely to be its efficacy, safety, tolerability, frequency and route of administration, convenience and price, the level of branded and generic competition and the availability of coverage and reimbursement from government and other third-party payors.

13

Indaptus is subject to a multitude of manufacturing risks, any of which could substantially increase Indaptus’ costs and limit supply of its product candidates.

The process of manufacturing Indaptus’ product candidates is complex, highly regulated, and subject to several risks. For example, the process of manufacturing Indaptus’ product candidates is extremely susceptible to product loss due to contamination, equipment failure or improper installation or operation of equipment, or vendor or operator error. Even minor deviations from normal manufacturing processes for any of Indaptus’ product candidates could result in reduced production yields, product defects, and other supply disruptions. If microbial, viral, or other contaminations are discovered in Indaptus’ product candidates or in the manufacturing facilities in which its product candidates are made, such manufacturing facilities may need to be closed for an extended period of time to investigate and remedy the contamination. In addition, the manufacturing facilities in which its product candidates are made could be adversely affected by equipment failures, labor shortages, natural disasters, power failures and numerous other factors.

In addition, any adverse developments affecting manufacturing operations for Indaptus’ product candidates may result in shipment delays, inventory shortages, lot failures, withdrawals or recalls, or other interruptions in the supply of Indaptus’ product candidates. Indaptus also may need to take inventory write-offs and incur other charges and expenses for product candidates that fail to meet specifications, undertake costly remediation efforts, or seek costlier manufacturing alternatives.

The commercial success of Indaptus’ product candidates depends upon their market acceptance among physicians, patients, healthcare payors and the medical community.

Even if Indaptus’ product candidates obtain regulatory approval, Indaptus’ products, if any, may not gain market acceptance among physicians, patients, healthcare payors and the medical community. The degree of market acceptance of any of Indaptus’ approved product candidates will depend on a number of factors, including:

●	the effectiveness of Indaptus’ approved product candidates as compared to currently available products;

●	patient willingness to adopt Indaptus’ approved product candidates in place of current therapies;

●	Indaptus’ ability to provide acceptable evidence of safety and efficacy;

●	relative convenience and ease of administration;

●	the prevalence and severity of any adverse side effects;

●	restrictions on use in combination with other products;

●	availability of alternative treatments;

●	pricing and cost-effectiveness assuming either competitive or potential premium pricing requirements, based on the profile of Indaptus’ product candidates and target markets;

●	effectiveness of Indaptus’ or its partners’ sales and marketing strategy;

●	Indaptus’ ability to obtain sufficient third-party coverage or reimbursement; and

●	potential product liability claims.

In addition, the potential market opportunity for Indaptus’ product candidates is difficult to precisely estimate. Indaptus’ estimates of the potential market opportunity for its product candidates include several key assumptions based on Indaptus’ industry knowledge, industry publications, third-party research reports and other surveys. Independent sources have not verified all of Indaptus’ assumptions. If any of these assumptions proves to be inaccurate, then the actual market for Indaptus’ product candidates could be smaller than Indaptus’ estimates of its potential market opportunity. If the actual market for Indaptus’ product candidates is smaller than Indaptus expects, Indaptus’ product revenue may be limited, it may be harder than expected to raise funds and it may be more difficult for Indaptus to achieve or maintain profitability. If Indaptus fails to achieve market acceptance of Indaptus’ product candidates in the U.S. and abroad, Indaptus’ revenue will be limited and it will be more difficult to achieve profitability.

14

We expect the healthcare industry to face increased limitations on reimbursement, rebates and other payments as a result of healthcare reform, which could adversely affect third-party coverage of our products and how much or under what circumstances healthcare providers will prescribe or administer our products.

In the United States, there have been, and continue to be, a number of legislative and regulatory changes and proposed changes to the healthcare system that could affect the future results of Indaptus and others in the biotechnology industry. In particular, there have been and continue to be a number of initiatives at the federal and state levels that seek to reduce healthcare costs. For example, the Patient Protection and Affordable Care Act, or the PPACA, was enacted in March 2010, which includes measures to significantly change the way healthcare is financed by both governmental and private insurers.

Some of the provisions of the PPACA have yet to be implemented, and there have been legal and political challenges to certain aspects of the PPACA. Many of the details regarding the implementation of the PPACA are yet to be determined, and at this time, the full effect that the PPACA would have on a pharmaceutical manufacturer remains unclear.

Individual states have become increasingly aggressive in passing legislation and implementing regulations designed to control pharmaceutical and biological product pricing, including price or patient reimbursement constraints, discounts, restrictions on certain product access, and marketing cost disclosure and transparency measures, and to encourage importation from other countries and bulk purchasing. Legally mandated price controls on payment amounts by third-party payors or other restrictions could harm a pharmaceutical manufacturer’s business, results of operations, financial condition and prospects. In addition, regional healthcare authorities and individual hospitals are increasingly using bidding procedures to determine what pharmaceutical products and which suppliers will be included in their prescription drug and other healthcare programs. This could reduce ultimate demand for certain products or put pressure product pricing, which could negatively affect a pharmaceutical manufacturer’s business, results of operations, financial condition and prospects.

It is also possible that President Biden will further reform the PPACA and other federal programs in manner that may impact Indaptus’ operations. The Biden Administration has indicated that a goal of its administration is to expand and support Medicaid and the PPACA and to make high-quality healthcare accessible and affordable. The potential increase in patients covered by government funded insurance may impact Indaptus’ pricing of its products should they be approved for commercial use and sale. Further, it is possible that the Biden Administration may further increase the scrutiny on drug pricing.

In addition, given recent federal and state government initiatives directed at lowering the total cost of healthcare, the executive branch, Congress and state legislatures will likely continue to focus on healthcare reform, the cost of prescription drugs and biologics and the reform of the Medicare and Medicaid programs. For example, there have been several recent U.S. congressional inquiries and proposed federal and proposed and enacted state legislation designed to, among other things, bring more transparency to drug pricing, review the relationship between pricing and manufacturer patient programs, reduce the costs of drugs under Medicare and reform government program reimbursement methodologies for drug products. Further, in July 2020, President Trump issued a number of executive orders that are intended to lower the costs of prescription drug products including one that directs the United States Department of Health and Human Services to finalize the rulemaking process on modifying the anti-kickback law safe harbors for discounts for plans, pharmacies, and pharmaceutical benefit managers. It remains to be seen whether these orders will remain in effect in the Biden Administration. While no one can predict the full outcome of any such legislation, it may result in decreased reimbursement for drugs and biologics, which may further exacerbate industry-wide pressure to reduce prescription drug prices. This could harm a drug manufacturer’s ability to generate revenue. Increases in importation or re-importation of drug products from foreign countries into the United States could put competitive pressure on a drug manufacturer’s ability to profitably price products, which, in turn, could adversely affect business, results of operations, financial condition and prospects. A drug manufacturer might elect not to seek approval for or market products in foreign jurisdictions in order to minimize the risk of re-importation, which could also reduce the revenue generated from product sales. It is also possible that other legislative proposals having similar effects will be adopted.

Furthermore, regulatory authorities’ assessment of the data and results required to demonstrate safety and efficacy can change over time and can be affected by many factors, such as the emergence of new information, including on other products, changing policies and agency funding, staffing and leadership. Indaptus cannot be sure whether future changes to the regulatory environment will be favorable or unfavorable to its business prospects. For example, average review times at the FDA for marketing approval applications can be affected by a variety of factors, including budget and funding levels and statutory, regulatory and policy changes.

15

Changes in government funding for the FDA and other government agencies could hinder Indaptus’ ability to hire and retain key leadership and other personnel or prevent Indaptus’ product candidates from being developed or commercialized, which could negatively impact Indaptus’ business, financial condition and results of operations.

The ability of the FDA to review and approve new products can be affected by a variety of factors, including budget and funding levels, ability to hire and retain key personnel, and statutory, regulatory and policy changes. In addition, government funding of other agencies that fund research and development activities is subject to the political process, which is inherently fluid and unpredictable.

In December 2016, the 21st Century Cures Act was signed into law. This new legislation is designed to advance medical innovation and empower the FDA with the authority to directly hire positions related to drug and device development and review. However, government proposals to reduce or eliminate budgetary deficits may include reduced allocations to the FDA and other related government agencies. These budgetary pressures may result in a reduced ability by the FDA to perform their respective roles; including the related impact to academic institutions and research laboratories whose funding is fully or partially dependent on both the level and timing of funding from government sources.

Disruptions at the FDA and other agencies may also slow the time necessary for Indaptus’ product candidates to be reviewed or approved by necessary government agencies, which could adversely affect its business, financial condition and results of operations.

Indaptus is subject to “fraud and abuse” and similar laws and regulations, and a failure to comply with such regulations or prevail in any litigation related to noncompliance could harm Indaptus’ business, financial condition and results of operations.

In the U.S., Indaptus is subject to various federal and state healthcare “fraud and abuse” laws, including anti-kickback laws, false claims laws and other laws intended, among other things, to reduce fraud and abuse in federal and state healthcare programs. The federal Anti-Kickback Statute makes it illegal for any person, or a party acting on its behalf, to knowingly and willfully solicit, receive, offer or pay any remuneration that is intended to induce the referral of business, including the purchase, order or prescription of a particular drug, or other good or service for which payment in whole or in part may be made under a federal healthcare program, such as Medicare or Medicaid. Although Indaptus seeks to structure its business arrangements in compliance with all applicable requirements, these laws are broadly written, and it is often difficult to determine precisely how the law will be applied in specific circumstances. Accordingly, it is possible that Indaptus’ practices may be challenged under the federal Anti-Kickback Statute.

The federal False Claims Act prohibits anyone from, among other things, knowingly presenting or causing to be presented for payment to the government, including the federal healthcare programs, claims for reimbursed drugs or services that are false or fraudulent, claims for items or services that were not provided as claimed, or claims for medically unnecessary items or services. Under the Health Insurance Portability and Accountability Act of 1996, Indaptus is prohibited from knowingly and willfully executing a scheme to defraud any healthcare benefit program, including private payors, or knowingly and willfully falsifying, concealing or covering up a material fact or making any materially false, fictitious or fraudulent statement in connection with the delivery of or payment for healthcare benefits, items or services to obtain money or property of any healthcare benefit program. Violations of fraud and abuse laws may be punishable by criminal or civil sanctions, including penalties, fines or exclusion or suspension from federal and state healthcare programs such as Medicare and Medicaid and debarment from contracting with the U.S. government. In addition, private individuals have the ability to bring actions on behalf of the government under the federal False Claims Act as well as under the false claims laws of several states.

Many states have adopted laws similar to the federal Anti-Kickback Statute, some of which apply to the referral of patients for healthcare services reimbursed by any source, not just governmental payors. In addition, some states have passed laws that require pharmaceutical companies to comply with the April 2003 Office of Inspector General Compliance Program Guidance for Pharmaceutical Manufacturers or the Pharmaceutical Research and Manufacturers of America’s Code on Interactions with Healthcare Professionals. Several states also impose other marketing restrictions or require pharmaceutical companies to make marketing or price disclosures to the state. There are ambiguities as to what is required to comply with these state requirements and if Indaptus fails to comply with an applicable state law requirement, it could be subject to penalties.

Neither the government nor the courts have provided definitive guidance on the application of fraud and abuse laws to Indaptus’ business. Law enforcement authorities are increasingly focused on enforcing these laws, and it is possible that some of Indaptus’ practices may be challenged under these laws. Efforts to ensure that Indaptus’ business arrangements with third parties will comply with applicable healthcare laws and regulations will involve substantial costs. If Indaptus is found in violation of one of these laws, Indaptus could be subject to significant civil, criminal and administrative penalties, damages, fines, exclusion from governmental funded federal or state healthcare programs and the curtailment or restructuring of Indaptus’ operations. If this occurs, Indaptus’ business, financial condition and results of operations may be materially adversely affected.

16

Indaptus is highly dependent on its current senior management. If Indaptus fails to retain current members of Indaptus’ senior management and scientific personnel, or to attract and keep additional key personnel, Indaptus may be unable to successfully develop or commercialize Indaptus’ product candidates.

Indaptus is highly dependent on its chief executive officer, Jeffrey A. Meckler and its chief scientific officer, Michael J. Newman, Ph.D. Indaptus’ success depends on Indaptus’ continued ability to attract, retain and motivate highly qualified management and scientific personnel. However, competition for qualified personnel is intense. Indaptus may not be successful in attracting qualified personnel to fulfill Indaptus’ current or future needs and there is no guarantee that any of these types of individuals will join Indaptus after the completion of the Merger on a full-time employment basis, or at all. In the event Indaptus is unable to fill critical open employment positions, the company may need to delay its operational activities and goals, including the development of the company’s product candidates, and may have difficulty in meeting its obligations as a public company. Indaptus does not currently maintain “key person” insurance on any of its employees.

In addition, competitors and others are likely in the future to attempt to recruit Indaptus’ employees. The loss of the services of any of Indaptus’ key personnel, the inability to attract or retain highly qualified personnel in the future or delays in hiring such personnel, particularly senior management and other technical personnel, could materially and adversely affect Indaptus’ business, financial condition and results of operations. In addition, the replacement of key personnel likely would involve significant time and costs and may significantly delay or prevent the achievement of Indaptus’ business objectives.

From time to time, Indaptus’ management seeks the advice and guidance of certain scientific advisors and consultants regarding clinical and regulatory development programs and other customary matters. These scientific advisors and consultants are not Indaptus’ employees and may have commitments to, or consulting or advisory contracts with, other entities that may limit their availability to Indaptus. In addition, Indaptus’ scientific advisors may have arrangements with other companies to assist those companies in developing products or technologies that may compete with Indaptus’.

Indaptus will need to increase the size of Indaptus’ organization and may not successfully manage Indaptus’ growth.

Indaptus is a pre-clinical-stage biotechnology company with a small number of employees, and Indaptus’ management systems currently in place are not likely to be adequate to support Indaptus’ future growth plans. Indaptus’ ability to grow and to manage its growth effectively will require Indaptus to hire, train, retain, manage and motivate additional employees and to implement and improve its operational, financial and management systems. These demands also may require the hiring of additional senior management personnel or the development of additional expertise by Indaptus’ senior management personnel. Hiring a significant number of additional employees, particularly those at the management level, would increase Indaptus’ expenses significantly. Moreover, if Indaptus fails to expand and enhance its operational, financial and management systems in conjunction with Indaptus’ potential future growth, it could have a material adverse effect on Indaptus’ business, financial condition and results of operations.

Indaptus is exposed to product liability, non-clinical and clinical liability risks which could place a substantial financial burden upon Indaptus, should lawsuits be filed against Indaptus.

Indaptus’ business exposes it to potential product liability and other liability risks that are inherent in the testing, manufacturing and marketing of medical products. In addition, the use in Indaptus’ clinical trials of medical products and the subsequent sale of these products by Indaptus or its potential collaborators may cause Indaptus to bear a portion of or all product liability risks. A successful liability claim or series of claims brought against Indaptus could have a material adverse effect on Indaptus’ business, financial condition and results of operations.

Indaptus’ research and development activities may involve the use of hazardous materials, which subject Indaptus to regulation, related costs and potential delays and potential liabilities.

Indaptus’ research and development activities may involve the controlled use of hazardous materials, chemicals or various radioactive compounds. If an accident occurs, Indaptus could be held liable for resulting damages, which could be substantial. Indaptus is also subject to numerous environmental, health and workplace safety laws and regulations, including those governing laboratory procedures, exposure to blood-borne pathogens and the handling of biohazardous materials. Additional federal, state and local laws and regulations affecting Indaptus’ operations may be adopted in the future. Indaptus may incur substantial costs to comply with, and substantial fines or penalties if Indaptus violates any of these laws or regulations.

17

Indaptus relies significantly on information technology and any failure, inadequacy, interruption or security lapse of that technology, including any cybersecurity incidents, could harm Indaptus’ ability to operate Indaptus’ business effectively.

Despite the implementation of security measures, Indaptus’ internal computer systems and those of third parties with which Indaptus contracts are vulnerable to damage from cyber-attacks, computer viruses, unauthorized access, natural disasters, terrorism, war and telecommunication and electrical failures. System failures, accidents or security breaches could cause interruptions in Indaptus’ operations and could result in a material disruption of Indaptus’ product development and clinical activities and business operations, in addition to possibly requiring substantial expenditures of resources to remedy. The loss of product development or clinical trial data could result in delays in Indaptus’ regulatory approval efforts and significantly increase Indaptus’ costs to recover or reproduce the data. To the extent that any disruption or security breach were to result in a loss of, or damage to, Indaptus’ data or applications, or inappropriate disclosure of confidential or proprietary information, Indaptus could incur liability and its development programs and the development of its product candidates could be delayed.

Indaptus may engage in strategic transactions that could impact its liquidity, increase its expenses and present significant distractions to its management.

From time to time, Indaptus may consider strategic transactions, such as acquisitions of companies, asset purchases and out-licensing or in-licensing of products, product candidates or technologies. Additional potential transactions that Indaptus may consider include a variety of different business arrangements, including spin-offs, strategic partnerships, joint ventures, restructurings, divestitures, business combinations and investments. Any such transaction may require Indaptus to incur non-recurring or other charges, may increase Indaptus’ near- and long-term expenditures and may pose significant integration challenges or disrupt Indaptus’ management or business, which could adversely affect Indaptus’ business, financial condition and results of operations. For example, these transactions may entail numerous operational and financial risks, including:

●	exposure to unknown liabilities;

●	disruption of Indaptus’ business and diversion of Indaptus’ management’s time and attention in order to develop acquired products, product candidates or technologies;

●	incurrence of substantial debt or dilutive issuances of equity securities to pay for any of these transactions;

●	higher-than-expected transaction and integration costs;

●	write-downs of assets or goodwill or impairment charges;

●	increased amortization expenses;

●	difficulty and cost in combining the operations and personnel of any acquired businesses or product lines with Indaptus’ operations and personnel;

●	impairment of relationships with key suppliers or customers of any acquired businesses or product lines due to changes in management and ownership; and

●	inability to retain key employees of any acquired businesses.

Accordingly, although there can be no assurance that Indaptus will undertake or successfully complete any transactions of the nature described above, any transactions that Indaptus does complete may be subject to the foregoing or other risks and could have a material adverse effect on Indaptus’ business, financial condition and results of operations.

18

Risks Relating to Indaptus’ Reliance on Third Parties

Indaptus relies completely on third parties to manufacture Indaptus’ preclinical and clinical supplies, and Indaptus’ business, financial condition and results of operations could be harmed if those third parties fail to provide Indaptus with sufficient quantities of product, or fail to do so at acceptable quality levels or prices.

Indaptus does not currently have, nor does Indaptus plan to acquire, the infrastructure or capability internally to manufacture Indaptus’ preclinical and clinical supplies for use in its clinical trials, and Indaptus lacks the resources and the capability to manufacture any of Indaptus’ product candidates on a clinical or commercial scale. Indaptus relies on its manufacturers to purchase from third-party suppliers the materials necessary to produce Indaptus’ product candidates for Indaptus’ clinical trials. There are a limited number of suppliers for raw materials that Indaptus uses to manufacture its product candidates, and there may be a need to identify alternate suppliers to prevent a possible disruption of the manufacture of the materials necessary to produce Indaptus’ product candidates for its clinical trials, and, if approved, ultimately for commercial sale. Indaptus does not have any control over the process or timing of the acquisition of these raw materials by Indaptus’ manufacturers. Any significant delay or discontinuity in the supply of a product candidate, or the raw material components thereof, for a clinical trial in the future due to the need to replace a third-party manufacturer could considerably delay completion of Indaptus’ clinical trials, product testing and potential regulatory approval of Indaptus’ product candidates, which could harm Indaptus’ business, financial condition and results of operations.

Any collaboration arrangement that Indaptus may enter into in the future may not be successful, which could adversely affect Indaptus’ ability to develop and commercialize Indaptus’ current and potential future product candidates.

Indaptus may seek collaboration arrangements with biopharmaceutical companies for the development or commercialization of its current and potential future product candidates. To the extent that Indaptus decides to enter into collaboration agreements, Indaptus will face significant competition in seeking appropriate collaborators. Moreover, collaboration arrangements are complex and time consuming to negotiate, execute and implement. Indaptus may not be successful in its efforts to establish and implement collaborations or other alternative arrangements should Indaptus choose to enter into such arrangements, and the terms of the arrangements may not be favorable to Indaptus. If and when Indaptus collaborates with a third party for development and commercialization of a product candidate, Indaptus can expect to relinquish some or all of the control over the future success of that product candidate to the third party. The success of Indaptus’ collaboration arrangements will depend heavily on the efforts and activities of its collaborators. Collaborators generally have significant discretion in determining the efforts and resources that they will apply to these collaborations.

Disagreements between parties to a collaboration arrangement can lead to delays in developing or commercializing the applicable product candidate and can be difficult to resolve in a mutually beneficial manner. In some cases, collaborations with biopharmaceutical companies and other third parties are terminated or allowed to expire by the other party. Any such termination or expiration would adversely affect Indaptus’ business, financial condition and results of operations.

If Indaptus is unable to develop its own commercial organization or enter into agreements with third parties to sell and market Indaptus’ product candidates, Indaptus may be unable to generate significant revenues.

Indaptus does not have a sales and marketing organization, and Indaptus has no experience as a company in the sales, marketing and distribution of pharmaceutical products. If any of Indaptus’ product candidates are ever approved for commercialization, Indaptus may be required to develop its sales, marketing and distribution capabilities, or make arrangements with a third party to perform sales and marketing services. Developing a sales force for any product resulting from any of Indaptus’ product candidates is expensive and time consuming and could delay any product launch. Indaptus may be unable to establish and manage an effective sales force in a timely or cost-effective manner, if at all, and any sales force Indaptus does establish may not be capable of generating sufficient demand for Indaptus’ product candidates. To the extent that Indaptus enters into arrangements with collaborators or other third parties to perform sales and marketing services, Indaptus’ product revenues are likely to be lower than if Indaptus marketed and sold its product candidates independently. If Indaptus is unable to establish adequate sales and marketing capabilities, independently or with others, Indaptus may not be able to generate significant revenues and may not become profitable.

19

Risks Relating to Indaptus’ Intellectual Property

Indaptus may not be able to protect its proprietary or licensed technology in the marketplace.

Indaptus depends on its ability to protect its proprietary or licensed technology. Indaptus intends to rely on trade secret, patent, copyright and trademark laws, confidentiality, license, and other agreements with employees and third parties to protect its intellectual property. Indaptus’ success depends in large part on Indaptus’ ability and any licensor’s or licensee’s ability to obtain and maintain patent protection in the U.S. and other countries with respect to Indaptus’ proprietary or licensed technology and products. Indaptus cannot be certain that patent enforcement activities by future licensors will be conducted in compliance with applicable laws and regulations or will result in valid and enforceable patents or other intellectual property rights. Indaptus also cannot be certain that future licensors will allocate sufficient resources or prioritize their or Indaptus’ enforcement of such patents. Even if Indaptus is not a party to these legal actions, an adverse outcome could prevent Indaptus from licensing intellectual property that Indaptus may need to operate its business, which would have a material adverse effect on its business, financial condition and results of operations.

Indaptus believes it will be able to obtain, through prosecution of patent applications covering Indaptus’ owned technology, adequate patent protection for Indaptus’ proprietary technology. If Indaptus is compelled to spend significant time and money protecting or enforcing its patents and future patents that Indaptus may own, designing around patents held by others or licensing or acquiring, potentially for large fees, patents or other proprietary rights held by others, Indaptus’ business, financial condition and results of operations may be materially and adversely affected. If Indaptus is unable to effectively protect the intellectual property that Indaptus owns or in-licenses, other companies may be able to offer the same or similar products for sale, which could materially adversely affect Indaptus’ business, financial condition and results of operations. The patents of others from whom Indaptus may license technology, and any future patents Indaptus may own, may be challenged, narrowed, invalidated or circumvented, which could limit Indaptus’ ability to stop competitors from marketing the same or similar products or limit the length of term of patent protection that Indaptus may have for its products.

Indaptus may not be successful in obtaining or maintaining necessary rights to its product candidates through acquisitions and in-licenses.

Indaptus may be unable to acquire or in-license any compositions, methods of use, processes or other intellectual property rights from third parties that Indaptus identifies as necessary for its current or future product candidates. Indaptus may face competition with regard to acquiring and in-licensing third-party intellectual property rights, including from a number of more established companies. These established companies may have a competitive advantage over Indaptus due to their size, cash resources and greater clinical development and commercialization capabilities. In addition, companies that perceive Indaptus to be a competitor may be unwilling to assign or license intellectual property rights to Indaptus. Indaptus also may be unable to acquire or in-license third-party intellectual property rights on terms that would allow it to make an appropriate return on Indaptus’ investment.

Indaptus may enter into collaboration agreements with U.S. and foreign academic institutions to accelerate development of Indaptus’ current or future preclinical product candidates. Typically, these agreements include an option for the company to negotiate a license to the institution’s intellectual property rights resulting from the collaboration. Even with such an option, Indaptus may be unable to negotiate a license within the specified timeframe or under terms that are acceptable to Indaptus. If Indaptus is unable to license rights from a collaborating institution, the institution may offer the intellectual property rights to other parties, potentially blocking Indaptus’ ability to pursue its desired program.

If Indaptus is unable to successfully obtain required third-party intellectual property rights or maintain Indaptus’ existing intellectual property rights, Indaptus may need to abandon development of the related program and Indaptus’ business, financial condition and results of operations could be materially and adversely affected.

20

Obtaining and maintaining patent protection depends on compliance with various procedural, document submission, fee payment and other requirements imposed by governmental patent agencies, and Indaptus’ patent protection for licensed patents, pending patent applications and potential future patent applications and patents could be reduced or eliminated for non-compliance with these requirements.

Periodic maintenance fees, renewal fees, annuity fees and various other governmental fees on patents and/or patent applications will be due to be paid to the USPTO and various governmental patent agencies outside of the U.S. in several stages over the lifetime of the applicable patent and/or patent application. The USPTO and various non-U.S. governmental patent agencies require compliance with a number of procedural, documentary, fee payment and other similar provisions during the patent application process. In many cases, an inadvertent lapse can be cured by payment of a late fee or by other means in accordance with the applicable rules. However, there are situations in which noncompliance can result in abandonment or lapse of the patent or patent application, resulting in partial or complete loss of patent rights in the relevant jurisdiction. If this occurs with respect to Indaptus’ in-licensed patents or patent applications Indaptus may file in the future, Indaptus’ competitors might be able to use its technologies, which would have a material adverse effect on Indaptus’ business, financial condition and results of operations.

The patent positions of products are often complex and uncertain. The breadth of claims allowed in patents in the U.S. and many jurisdictions outside of the U.S. is not consistent. Changes in either the patent laws or interpretations of patent laws in the U.S. and other countries may diminish the value of Indaptus’ licensed or owned intellectual property or create uncertainty. In addition, publication of information related to Indaptus’ current product candidates and potential products may prevent Indaptus from obtaining or enforcing patents relating to these product candidates and potential products, including without limitation composition-of-matter patents, which are generally believed to offer the strongest patent protection.

Patents that Indaptus may own now or may own or license in the future do not necessarily ensure the protection of Indaptus’ licensed or owned intellectual property for a number of reasons, including, without limitation, the following:

●	the patents may not be broad or strong enough to prevent competition from other products that are identical or similar to Indaptus’ product candidates;

●	there can be no assurance that the term of a patent can be extended under the provisions of patent term extensions afforded by U.S. law or similar provisions in foreign countries, where available;

●	the issued patents and patents that Indaptus may own now or may obtain or license in the future may not prevent generic entry into the market for Indaptus’ product candidates;

●	Indaptus, or third parties from whom Indaptus in-license or may license patents, may be required to disclaim part of the term of one or more patents;

●	there may be prior art of which Indaptus is not aware that may affect the validity or enforceability of a patent claim;

●	there may be prior art of which Indaptus is aware, which Indaptus does not believe affects the validity or enforceability of a patent claim, but which, nonetheless, ultimately may be found to affect the validity or enforceability of a patent claim;

●	there may be other patents issued to others that will affect Indaptus’ freedom to operate;

●	if the patents are challenged, a court could determine that they are invalid or unenforceable;

●	there might be a significant change in the law that governs patentability, validity and infringement of Indaptus’ licensed patents or any future patents Indaptus may own that adversely affects the scope of Indaptus’ patent rights;

●	a court could determine that a competitor’s technology or product does not infringe Indaptus’ licensed patents or any future patents Indaptus may own; and

●	the patents could irretrievably lapse due to failure to pay fees or otherwise comply with regulations or could be subject to compulsory licensing. If Indaptus encounters delays in Indaptus’ development or clinical trials, the period of time during which Indaptus could market its potential products under patent protection would be reduced.

21

Indaptus’ competitors may be able to circumvent future patents that Indaptus may own by developing similar or alternative technologies or products in a non-infringing manner. Indaptus’ competitors may seek to market generic versions of any approved products by submitting abbreviated new applications to the FDA in which Indaptus’ competitors claim that Indaptus’ licensed patents or any future patents Indaptus may own are invalid, unenforceable or not infringed. Alternatively, Indaptus’ competitors may seek approval to market their own products similar to or otherwise competitive with Indaptus’ products. In these circumstances, Indaptus may need to defend or assert Indaptus’ licensed patents or any future patents Indaptus may own, including by filing lawsuits alleging patent infringement. In any of these types of proceedings, a court or other agency with jurisdiction may find Indaptus’ licensed patents or any future patents Indaptus may own invalid or unenforceable. Indaptus may also fail to identify patentable aspects of its research and development before it is too late to obtain patent protection. Even if Indaptus owns or in-licenses valid and enforceable patents, these patents still may not provide protection against competing products or processes sufficient to achieve Indaptus’ business objectives.

The issuance of a patent is not conclusive as to its inventorship, scope, ownership, priority, validity or enforceability. In this regard, third parties may challenge Indaptus’ patents or any future patents Indaptus may own in the courts or patent offices in the U.S. and abroad. Such challenges may result in loss of exclusivity or freedom to operate or in patent claims being narrowed, invalidated or held unenforceable, in whole or in part, which could limit Indaptus’ ability to stop others from using or commercializing similar or identical technology and products, or limit the duration of the patent protection of Indaptus’ technology and potential products. In addition, given the amount of time required for the development, testing and regulatory review of new product candidates, patents protecting such product candidates might expire before or shortly after such product candidates are commercialized.

Indaptus may infringe the intellectual property rights of others, which may prevent or delay its product development efforts and prevent Indaptus from commercializing or increase the costs of commercializing Indaptus’ products.

Indaptus’ commercial success depends significantly on Indaptus’ ability to operate without infringing the patents and other intellectual property rights of third parties. For example, there could be issued patents of which Indaptus is not aware that Indaptus’ current or potential future product candidates infringe. There also could be patents that Indaptus believes Indaptus does not infringe, but that Indaptus may ultimately be found to infringe.

Moreover, patent applications are in some cases maintained in secrecy until patents are issued. The publication of discoveries in the scientific or patent literature frequently occurs substantially later than the date on which the underlying discoveries were made and patent applications were filed. Because patents can take many years to issue, there may be currently pending applications of which Indaptus is unaware that may later result in issued patents that Indaptus’ product candidates or potential products infringe. For example, pending applications may exist that claim or can be amended to claim subject matter that Indaptus’ product candidates or potential products infringe. Competitors may file continuing patent applications claiming priority to already issued patents in the form of continuation, divisional, or continuation-in-part applications, in order to maintain the pendency of a patent family and attempt to cover Indaptus’ product candidates.

Third parties may assert that Indaptus is employing their proprietary technology without authorization and may sue Indaptus for patent or other intellectual property infringement. These lawsuits are costly and could adversely affect Indaptus’ business, financial condition and results of operations and divert the attention of managerial and scientific personnel. If Indaptus is sued for patent infringement, Indaptus would need to demonstrate that its product candidates, potential products or methods either do not infringe the claims of the relevant patent or that the patent claims are invalid, and Indaptus may not be able to do this. Proving invalidity is difficult. For example, in the U.S., proving invalidity requires a showing of clear and convincing evidence to overcome the presumption of validity enjoyed by issued patents. Even if Indaptus is successful in these proceedings, Indaptus may incur substantial costs and the time and attention of Indaptus’ management and scientific personnel could be diverted in pursuing these proceedings, which could have a material adverse effect on Indaptus. In addition, Indaptus may not have sufficient resources to bring these actions to a successful conclusion. If a court holds that any third-party patents are valid, enforceable and cover Indaptus’ products or their use, the holders of any of these patents may be able to block Indaptus’ ability to commercialize its products unless it acquires or obtains a license under the applicable patents or until the patents expire.

22

Indaptus may not be able to enter into licensing arrangements or make other arrangements at a reasonable cost or on reasonable terms. Any inability to secure licenses or alternative technology could result in delays in the introduction of Indaptus’ products or lead to prohibition of the manufacture or sale of products by Indaptus. Even if Indaptus is able to obtain a license, it may be non-exclusive, thereby giving Indaptus’ competitors access to the same technologies licensed to Indaptus. Indaptus could be forced, including by court order, to cease commercializing the infringing technology or product. In addition, in any such proceeding or litigation, Indaptus could be found liable for monetary damages, including treble damages and attorneys’ fees, if Indaptus is found to have willfully infringed a patent. A finding of infringement could prevent Indaptus from commercializing its product candidates or force Indaptus to cease some of its business operations, which could materially and adversely affect Indaptus’ business, financial condition and results of operations. Any claims by third parties that Indaptus has misappropriated their confidential information or trade secrets could have a similar material and adverse effect on Indaptus’ business, financial condition and results of operations. In addition, any uncertainties resulting from the initiation and continuation of any litigation could have a material adverse effect on Indaptus’ ability to raise the funds necessary to continue Indaptus’ operations.

Any claims or lawsuits relating to infringement of intellectual property rights brought by or against Indaptus will be costly and time consuming and may adversely affect its business, financial condition and results of operations.

Indaptus may be required to initiate litigation to enforce or defend its licensed and owned intellectual property. Lawsuits to protect Indaptus’ intellectual property rights can be very time consuming and costly. There is a substantial amount of litigation involving patent and other intellectual property rights in the biopharmaceutical industry generally. Such litigation or proceedings could substantially increase Indaptus’ operating expenses and reduce the resources available for development activities or any future sales, marketing or distribution activities.

In any infringement litigation, any award of monetary damages Indaptus receives may not be commercially valuable. Furthermore, because of the substantial amount of discovery required in connection with intellectual property litigation, there is a risk that some of Indaptus’ confidential information could be compromised by disclosure during litigation. Moreover, there can be no assurance that Indaptus will have sufficient financial or other resources to file and pursue such infringement claims, which typically last for years before they are resolved. Further, any claims Indaptus asserts against a perceived infringer could provoke these parties to assert counterclaims against Indaptus alleging that Indaptus has infringed their patents. Some of Indaptus’ competitors may be able to sustain the costs of such litigation or proceedings more effectively than Indaptus can because of their greater financial resources. Uncertainties resulting from the initiation and continuation of patent litigation or other proceedings could have a material adverse effect on Indaptus’ ability to compete in the marketplace.

In addition, Indaptus’ licensed patents and patent applications, and patents and patent applications that Indaptus may apply for, own or license in the future, could face other challenges, such as interference proceedings, opposition proceedings, re-examination proceedings and other forms of post-grant review. Any of these challenges, if successful, could result in the invalidation of, or in a narrowing of the scope of, any of Indaptus’ licensed patents and patent applications and patents and patent applications that Indaptus may apply for, own or license in the future subject to challenge. Any of these challenges, regardless of their success, would likely be time consuming and expensive to defend and resolve and would divert Indaptus’ management and scientific personnel’s time and attention.

Changes in U.S. patent law could diminish the value of patents in general, thereby impairing Indaptus’ ability to protect Indaptus’ products.

As is the case with other biotechnology companies, Indaptus’ success is heavily dependent on intellectual property, particularly patents. Obtaining and enforcing patents in the biotechnology industry involves both technological and legal complexity and is costly, time-consuming and inherently uncertain. For example, the U.S. previously enacted and is currently implementing wide-ranging patent reform legislation. Specifically, on September 16, 2011, the Leahy-Smith America Invents Act, or the Leahy-Smith Act, was signed into law and included a number of significant changes to U.S. patent law, and many of the provisions became effective in March 2013. However, it may take the courts years to interpret the provisions of the Leahy-Smith Act, and the implementation of the statute could increase the uncertainties and costs surrounding the prosecution of Indaptus’ licensed and future patent applications and the enforcement or defense of Indaptus’ licensed and future patents, all of which could have a material adverse effect on Indaptus’ business, financial condition and results of operations.

23

In addition, the U.S. Supreme Court has ruled on several patent cases in recent years, either narrowing the scope of patent protection available in certain circumstances or weakening the rights of patent owners in certain situations. In addition to increasing uncertainty with regard to Indaptus’ ability to obtain patents in the future, this combination of events has created uncertainty with respect to the value of patents, once obtained. Depending on decisions by the U.S. Congress, the federal courts and the USPTO, the laws and regulations governing patents could change in unpredictable ways that would weaken Indaptus’ ability to obtain new patents or to enforce patents that Indaptus might obtain in the future.

Indaptus may not be able to protect its intellectual property rights throughout the world.

Filing, prosecuting and defending patents on product candidates throughout the world would be prohibitively expensive. Competitors may use Indaptus’ licensed and owned technologies in jurisdictions where Indaptus has not licensed or obtained patent protection to develop their own products and, further, may export otherwise infringing products to territories where Indaptus may obtain or license patent protection, but where patent enforcement is not as strong as that in the U.S. These products may compete with Indaptus’ products in jurisdictions where Indaptus does not have any issued or licensed patents and any future patent claims or other intellectual property rights may not be effective or sufficient to prevent them from so competing.

Many companies have encountered significant problems in protecting and defending intellectual property rights in foreign jurisdictions. The legal systems of certain countries, particularly certain developing countries, do not favor the enforcement of patents and other intellectual property protection, which could make it difficult for Indaptus to stop the infringement of Indaptus’ licensed patents and future patents Indaptus may own, or marketing of competing products in violation of Indaptus’ proprietary rights generally. Further, the laws of some foreign countries do not protect proprietary rights to the same extent or in the same manner as the laws of the U.S. As a result, Indaptus may encounter significant problems in protecting and defending its licensed and owned intellectual property both in the U.S. and abroad. Proceedings to enforce Indaptus’ future patent rights, if any, in foreign jurisdictions could result in substantial cost and divert its efforts and attention from other aspects of Indaptus’ business.

Indaptus may be unable to adequately prevent disclosure of trade secrets and other proprietary information.

In order to protect Indaptus’ proprietary technology and processes, Indaptus relies in part on confidentiality agreements with its corporate partners, employees, consultants, manufacturers, outside scientific collaborators and sponsored researchers and other advisors. These agreements may not effectively prevent disclosure of Indaptus’ confidential information and may not provide an adequate remedy in the event of unauthorized disclosure of confidential information. In addition, others may independently discover Indaptus’ trade secrets and proprietary information. Failure to obtain or maintain trade secret protection could adversely affect Indaptus’ competitive business position.

Indaptus may be subject to claims challenging the inventorship of its patents, any future patents Indaptus may own, and other intellectual property.

Although Indaptus is not currently experiencing any claims challenging the inventorship of its patents or Indaptus’ owned intellectual property, Indaptus may in the future be subject to claims that former employees, collaborators or other third parties have an interest in Indaptus’ patents or other owned intellectual property as an inventor or co-inventor. For example, Indaptus may have inventorship disputes arise from conflicting obligations of consultants or others who are involved in developing Indaptus’ product candidates. Litigation may be necessary to defend against these and other claims challenging inventorship. If Indaptus fails in defending any such claims, in addition to paying monetary damages, Indaptus may lose valuable intellectual property rights, such as exclusive ownership of, or right to use, valuable intellectual property. Such an outcome could have a material adverse effect on Indaptus’ business, financial condition and results of operations. Even if Indaptus is successful in defending against such claims, litigation could result in substantial costs and be a distraction to management and other employees.

24

Risks Related to Ownership of Indaptus’ Common stock

The market price of Indaptus’ common stock is volatile and you may sustain a complete loss of your investment.

Indaptus’ common stock currently trades on the Nasdaq Capital Market. The market price of its common stock has been, and is likely to continue to be, volatile. The market price of its common stock may fluctuate significantly in response to numerous factors, some of which are beyond our control, such as:

●	inability to obtain the approvals necessary to commence clinical trials;

●	results of clinical and preclinical studies;

●	announcements of regulatory approval or the failure to obtain it, or specific label indications or patient populations for its use, or changes or delays in the regulatory review process;

●	announcements of technological innovations, new products or product enhancements by us or others;

●	adverse actions taken by regulatory agencies with respect to our clinical trials, manufacturing supply chain or sales and marketing activities;

●	changes or developments in laws, regulations or decisions applicable to its product candidates or patents;

●	any adverse changes to our relationship with manufacturers, suppliers or partners;

●	announcements concerning our competitors or the pharmaceutical or biotechnology industries in general;

●	achievement of expected product sales and profitability or its failure to meet expectations;

●	its commencement of or results of, or involvement in, litigation, including, but not limited to, any product liability actions or intellectual property infringement actions;

●	any major changes in our board of directors, management or other key personnel;

●	legislation in the United States, Europe and other foreign countries relating to the sale or pricing of pharmaceuticals;

●	announcements by Indaptus of significant strategic partnerships, out-licensing, in-licensing, joint ventures, acquisitions or capital commitments;

●	expiration or terminations of licenses, research contracts or other collaboration agreements;

●	public concern as to the safety of therapeutics Indaptus, any licensees or others develop;

●	success of research and development projects;

●	developments concerning intellectual property rights or regulatory approvals;

●	variations in Indaptus’ and its competitors’ results of operations;

●	changes in earnings estimates or recommendations by securities analysts, if its common stock are covered by analysts;

●	future issuances of common stock or other securities;

25

●	general market conditions, including the volatility of market prices for shares of biotechnology companies generally, and other factors, including factors unrelated to its operating performance;

●	political and economic instability, war or acts of terrorism or natural disasters, emergence of a pandemic, or other widespread health emergencies (or concerns over the possibility of such an emergency, including for example, the recent COVID-19 pandemic); and

●	the other factors described in this “Risk Factors” section.

These factors and any corresponding price fluctuations may materially and adversely affect the market price of its common stock, which would result in substantial losses by its investors.

Further, the stock market in general, the Nasdaq Capital Market and the market for biotechnology companies in particular, have experienced extreme price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of companies like theirs. Broad market and industry factors may negatively affect the market price of our ordinary shares regardless of our actual operating performance. In addition, a systemic decline in the financial markets and related factors beyond its control may cause its share price to decline rapidly and unexpectedly. Price volatility of our ordinary shares might be worse if the trading volume of their ordinary shares is low. In the past, following periods of market volatility, stockholders have often instituted securities class action litigation. If it was involved in securities litigation, it could have a substantial cost and divert resources and attention of management from their business, even if Indaptus is successful. Future sales of its common stock could also reduce the market price of such shares.

Moreover, the liquidity of our common stock will be limited, not only in terms of the number of shares of common stock that can be bought and sold at a given price, but by potential delays in the timing of executing transactions in its common stock and a reduction in security analyst and media’s coverage of Indaptus, if any. These factors may result in lower prices for our common stock than might otherwise be obtained and could also result in a larger spread between the bid and ask prices for its common stock. In addition, without a large float, its common stock will be less liquid than the stock of companies with broader public ownership and, as a result, the trading prices of its common stock may be more volatile. In the absence of an active public trading market, an investor may be unable to liquidate its investment in our common stock. Trading of a relatively small volume of our common stock may have a greater impact on the trading price of its common stock than would be the case if its public float were larger. It cannot predict the prices at which its ordinary shares will trade in the future.

Indaptus does not anticipate paying any cash dividends on its shares of common stock in the foreseeable future.

Neither Intec Israel nor Indaptus have ever declared or paid cash dividends on their respective shares. Indaptus does not anticipate paying any cash dividends on its shares of common stock in the foreseeable future. It is anticipated that Indaptus will retain all available funds and any future earnings to fund the development and growth of its business. As a result, capital appreciation, if any, of Indaptus’ shares of common stock will be Indaptus’ shareholders’ sole source of gain for the foreseeable future.

If securities or industry analysts do not publish or cease publishing research or reports about Indaptus, its business or its market, or if they adversely change their recommendations or publish negative reports regarding its business or its ordinary shares, its share price and trading volume could be negatively impacted.

The trading market for its common stock could be influenced by the research and reports that industry or securities analysts may publish about Indaptus, its business, its market or its competitors. Indaptus does not have any control over these analysts and cannot provide any assurance that analysts will cover us or provide favorable coverage. If any of the analysts who may cover Indaptus adversely change their recommendation regarding its common stock, or provide more favorable relative recommendations about its competitors, its share price would likely decline. If any analyst who may cover Indaptus were to cease coverage of the company or fail to regularly publish reports on it, it could lose visibility in the financial markets, which in turn could negatively impact its share price or trading volume.

26

Maintaining and improving Indaptus’ financial controls and the requirements of being a public company may strain its resources, divert management’s attention and affect its ability to attract and retain qualified board members.

As a public company, Indaptus is subject to the reporting requirements of the Exchange Act, the Sarbanes-Oxley Act and Nasdaq rules. The requirements of these rules and regulations will increase Indaptus’ legal and financial compliance costs, make some activities more difficult, time-consuming or costly and place strain on its personnel, systems and resources. The Exchange Act requires, among other things, that Indaptus file annual, quarterly and current reports with respect to its business and financial condition.

The Sarbanes-Oxley Act requires, among other things, that Indaptus disclose whether it maintains effective disclosure controls and procedures and internal control over financial reporting. Ensuring that Indaptus will have adequate internal financial and accounting controls and procedures in place is a costly and time-consuming effort that needs to be re-evaluated frequently.

Indaptus may need to hire additional accounting and financial staff with appropriate public company experience and technical accounting knowledge. Implementing any appropriate changes to Indaptus’ internal controls may require specific compliance training for its directors, officers and employees, entail substantial costs, and take a significant period of time to complete. Such changes may not, however, be effective in maintaining the adequacy of Indaptus’ internal controls, and any failure to maintain that adequacy, or consequent inability to produce accurate financial statements on a timely basis, could increase its operating costs and could materially impair its ability to operate its business. Moreover, effective internal controls are necessary for Indaptus to produce reliable financial reports and are important to help prevent fraud.

In accordance with Nasdaq rules, Indaptus will be required to maintain a majority independent board of directors. The various rules and regulations applicable to public companies make it more difficult and more expensive for Indaptus to maintain directors’ and officers’ liability insurance, and Indaptus may be required to accept reduced coverage or incur substantially higher costs to maintain coverage. If Indaptus is unable to maintain adequate directors’ and officers’ insurance, its ability to recruit and retain qualified officers and directors will be significantly curtailed.

It is expected that the rules and regulations applicable to public companies will result in Indaptus incurring substantial legal and financial compliance costs. These costs will decrease Indaptus’ net income or increase its net loss and may require it to reduce costs in other areas of its business.

Failure to maintain effective internal control over financial reporting in accordance with Section 404 of the Sarbanes-Oxley Act of 2002 could have a material adverse effect on Indaptus’ share price.

As a public company in the U.S., Indaptus incurs significant accounting, legal and other expenses in order to comply with requirements of the SEC, and the Nasdaq Capital Market, including requirements under Section 404 and other provisions of the Sarbanes-Oxley Act. These rules and regulations have increased its legal and financial compliance costs, introduced new costs such as investor relations, stock exchange listing fees and shareholder reporting, and made some activities more time consuming and costly. Any future changes in the laws and regulations affecting public companies in the United States, including Section 404 and other provisions of the Sarbanes-Oxley Act, the rules and regulations adopted by the SEC and the Nasdaq Capital Market, for so long as they apply to it, will result in increased costs to Indaptus as it responds to such changes.

If Indaptus fails to maintain the adequacy of its internal control over financial reporting as such standards are modified, supplemented or amended from time to time, it may not be able to ensure that it can conclude on an ongoing basis that it has effective internal control over financial reporting in accordance with Section 404 of the Sarbanes-Oxley Act of 2002 and the related rules and regulations of the SEC. If Indaptus cannot in the future favorably assess the effectiveness of its internal control over financial reporting, investor confidence in the reliability of its financial reports may be adversely affected, which could have a material adverse effect on Indaptus’ share price.

27

Sales of a substantial number of shares of Indaptus in the public market by its existing shareholders could cause its share price to decline.

Sales of a substantial number of shares of Indaptus in the public market or the perception that these sales might occur, could depress the market price of its securities and could impair its ability to raise capital through the sale of additional equity securities. Indaptus is not able to predict the effect that sales may have on the prevailing market price of its securities.

Raising additional capital would cause dilution to its existing shareholders and may restrict its operations or require it to relinquish rights.

Indaptus may seek additional capital through a combination of private and public equity offerings, “at-the-market” issuances, equity-linked and structured transactions, debt (straight, convertible, or otherwise) financings, collaborations and licensing arrangements. To the extent that Indaptus raises additional capital through the sale of equity or convertible debt securities, your ownership interest will be diluted, and the terms may include liquidation or other preferences that adversely affect your rights as a shareholder. Debt financing, if available, would result in increased fixed payment obligations and may involve agreements that include covenants limiting or restricting our ability to take specific actions such as incurring debt, making capital expenditures or declaring dividends. If Indaptus raises additional funds through collaboration, strategic alliance and licensing arrangements with third parties, Indaptus may have to relinquish valuable rights to its technologies, future revenue streams or product candidates, or grant licenses on terms that are not favorable to it. Depending upon market liquidity at the time, additional sales of shares registered at any given time could cause the trading price of its common stock to decline.

Indaptus’ securities could be delisted from Nasdaq if it does not comply with Nasdaq’s listing standards.

Pursuant to Nasdaq rules, Indaptus is required to meet the continuing listing standards of Nasdaq. While Indaptus intends to maintain the same, no guarantees can be made about its ability to do so. On September 3, 2019, Intec Israel was notified by Nasdaq that it was not in compliance with the minimum bid price requirements set forth in Nasdaq Listing Rule 5550(a)(2) for continued listing on the Nasdaq Capital Market. Nasdaq Listing Rule 5550(a)(2) requires listed securities to maintain a minimum bid price of $1.00 per share, and Nasdaq Listing Rule 5810(c)(3)(A) provides that a failure to meet the minimum bid price requirement exists if the deficiency continues for a period of 30 consecutive business days. The notification provided that Intec Israel had 180 calendar days, or until March 2, 2020, to regain compliance with Nasdaq Listing Rule 5550(a)(2). On March 3, 2020, Intec Israel was notified by Nasdaq that Intec Israel is eligible for an additional 180 calendar day period, or until August 31, 2020, to regain compliance. On April 17, 2020, Intec Israel was notified by Nasdaq that as a result of tolling of compliance periods by Nasdaq, its term to regain compliance was extended until November 13, 2020. Following a 1-for-20 reverse share split of its ordinary shares which was effective for Nasdaq marketplace purposes at the open of business on October 30, 2020, Intec Israel regained compliance with the minimum bid price requirement. In any event, other factors unrelated to the number of shares outstanding, such as negative financial or operational results, could adversely affect the market price of our common stock to fall below the minimum $1.00 bid price again and could result in a delisting of its ordinary shares. Delisting of our common stock from the Nasdaq Capital Market would cause it to pursue eligibility for trading on other markets or exchanges, or on the pink sheets. In such case, its stockholders’ ability to trade, or obtain quotations of the market value of, our common stock would be severely limited because of lower trading volumes and transaction delays. These factors could contribute to lower prices and larger spreads in the bid and ask prices for its securities. There can be no assurance that our common stock, if delisted from the Nasdaq Capital Market in the future, would be listed on a national securities exchange or quoted on a national quotation service, the OTCQB or OTC Pink. Delisting from the Nasdaq Capital Market, or even the issuance of a notice of potential delisting, would also result in negative publicity, make it more difficult for Indaptus to raise additional capital, adversely affect the market liquidity of its common stock, reduce security analysts’ coverage of Indaptus and diminish investor, supplier and employee confidence. In addition, as a consequence of any such delisting, its share price could be negatively affected and its stockholders would likely find it more difficult to sell, or to obtain accurate quotations as to the prices of, its common stock.

Indaptus is a smaller reporting company and, as a result of the reduced disclosure and governance requirements applicable to such companies, its ordinary shares may be less attractive to investors.

Indaptus is a smaller reporting company, (i.e. a company with “public float” held by non-affiliates with a market value of less than $250 million) and Indaptus is eligible to take advantage of certain exemptions from various reporting requirements applicable to other public companies. Indaptus has elected to adopt these reduced disclosure requirements. Indaptus cannot predict if investors will find its common stock less attractive as a result of its taking advantage of these exemptions. If some investors find its common stock less attractive as a result of its choices, there may be a less active trading market for its common stock and its stock price may be more volatile.

28

Tax authorities may disagree with Indaptus’ positions and conclusions regarding certain tax positions, resulting in unanticipated costs, taxes or non-realization of expected benefits.

A tax authority may disagree with tax positions that Indaptus has taken, which could result in increased tax liabilities. For example, the U.S. Internal Revenue Service or another tax authority could challenge its allocation of income by tax jurisdiction and the amounts paid between our affiliated companies pursuant to our intercompany arrangements and transfer pricing policies, including amounts paid with respect to its intellectual property development. Similarly, a tax authority could assert that Indaptus is subject to tax in a jurisdiction where Indaptus believes it has not established a taxable nexus, often referred to as a “permanent establishment” under international tax treaties, and such an assertion, if successful, could increase its expected tax liability in one or more jurisdictions. A tax authority may take the position that material income tax liabilities, interest and penalties are payable by Indaptus, in which case, Indaptus expects that it might contest such assessment. Contesting such an assessment may be lengthy and costly and if it were unsuccessful in disputing the assessment, the implications could increase its anticipated effective tax rate, where applicable.

If the Domestication Merger, taken together with the Merger, fails to qualify as a Section 351(a) Exchange, former U.S. holders of Intec Israel ordinary shares may recognize taxable gain as a result of the Domestication Merger.

Intec Israel intended for the Merger to qualify as a Section 351(a) Exchange. The position of Intec Israel is not binding on the IRS or the courts, and Intec Israel does not intend to request a ruling from the IRS with respect to the merger. Accordingly, there can be no assurance that the IRS will not challenge the qualification of the Domestication Merger and the Merger as a Section 351(a) Exchange or that a court will not sustain such a challenge. If the IRS were to be successful in any such contention, or if for any other reason the Domestication Merger was not treated as part of a Section 351(a) Exchange, the Domestication Merger could be a taxable event to the U.S. holders of Intec Israel Shares. Holders of Intec Israel Shares is urged to consult with their own tax advisors with respect to the tax consequences of the Domestication Merger.

Notwithstanding that the Domestication Merger and the Merger together are intended to qualify as a Section 351(a) Exchange, the Domestication Merger could be a taxable event for certain U.S. Holders of Intec Israel ordinary shares.

Subject to the limitations and qualifications described in “The Merger —  Material U.S. Federal Income Tax Consequences of the Domestication Merger and the Merger,” described in the registration statement on Form S-4, as amended (File No. 333-255389), filed by Indaptus with the SEC, or the Form S-4, including the application of the passive foreign investment company, or PFIC rules, the Domestication Merger is intended to qualify, taken together with the Merger, as a Section 351(a) Exchange. Nonetheless, certain former U.S. Holders of Intec Israel Shares are likely to be taxed under the PFIC rules of the Code because of the likelihood that Intec Israel is classified as a PFIC.

Changes in tax law could have a material impact on Indaptus

Changes to the U.S. federal income tax laws are proposed regularly and there can be no assurance that, if enacted, any such changes would not have an adverse impact on Indaptus. For example, President Biden has suggested the reversal or modification of some portions of the 2017 U.S. tax legislation and certain of these proposals, if enacted, could result in a higher U.S. corporate income tax rate than is currently in effect and thereby increase the effective tax rate of Indaptus following the Merger compared to current expectations. There can be no assurance that any such proposed changes will be introduced as legislation, or if they are introduced that they would be enacted, or if enacted what form they would take.

29

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and the information incorporated by reference in this prospectus contain “forward-looking statements,” which include information relating to future events, future financial performance, strategies, expectations, competitive environment and regulation. Words such as “may,” “should,” “could,” “would,” “predicts,” “potential,” “continue,” “expects,” “anticipates,” “future,” “intends,” “plans,” “believes,” “estimates,” and similar expressions, as well as statements in future tense, identify forward-looking statements. Forward-looking statements should not be read as a guarantee of future performance or results and will probably not be accurate indications of when such performance or results will be achieved. Forward-looking statements are based on information we have when those statements are made or our management’s good faith belief as of that time with respect to future events and are subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in or suggested by the forward-looking statements. Important factors that could cause such differences include, but are not limited to:

●	Indaptus’ plans to develop and potentially commercialize its technology;

●	the timing and cost of Indaptus’ planned investigational new drug application and any clinical trials;

●	the completion and receipt of favorable results in any clinical trials;

●	Indaptus’ ability to obtain and maintain regulatory approval of any product candidate;

●	Indaptus’ ability to protect and maintain its intellectual property and licensing arrangements;

●	Indaptus’ ability to develop, manufacture and commercialize its product candidates;

●	the risk of product liability claims, the availability of reimbursement, the influence of extensive and costly government regulation; and

●	Indaptus’ estimates regarding future revenue, expenses capital requirements and the need for additional financing following the Merger.

We believe these forward-looking statements are reasonable; however, these statements are only current predictions and are subject to known and unknown risks, uncertainties and other factors that may cause our or our industry’s actual results, levels of activity, performance or achievements to be materially different from those anticipated by the forward-looking statements.

All forward-looking statements attributable to us or persons acting on our behalf speak only as of the date hereof and are expressly qualified in their entirety by the cautionary statements included in this prospectus. We undertake no obligations to update or revise forward-looking statements to reflect events or circumstances that arise after the date made or to reflect the occurrence of unanticipated events, except as required by law. In evaluating forward-looking statements, you should consider these risks and uncertainties and not place undue reliance on our forward-looking statements.

30

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

On August 3, 2021, or the Closing Date, Indaptus completed its merger with Decoy following the satisfaction or waiver of the conditions set forth in the Merger Agreement, dated as of March 15, 2021 among Indaptus, Intec Israel, Decoy and Merger Sub pursuant to which Merger Sub merged with and into Decoy, with Decoy surviving as a wholly owned subsidiary of the Company.

Previously, on July 27, 2021, Indaptus, Intec Israel and the Domestication Merger Sub, completed a domestication merger pursuant to the terms and conditions of the Domestication Merger Agreement, whereby Domestication Merger Sub merged with and into Intec Israel, with Intec Israel being the surviving entity and a wholly-owned subsidiary of Indaptus. At the time of the Domestication Merger, Intec Israel continued to possess all of its assets, rights, powers and property as constituted immediately prior to the Domestication Merger and continued to be subject to all of its debts, liabilities and obligations as constituted immediately prior to the Domestication Merger.

In connection with the Merger and for the purpose of meeting Nasdaq’s initial listing requirements, Intec Israel implemented a 1-for-4 reverse share split of its outstanding ordinary shares that was effective after the close of trading on July 26, 2021, and prior to the effectiveness of the Domestication Merger. All share and per share amounts in these condensed combined financial statements have been retroactively adjusted to reflect the reverse share split.

Further, in connection with the Merger, on July 23, 2021, the Company entered into the Purchase Agreement with a certain institutional investor for the sale and issuance by the Company in a private placement of approximately $29.9 million (or approximately $30 million assuming the full exercise of the pre-funded warrant) of a pre-funded warrant and accompanying warrant. The closing of the Private Placement was completed on August 3, 2021.

Following the completion of the Merger, on August 4, 2021, the Company’s board resolved to effect a business termination of Intec Israel through the winding down of Intec Israel’s operations, satisfying liabilities, and disposing its assets, or the Business Termination. The Company expects that the winding down of the Accordion Pill business will be completed by the end of 2021.

The Merger will be accounted for as a “reverse merger” since immediately upon the completion of the Merger, the Decoy shareholders prior to the Merger held a majority of the voting interest of the Company. However, the board of directors of the Company include a majority of Intec Israel’s board members prior to the Merger and the Company’s senior management are primarily comprised of Intec Israel’s senior management prior to the Merger. For accounting purposes, Decoy will be deemed to be the accounting acquirer in the transaction and, consequently, the transaction will be treated as a reverse merger. Accordingly, Decoy’s assets, liabilities and results of operations will become the historical financial statements of the combined company, and the net cash remaining following Intec Israel’s Business Termination, will be included in the Company’s assets effective as of the Closing Date. No step-up in basis or goodwill will be recorded in this transaction.

The unaudited pro forma condensed combined balance sheet data as of June 30, 2021, gives effect to the Merger as if it took place on June 30, 2021. The unaudited pro forma condensed combined statement of operations for six-month period ended June 30, 2021, gives effect to the Merger as if it took place on January 1, 2021. The unaudited pro forma combined condensed balance sheet data as of December 31, 2020 gives effect to the Merger as if it took place on December 31, 2020. The unaudited pro forma combined condensed statements of operations for the year ended December 31, 2020 gives effect to the Merger as if it took place on January 1, 2020. The historical financial statements of Intec Israel and Decoy have been adjusted to give pro forma effect to events that reflect the U.S. GAAP accounting for the transaction to illustrate the effects of the reverse merger to the Company’s historical financial statements. The adjustments presented on the unaudited pro forma condensed combined financial statements have been identified and presented to provide relevant information necessary for an accurate understanding of the combined company upon consummation of the Merger.

The unaudited pro forma condensed combined financial information for the six-month period ended June 30, 2021 is based on the assumptions and adjustments that are described in the accompanying notes. The unaudited pro forma condensed combined financial information for the six-month period ended June 30, 2021 reflects Intec Israel’s Business Termination, initiated after the Closing Date. In addition, the unaudited pro forma condensed combined financial information for the six-month period ended June 30, 2021 does not give effect to the potential impact of current financial conditions, regulatory matters, operating efficiencies or other savings or expenses that may be associated with the Merger. The unaudited pro forma condensed combined financial information for the six-month period ended June 30, 2021 has been prepared for illustrative purposes only and are not necessarily indicative of the financial position or results of operations in future periods or the results that actually would have been realized had Intec Israel and Decoy been a combined company during the specified periods. The actual results reported in periods following the Merger may differ significantly from those reflected in the unaudited pro forma condensed combined financial information for the six-month period ended June 30, 2021 presented herein for a number of reasons, including, but not limited to, differences in the assumptions used to prepare the pro forma financial information for the six-month period ended June 30, 2021.

31

The unaudited pro forma condensed combined financial information for the year ended December 31, 2020 is based on the assumptions and adjustments that are described in the accompanying notes at the time of their inclusion in the Form S-4. Accordingly, the pro forma adjustments were preliminary, subject to further revision as additional information becomes available and additional analyses are performed and have been made solely for the purpose of providing unaudited pro forma condensed combined financial information for the year ended December 31, 2020. Differences between these preliminary estimates and the final accounting, to be completed, will occur and these differences could have a material impact on the accompanying unaudited pro forma condensed combined financial information the year ended December 31, 2020 and the Company’s future results of operations and financial position.

The unaudited pro forma condensed combined financial information for the year ended December 31, 2020 does not give effect to the potential proceeds that may be received from the sale, transfer or assignment of the Accordion Pill business by way of Asset Disposition or Share Disposition, effected immediately after Closing as it was too early to assess the probability of this sale, transfer or assignment and the potential proceeds. However, the unaudited pro forma condensed combined financial information the year ended December 31, 2020 reflects an assumed divestment or disposition of the Accordion Pill business assets by way of Business Termination, to be effected immediately after Closing. In addition, the unaudited pro forma condensed combined financial information the year ended December 31, 2020 does not give effect to the potential impact of current financial conditions, regulatory matters, operating efficiencies or other savings or expenses that may be associated with the Merger. The unaudited pro forma condensed combined financial information the year ended December 31, 2020 has been prepared for illustrative purposes only and are not necessarily indicative of the financial position or results of operations in future periods or the results that actually would have been realized had Intec Israel and Decoy been a combined company during the specified period.

The unaudited pro forma condensed combined financial information for the six-month period ended June 30, 2021, including the notes thereto, should be read in conjunction with (i) the unaudited financial statements of Intec Israel for the six-month period ended June 30, 2021 included in Indaptus’ Quarterly Report on Form 10-Q filed with the SEC on August 16, 2021, and (ii) the historical unaudited financial statements of Decoy for the six-month period ended June 30, 2021 included elsewhere in this prospectus. The unaudited pro forma condensed combined financial information for the year ended December 31, 2020, including the notes thereto, should be read in conjunction with (i) the audited financial statements of Intec Israel for the years ended December 31, 2020 and 2019 included in Intec Israel’s Annual Report on Form 10-K filed with the SEC on March 16, 2021, and (ii) the historical audited financial statements of Decoy for the years ended December 31, 2020 and 2019 included elsewhere in this prospectus.

Accounting rules require evaluation of certain assumptions, estimates, or determination of financial statement classifications. The accounting policies of Intec Israel may materially vary from those of Decoy. During preparation of the unaudited pro forma condensed combined financial information, management has performed a preliminary analysis and is not aware of any material differences, and accordingly, this unaudited pro forma condensed combined financial information assumes no material differences in accounting policies. Following the Merger, the Company’s management will conduct a final review of the Company’s accounting policies in order to determine whether differences in accounting policies require adjustment or reclassification of Intec Israel’s results of operations or reclassification of assets or liabilities to conform to Decoy’s accounting policies and classifications. As a result of this review, the Company’s management may identify differences that, when conformed, could have a material impact on these unaudited pro forma condensed combined financial statements.

32

Unaudited Pro Forma Condensed Combined Balance Sheet

December 31, 2020

(in thousands)

	Decoy	Intec Israel	Business Termination of Intec Israel (*)	Pro Forma Adjustments	Notes	Pro Forma Combined (**)
Assets
CURRENT ASSETS:
Cash and cash equivalents	$1,637	$14,671	$(14,671)	$36,100	C	$37,737
Prepaid expenses and other	95	297	(297)			95
TOTAL CURRENT ASSETS	1,732	14,968	(14,968)	36,100		37,832
NON-CURRENT ASSETS:
Property and equipment, net	1	1,394	(1,394)	—		1
Operating lease right-of-use assets	—	817	(817)	—		—
Other assets	44	3,717	(3,717)	—		44
TOTAL NON-CURRENT ASSETS	45	5,928	(5,928)	—		45
TOTAL ASSETS	$1,777	$20,896	(20,896)	$36,100		$37,877
Liabilities and shareholders’ equity
CURRENT LIABILITIES -
Accounts payable and accruals:
Trade	$156	$368	(368)	$—		$156
Other	442	4,966	(4,966)	3,800	B	4,242
SAFE agreements	1,417	—	—	(1,417)	D	—
TOTAL CURRENT LIABILITIES	2,015	5,334	(5,334)	2,383		4,398
LONG-TERM LIABILITIES:
Operating lease liabilities	—	338	(338)	—		—
Other liabilities	—	691	(691)	—		—
TOTAL LONG-TERM LIABILITIES	—	1,029	(1,029)	—		—
TOTAL LIABILITIES	2,015	6,363	(6,363)	2,383		4,398
SHAREHOLDERS’ EQUITY:
Common stock	1	727	(727)	80	E	81
Preferred Stock; Series seed; $0.001 par value; 366,317 shares authorized, 314,928 shares issued and outstanding as of December 31, 2020	(*** )	—	—	(*** )	A	—
Additional paid-in capital	7,721	217,357	(217,357)	33,637	E	41,358
Accumulated deficit	(7,960)	(203,551)	203,551	—	E	(7,960)
TOTAL SHAREHOLDERS’ EQUITY	(238)	14,533	(14,533)	33,717		33,479
TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$1,777	$20,896	(20,896)	$36,100		$37,877

(*)	Represents the cancellation of Intec Israel assets and liabilities resulting from an assumed Business Termination, to be effected immediately after Closing. The estimated net cash from Business Termination in the amount of $3.2 million was recorded under the Pro Forma Adjustments column. The net cash includes proceeds of $1.2 million following the issuance of 79,848 ordinary shares to Aspire Capital in April 2021.

(**)	Represents the Combined Company balance sheet immediately upon the completion of the Merger.

(***)	Represents an amount less than $1,000.

The accompanying notes are an integral part of this unaudited pro forma condensed combined financial information.

33

Unaudited Pro Forma Condensed Combined Statement of Operations

For the Year Ended December 31, 2020

(in thousands, except per share amounts)

	Decoy	Intec Israel	Business Termination of Intec Israel (*)	Pro Forma Adjustments	Notes	Pro Forma Combined
Operating expenses:
Research and development	$(2,655)	$(6,740)	$6,740	$—		$(2,655)
General and administrative	(944)	(7,089)	7,089	—		(944)
Total operating expenses	(3,599)	(13,829)	13,829	(1,500)	F	(5,099)
Other income, net	15	—	—			15
Finance (income) expense, net	—	(175)	175	—		-
Loss before income taxes	(3,584)	(14,004)	14,004	(1,500)		(5,084)
Income tax	—	(124)	124	—		—
Net loss	$(3,584)	$(14,128)	$14,128	$(1,500)		$(5,084)
Basic and diluted loss per common share	$(4.89)	$—			G	$(0.68)
Weighted average common shares outstanding, basic and diluted	732,635	—				8,540,851

(*)	To cancel Intec Israel’s operations resulting from the Business Termination.

The accompanying notes are an integral part of this unaudited pro forma condensed combined financial information.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

1. Description of Transaction

On March 15, 2021, Intec Israel, Intec Parent, Merger Sub, Domestication Merger Sub, and Decoy, entered into the Merger Agreement, pursuant to which, following the merger of the Domestication Merger Sub with and into Intec Israel, with Intec Israel being the surviving entity and a wholly owned subsidiary of Intec Parent, and upon satisfaction of additional closing conditions, the Merger Sub will merge with and into Decoy, with Decoy being the surviving entity and a wholly owned subsidiary of Intec Parent.

As set forth in the Merger Agreement, prior to the Closing Date, Intec Israel will domesticate as a wholly owned subsidiary of a Delaware corporation by merging with and into the Domestication Merger Sub, with Intec Israel being the surviving entity and a wholly owned subsidiary of Intec Parent. In connection with the Domestication Merger, all Intec Israel Shares, outstanding immediately prior to the Domestication Merger will convert, on a one-for-one basis, into shares of Intec Parent common stock and all options and warrants to purchase Intec Israel Shares outstanding immediately prior to the Domestication Merger will be exchanged for equivalent securities of Intec Parent. After completion of the Domestication Merger and subject to other closing conditions of the Merger, on the Closing Date, the Merger Sub will merge with and into Decoy, with Decoy being the surviving entity. As a result of the Merger, Decoy will become a wholly owned subsidiary of Intec Parent.

Subject to the terms and conditions of the Merger Agreement, at the effective time of the Merger, which shall occur on the Closing Date (the “Effective Time”):

●	each outstanding share of Decoy common stock (other than any shares held as treasury stock (which will be cancelled) and any dissenting shares and after giving effect to the conversion of Decoy SAFEs (Simple Agreements for Future Equity) and Decoy preferred stock into Decoy common stock) will be converted into shares of Intec Parent common stock, based on the exchange ratio as described below, and

●	each outstanding and unexercised Decoy stock option, whether vested or unvested, will be converted into a stock option exercisable for that number of shares of Intec Parent common stock equal to the product of (x) the aggregate number of shares of Decoy common stock for which such stock option was exercisable and (y) the exchange ratio.

34

The shares of Intec Parent common stock issuable in exchange for shares of Decoy common stock as described above are referred to as the “Merger Shares” (and such aggregate number of shares of Intec Parent common stock being the “Merger Consideration”).

For purposes of calculating the Merger Consideration, “exchange ratio” refers to the quotient obtained by dividing (A/C) / (B/D) where:

●	“A” is determined as: (a) US$30,000,000; plus (b) the Decoy Net Cash (as defined in the Merger Agreement); minus (c) the Deposit Amount (as defined in the Merger Agreement);

●	“B” is determined as: (a) US$10,000,000; plus (b) the Intec Israel Net Cash (as defined in the Merger Agreement); plus (c) the Deposit Amount;

●	“C” is the number of Decoy common stock outstanding immediately prior to the Effective Time expressed on an as-converted to Decoy common stock basis and assuming (a) such number of shares of Decoy common stock underling Decoy SAFEs that will be converted immediately prior to the Effective Time, (ii) the effectiveness of the Preferred Stock Conversion; and (iii) the number of shares of Decoy common stock underling all Decoy options; and

●	“D” is the number of Intec Parent common stock outstanding immediately prior to the Effective Time assuming the exercise of each Intec Israel option, using the treasury stock method and (i) including any Intec Parent common Stock issued pursuant to a Pre-Closing Financing Transaction (as defined in the Merger Agreement) and (ii) excluding any Intec Parent common Stock issued or to be issued pursuant to the Closing Financing.

The Exchange Ratio is calculated using a formula intended to allocate a percentage of the Combined Company to existing Decoy securityholders. The initial estimate of the Exchange Ratio calculation described above is based on a $30.0 million valuation plus $5.65 million net cash for Decoy and a $10.0 million valuation plus $2.55 million net cash for Intec Israel at the effective time of the Merger. Based on the assumptions described above, the Exchange Ratio would be equal to approximately 2.795 shares of Intec Parent common Stock for each share of Decoy common stock. The actual allocation will be subject to adjustment based on, among other things, Decoy’s and Intec Israel’s net cash balances, subject to certain exceptions and as a result, Intec Israel securityholders and Decoy securityholders could own more or less of the Combined Company and that difference could be material. As such, the estimated Merger Consideration reflected in these unaudited pro forma condensed combined financial statements does not purport to represent what the actual Merger Consideration will be when the Merger is completed.

The Closing is conditioned on, among other things, a Closing Financing by Intec Parent such that upon the Closing (taking into account the proceeds to be received with respect to such financing), the combined net cash of Intec Parent will be not less than $30 million and not more than $50 million.

2. Basis of Pro Forma Presentation

The unaudited pro forma condensed combined financial information does not give effect to the Reverse Split.

The unaudited pro forma condensed combined financial information has been prepared in accordance with SEC Regulation S-X Article 11. The unaudited pro forma combined condensed balance sheet data as of December 31, 2020 gives effect to the Merger as if it took place on December 31, 2020. The unaudited pro forma condensed combined statements of operations for the year ended December 31, 2020, give effect to the Merger as if it had been consummated on January 1, 2020.

Prior to the completion of the Merger, Intec Israel agreed it would use commercially reasonable efforts to enter into one or more agreements providing for the sale, transfer or assignment of the Accordion Pill business by way of Asset Disposition or Share Disposition or that it would otherwise take steps related to the divestment or disposal of its assets and satisfaction of liabilities of the Accordion Pill business by way of Business Termination. Therefore, the unaudited pro forma combined condensed balance sheet data as of December 31, 2020 reflect the assumption of the potential estimated net proceeds from Business Termination.

35

The following unaudited pro forma condensed combined financial information was prepared under U.S. GAAP. For accounting purposes, Decoy will be deemed to be the accounting acquirer in the transaction and, consequently, the transaction will be treated as a reverse merger of Decoy. The estimated net cash at the effective time of the Merger of Intec Israel following the Business Termination is estimated to be approximately $3.2 million. Further, given the nature of the transaction no step-up in basis or goodwill will be recorded as a result of the Merger.

To the extent there are significant changes to the business of Intec Israel or Decoy following completion of the Merger, the assumptions and estimates set forth in the unaudited pro forma condensed consolidated financial statements could change significantly. Accordingly, the pro forma adjustments are subject to further adjustments as additional information becomes available and as additional analyses are conducted following the completion of the Merger. There can be no assurance that these additional analyses will not result in material changes to the estimates of value.

3. Intec Parent Common Stock and Options to Purchase Intec Parent Common Stock Issued to Decoy Securityholders upon the Closing

Pursuant to the Merger Agreement, at the Closing, Intec Parent expects to issue to Decoy securityholders a number of shares of Intec Parent common Stock and options to purchase Intec Parent common Stock representing approximately 73% of the outstanding shares of Intec Parent common Stock at the time of the Merger (on a fully diluted basis).

Prior to the Merger, all outstanding Decoy SAFEs (Simple Agreements for Future Equity) and preferred shares are expected to be converted into shares of Decoy common stock, which will be exchanged for Intec Parent common stock as described above. The number of shares of Intec Parent common stock to be issued to Decoy securityholders, for purposes of these pro forma financial statements as of December 31, 2020, is calculated pursuant to the Exchange Ratio as described above and to the terms of the Merger Agreement and assuming the conversion of the Decoy SAFEs and preferred shares into shares of Decoy common stock all had occurred on December 31, 2020, as follows:

Fully-diluted ordinary shares of Intec Israel(i)	1,490,727
Divided by the assumed Intec Israel ownership percentage of Combined Company	27%
Estimated fully-diluted adjusted total shares of common stock of Combined Company	5,442,927
Less: fully-dilutes ordinary shares of Intec Israel	-1,490,727
Total fully-diluted shares of Combined Company to be allocated to Decoy securityholders*	3,952,200
*Includes:
Total outstanding shares of Combined Company to be allocated to Decoy securityholders in exchange of 1,336,386 outstanding shares of Decoy common stock as of December 31, 2020(ii)	3,735,198
Total stock options of Combined Company to be allocated to Decoy securityholders in exchange of 77,639 outstanding Decoy stock options as of December 31, 2020	217,002

(i) Includes all outstanding ordinary shares, warrants and options to employees that are outstanding as of the date of this proxy statement/prospectus.

(ii) Includes all outstanding shares of Decoy common stock, assuming the conversion of the preferred shares and Decoy SAFEs agreements (including the additional Decoy SAFEs that were signed in March and April 2021) into shares of Decoy common stock.

36

4. Adjustments to Unaudited Pro Forma Combined Balance Sheet as of December 31, 2020

The unaudited pro forma combined balance sheet includes pro forma adjustments that reflect the U.S. GAAP accounting for the Merger to illustrate the effects of the reverse merger to Decoy’s historical financial statements. Based on Decoy’s management’s review of Intec Israel’s summary of significant accounting policies, the nature and amount of any adjustments to the historical financial statements of Intec Israel to conform to the accounting policies of Decoy are not expected to be significant. The pro forma adjustments, based on preliminary estimates that could change materially as additional information is obtained, are as follows:

A. To convert Decoy’s 314,928 Series seed preferred shares into shares of Decoy common stock immediately prior to the Merger.

B. To record: (i) Intec Israel’s estimated transaction costs of approximately $3.5 million that were not accrued as of December 31, 2020 and include advisory fees and legal and accounting expenses;

(ii) Decoy’s estimated transaction costs that include legal and accounting expenses of $0.5 million that were not accrued as of December 31, 2020. Decoy’s preparations to become a public company, will be charged to expense as incurred and are not reflected in the pro forma statements of operations; and

(iii) To cancel a liability related to Decoy’s deposit as of December 31, 2020 in the amount of $0.2 million. In December 2020, Intec Israel transferred an amount of $0.2 million to Decoy to cover the transaction expenses which was recorded as a liability in Decoy’s balance sheet. In the combined balance sheet, the liability was cancelled, and this amount was recorded in the additional paid-in capital.

C. To reflect: (i) an assumed amount of $30 million in proceeds to be received by Intec Parent from the Closing Financing, net of $2.1 million in estimated transaction costs. The Merger is contingent upon the Closing Financing and the Closing Financing is expected to close concurrently with the Merger. If the Closing Financing does not close, Intec Israel and Decoy are not required to complete the Merger; (ii) $5.0 million in proceeds from additional Decoy SAFEs that were entered into in March and April 2021. This amount is included in Decoy’s valuation for the calculation of the Exchange Ratio; and (iii) $3.2 million in net proceeds from the assumed Business Termination effective as of the Closing Date. The net cash includes proceeds of approximately $1.2 million following the issuance of 79,848 ordinary shares to Aspire Capital in April 2021. This amount is included in Intec Israel’s valuation for the calculation of the Exchange Ratio.

D. To reflect the conversion of approximately $1.4 million of Decoy SAFEs outstanding as of December 31, 2020 into shares of Decoy common stock immediately prior to the Merger.

E. To reflect:

(i) The conversion of outstanding Decoy’s Series seed preferred shares into 314,928 shares of Decoy common stock. (ii) The conversion of Decoy SAFEs into 288,823 shares of Decoy common stock.

(iii) The payment of transaction costs associated with the Merger.

(iv) The exchange of 1,080,324 Intec Israel ordinary shares that are outstanding as of December 31, 2020, into 1,080,324 shares of Intec Parent common stock, 45,625 Intec Israel ordinary shares that were issued following the exercise of warrants in February 2021 into 45,625 shares of Intec Parent common stock and 79,848 Intec Israel ordinary shares that were issued to Aspire Capital in April 2021, into 79,848 shares of Intec Parent common stock,

(v) The exchange of outstanding shares of Decoy common stock into 3,735,198 shares of Intec Parent common stock based on the assumed Exchange Ratio for purposes of these pro forma combined financial statements,

(vi) The allocation of equity for the Closing Financing based on the Combined Company’s valuation at the effective time of the Merger and estimated outstanding shares as described above.

37

	Shares							Additional
	Intec Israel		Decoy			Intec Parent		paid in
	Shares	Amount	Shares	Amount		Shares	Amount	capital	Total
(i) Conversion of outstanding Decoy’s Series seed preferred shares into common stock	—	—	314,928	(*	)	—	—	—	—
(ii) Conversion of SAFE into common stock	—	—	288,823	(*	)	—	—	6,417	6,417
(iii) Accrual of transaction costs	—	—	—	—		—	—	(4,000)	(4,000)
(iv) Exchange of outstanding Intec Israel ordinary shares into Intec Parent common stock	(1,205,493)		—	—		1,205,493	12	3,388	3,400
(v) Exchange of outstanding Decoy common stock into Intec Parent common stock based on the assumed Exchange Ratio	—	—	(1,336,386)	(1)		3,735,198	38	(37)	—
(vi) Closing Financing	—	—	—	—		3,075,119	31	27,869	27,900
Pro forma adjustments	(1,205,493)		(732,635)	(1)		8,015,810	81	33,637	33,717

5. Adjustments to Unaudited Pro Forma Combined Statements of Operations for the Year Ended December 31, 2020

The unaudited pro forma combined statements of operations include pro forma adjustments that reflect the U.S. GAAP accounting for the Merger to illustrate the effects of the reverse merger to Intec Israel’s and Decoy’s historical financial statements. Based on Decoy’s management’s review of Intec Israel’s summary of significant accounting policies, the nature and amount of any adjustments to the historical financial statements of Intec Israel to conform to the accounting policies of Decoy are not expected to be significant. The pro forma adjustments, based on preliminary estimates that could change materially as additional information is obtained, are as follows:

F. Costs associated with operating a public company.

G. The pro forma combined basic and diluted loss per share have been adjusted to reflect the pro forma net loss for the year ended December 31, 2020. In addition, the number of shares used in calculating the pro forma combined basic and diluted net loss per share has been adjusted to include the estimated number of shares of Intec Parent common stock that would be issued to Decoy securityholders as of the Closing based on the Exchange Ratio and as a result of the Closing Financing. The following table sets forth the calculation of the pro forma weighted average number of shares outstanding — basic and diluted:

Year ended December 31, 2020
Historical Intec Israel weighted average ordinary shares outstanding	865,267
Shares of Intec Parent common stock to be issued to Intec Parent shareholders	7,675,584
Total weighted-average shares outstanding	8,540,851

38

Unaudited Pro Forma Condensed Combined Balance Sheet

June 30, 2021

(in thousands)

	Decoy	Intec Israel	Business Termination of Intec Israel (*)	Pro Forma Adjustments	Notes	Pro Forma Combined (**)
Assets
CURRENT ASSETS:
Cash and cash equivalents	$4,965	$16,991	$(16,991)	$39,153	C	$44,118
Restricted cash	—	1,000	(1,000)	—		—
Deferred transaction costs	874	—	—	(874)	D	—
Prepaid expenses and other	126	801	(801)			126
TOTAL CURRENT ASSETS	5,965	18,792	(18,792)	38,279		44,244
NON-CURRENT ASSETS:
Property and equipment, net	3	—	—	—		3
Operating lease right-of-use assets	—	—	—	—		—
Other assets	4	1,300	(1,300)	—		4
TOTAL NON-CURRENT ASSETS	7	1,300	(1,300)	—		7
TOTAL ASSETS	$5,972	$20,092	$(20,092)	$38,279		$44,251
Liabilities and shareholders’ equity
CURRENT LIABILITIES:
Accounts payable and accruals:
Trade	$229	$397	(397)	$—		$229
Other	650	5,043	(5,043)	2,556	B	3,206
SAFE agreements	6,417	—	—	(6,417)	E	—
TOTAL CURRENT LIABILITIES	7,296	5,440	(5,440)	(3,861)		3,435
LONG-TERM LIABILITIES:
Operating lease liabilities	—	—	—	—		—
Other liabilities	—	716	(716)	—		—
TOTAL LONG-TERM LIABILITIES	—	716	(716)	—		—
TOTAL LIABILITIES	7,296	6,156	(6,156)	(3,861)		3,435
SHAREHOLDERS’ EQUITY:
Common stock	1	727	(727)	80	F	81
Preferred Stock; Series seed; $0.001 par value; 366,317 shares authorized, 314,928 shares issued and outstanding as of June 30, 2021	(*** )	—	—	(***)	A	—
Additional paid-in capital	7,762	228,421	(228,421)	42,060	F	49,822
Accumulated deficit	(9,087)	(215,212)	215,212	—	F	(9,087)
TOTAL SHAREHOLDERS’ EQUITY	(1,324)	13,936	(13,936)	42,140		40,816
TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$5,972	$20,092	$(20,092)	$38,279		$44,251

(*)	Represents the cancellation of Intec Israel assets and liabilities resulting from the Business Termination initiated after the Closing Date. The estimated net cash from the Business Termination in the amount of $11.9 million was recorded under the Pro Forma Adjustments column.
(**)	Represents the combined company balance sheet immediately upon the completion of the Merger.
(***)	Represents an amount less than $1,000.

The accompanying notes are an integral part of this unaudited pro forma condensed combined financial information.

39

Unaudited Pro Forma Condensed Combined Statement of Operations

For the six-month period ended June 30, 2021

(in thousands, except per share amounts)

	Decoy	Intec Israel	Business Termination of Intec Israel (*)	Pro Forma Adjustments	Notes	Pro Forma Combined
Operating expenses:
Research and development	$(881)	$(3,964)	$3,964	$—		$(881)
General and administrative	(262)	(4,408)	4,408	(1,300)	G	(1,562)
Impairment of long-lived assets	—	(3,190)	3,190	—		—
Total operating expenses	(1,143)	(11,562)	11,562	(1,300)		(2,443)
Other income, net	15	—	—	—		15
Finance expense	—	(66)	66	—		—
Loss before income taxes	(1,128)	(11,628)	11,628	(1,300)		(2,428)
Income tax	—	(33)	33	—		—
Net loss	$(1,128)	$(11,661)	$11,661	$(1,300)		$(2,428)
Basic and diluted loss per common share	$(1.54)	$—			H	$(0.32)
Weighted average common shares outstanding, basic and diluted	732,635	—				7,507,666

(*)	To cancel Intec Israel’s operations resulting from the Business Termination.

The accompanying notes are an integral part of this unaudited pro forma condensed combined financial information.

40

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

1. Description of Transaction

On August 3, 2021, pursuant to the Merger Agreement the Company completed the Merger with Decoy. Previously, on July 23, 2021, the Company entered into a Purchase Agreement with a certain institutional investor pursuant to which the Company agreed to sell and issue, in the Private Placement, a pre-funded warrant to purchase up to 2,727,273 shares of the Company’s common stock, or the Pre-funded Warrant, and a warrant to purchase up to 2,727,273 of the Company’s common stock, or the Warrant, at a purchase price of $10.99 per Pre-funded Warrant and associated Warrant, for total net proceeds of approximately $27.2 million (or approximately $27.3 million assuming the full exercise of the Pre-funded Warrant), after deducting the placement agent’s fees and other estimated offering expenses payable by the Company in the amount of approximately $2.7 million. In addition, the Company agreed to issue to the placement agent a warrant to purchase 136,364 shares of the Company’s common stock. The closing of the Private Placement was completed on August 3, 2021.

On July 27, 2021, the Company, Intec Israel, and Domestication Merger Sub completed the Domestication Merger pursuant to the terms of the Domestication Merger Agreement, whereby Domestication Merger Sub merged with and into Intec Israel, with Intec Israel being the surviving entity and a wholly-owned subsidiary of Intec Parent. In connection with the Domestication Merger, all Intec Israel ordinary shares, outstanding after the reverse share split (as described below) and immediately prior to the Domestication Merger were converted, on a one-for-one basis, into shares of the Company common stock, par value $0.01 per share (the “Company Common Stock”), and all options and warrants to purchase Intec Israel ordinary shares outstanding after the reverse share split and immediately prior to the Domestication Merger were exchanged for equivalent securities of the Company.

In connection with the Merger and for the purpose of meeting Nasdaq’s initial listing requirements, Intec Israel implemented a 1-for-4 reverse share split of its outstanding ordinary shares that was effective after the close of trading on July 26, 2021, and prior to the effectiveness of the Domestication Merger, or the Reverse Split. As a result of the Reverse Split, every four outstanding ordinary shares was combined into one ordinary share.

Immediately prior to the Merger, each share of Decoy preferred stock issued and outstanding immediately prior to the Merger automatically converted into Decoy common stock, or the Preferred Stock Conversion, and each Decoy SAFE (Simple Agreements for Future Equity) outstanding immediately prior to the Merger was treated in accordance with the terms of the relevant agreements governing the Decoy SAFEs and automatically converted into Decoy common stock, or the SAFE Conversion.

At the Closing Date of the Merger:

●	each outstanding share of Decoy common stock (after giving effect to the Preferred Stock Conversion and SAFE Conversion) automatically converted into shares of the Company’s Common Stock, based on the exchange ratio as described in the Merger Agreement, and

●	each outstanding and unexercised Decoy stock option, whether vested or unvested, automatically converted into a stock option exercisable for that number of shares of the Company’s Common Stock, with the number of the Company’s Common Stock subject to such option and the exercise price being appropriately adjusted to reflect the exchange ratio.

Under the exchange ratio formula described in the Merger Agreement, immediately following the Merger (but without giving effect to the exercise of the Pre-Funded Warrant sold in the Private Placement), pre-merger Decoy securityholders owned approximately 63.65% of the Company’s share capital (on a fully diluted basis) and pre-merger Intec Israel securityholders owned approximately 36.35% of the Company’s share capital (on a fully diluted basis).

The exchange ratio was calculated using a formula intended to allocate a percentage of the combined company to existing Decoy securityholders. The exchange ratio is based on a $30.0 million valuation plus $3.8 million net cash for Decoy net of the deposit amount as defined in the Merger Agreement and a $10.0 million valuation plus $9.3 million net cash including the deposit amount as defined in the Merger Agreement for Intec Israel at the effective time of the Merger. Based on the formulation described above, the exchange ratio was equal to 2.654353395 shares of the Company’s Common Stock for each share of Decoy common stock (after giving effect to the Reverse Split).

41

2. Basis of Pro Forma Presentation

The unaudited pro forma condensed combined financial information has been prepared in accordance with SEC Regulation S-X Article 11. The unaudited pro forma condensed combined balance sheet data as of June 30, 2021, gives effect to the Merger as if it took place on June 30, 2021. The unaudited pro forma condensed combined statement of operations for the six-month period ended June 30, 2021, gives effect to the Merger as if it had been consummated on January 1, 2021, and gives effect to the Reverse Split.

Based on the Company’s preliminary review of Intec Israel’s and Decoy’s summary of significant accounting policies, the nature and amount of any adjustments to the historical financial statements of Intec Israel to conform its accounting policies to those of Decoy are not expected to be material. Following completion of the Merger, further review of Intec Israel’s accounting policies may result in additional revisions to Intec Israel’s accounting policies and classifications to conform to those of Decoy.

The unaudited pro forma condensed combined balance sheet data as of June 30, 2021, reflects the assumption of the estimated net cash remaining following Intec Israel’s Business Termination.

The unaudited pro forma condensed combined financial information was prepared under U.S. GAAP. For accounting purposes, Decoy will be deemed to be the accounting acquirer in the transaction and, consequently, the transaction will be treated as a reverse merger of Decoy. The net acquired assets, which is the estimated net cash of Intec Israel following the Business Termination at the effective time of the Merger is approximately $9.3 million. Further, given the nature of the transaction, no step-up in basis or goodwill will be recorded as a result of the Merger.

To the extent there are significant changes to the business of Intec Israel or Decoy following completion of the Merger, the assumptions and estimates set forth in the unaudited pro forma condensed combined financial statements could change significantly. Accordingly, the pro forma adjustments are subject to further adjustments as additional information becomes available and as additional analyses are conducted following the completion of the Merger. There can be no assurance that these additional analyses will not result in material changes to the estimates of value.

The historical financial information has been adjusted to give effect to matters that reflect the U.S. GAAP accounting for the transaction to illustrate the effects of the reverse merger to the Company’s historical financial statements.

3. Company Common Stock and Options to Purchase Company Common Stock Issued to Decoy Securityholders upon Closing of the Merger

Pursuant to the Merger Agreement, at the Closing Date of the Merger, the Company issued to Decoy securityholders a number of shares of Indaptus and options to purchase Indaptus Common Stock representing approximately 63.65% of the outstanding shares of Company Common Stock at the time of the Merger (on a fully diluted basis).

Prior to the Merger, all outstanding Decoy SAFEs (Simple Agreements for Future Equity) and preferred shares were converted into shares of Decoy common stock, which were exchanged for Company Common Stock as described above. The number of shares of Company Common Stock to be issued to Decoy securityholders, for purposes of these pro forma financial statements as of June 30, 2021, is calculated pursuant to the terms of the Merger Agreement, using the exchange ratio and assuming the conversion of the Decoy SAFEs and preferred shares into shares of Decoy common stock all had occurred on June 30, 2021, as follows (giving effect to the Reverse Split):

Fully-diluted ordinary shares of Intec Israel(i)	2,143,594
Divided by the assumed Intec Israel ownership percentage of combined company	36.35%
Estimated fully-diluted adjusted total shares of common stock of combined company	5,896,893
Less: fully-dilutes ordinary shares of Intec Israel	-2,143,594
Total fully-diluted shares of combined company to be allocated to Decoy securityholders*	3,753,299
*Includes:
Total outstanding shares of combined company to be allocated to Decoy securityholders in exchange of 1,336,386 outstanding shares of Decoy common stock as of June 30, 2021(ii)	3,547,220
Total stock options of combined company to be allocated to Decoy securityholders in exchange of 77,639 outstanding Decoy stock options as of June 30, 2021	206,079

(i) Includes all outstanding ordinary shares, warrants and options to employees that are outstanding as of the date of this report.

(ii) Includes all outstanding shares of Decoy common stock, assuming the conversion of the preferred shares and Decoy SAFEs agreements into shares of Decoy common stock.

42

4. Adjustments to Unaudited Pro Forma Condensed Combined Balance Sheet as of June 30, 2021

The unaudited pro forma condensed combined balance sheet includes pro forma adjustments that reflect the U.S. GAAP accounting for the Merger to illustrate the effects of the reverse merger to Decoy’s historical financial statements. Based on the Company’s management’s review of Intec Israel’s summary of significant accounting policies, the nature and amount of any adjustments to the historical financial statements of Intec Israel to conform to the accounting policies of Decoy are not expected to be significant. The pro forma adjustments, based on preliminary estimates that could change materially as additional information is obtained, are as follows:

A. To convert Decoy’s 314,928 Series seed preferred shares into shares of Decoy common stock immediately prior to the Merger.

B. To record: (i) Intec Israel’s estimated transaction costs of approximately $3.2 million that were not accrued as of June 30, 2021, and include advisory fees and legal expenses; and (ii) to cancel a liability related to Decoy’s deposit as of June 30, 2021, in the amount of $650 thousand (the “Deposit Amount”). Intec Israel transferred an amount of $650 thousand to Decoy to cover the transaction expenses which was recorded as a liability in Decoy’s balance sheet. In the combined balance sheet, the liability was cancelled, and this amount was recorded in additional paid-in capital.

C. To reflect: (i) $30.0 million in proceeds received by Indaptus, net of $2.7 million in estimated transaction costs, in connection with the consummation of the private placement, assuming a full exercise of the pre-funded warrants; and (ii) $11.9 million in net cash remaining following Intec Israel’s Business Termination effective as of the Closing Date.

D. To cancel Decoy’s deferred transaction costs as of June 30, 2021, in the amount of $874 thousand. In the combined balance sheet, the deferred transaction costs were cancelled, and this amount was recorded in additional paid-in capital.

E. To reflect the conversion of approximately $6.4 million of Decoy SAFEs outstanding as of June 30, 2021, into shares of Decoy common stock immediately prior to the Merger.

F. To reflect:

(i) The conversion of Decoy’s outstanding Series seed preferred shares into 314,928 shares of Decoy common stock.

(ii) The conversion of Decoy SAFEs into 288,823 shares of Decoy common stock.

(iii) The recognition of deferred transaction costs and payment of transaction costs associated with the Merger.

43

(iv) The exchange of 1,858,743 Intec Israel ordinary shares that are outstanding as of June 30, 2021, into 1,858,743 shares of Company common stock.

(v) The exchange of outstanding shares of Decoy common stock into 3,547,220 shares of Company Common Stock based on the exchange ratio.

(vi) The allocation of equity for the closing of the Private Placement, assuming a full exercise of the pre-funded warrants.

								Additional
	Intec Israel		Decoy			Indaptus		paid in
	Shares	Amount	Shares	Amount		Shares	Amount	capital	Total
(i) Conversion of outstanding Decoy’s Series seed preferred shares into common stock	—	—	314,928	(*	)	—	—	—	—
(ii) Conversion of SAFE into common stock	—	—	288,823	(*	)	—	—	6,417	6,417
(iii) Recognition of deferred transaction costs and payment of transaction costs	—	—	—	—		—	—	(4,080)	(4,080)
(iv) Exchange of outstanding Intec Israel ordinary shares into Company Common Stock	(1,858,743)		—	—		1,858,743	19	12,484	12,503
(v) Exchange of outstanding Decoy common stock into Company Common Stock based on the assumed Exchange Ratio	—	—	(1,336,386)	(1)		3,547,220	35	(34)	—
(vi) Indaptus Private Placement, assuming a full exercise of the pre-funded warrants (net of fees)	—	—	—	—		2,727,273	27	27,273	27,300
Pro forma adjustments	(1,858,743)		(732,635)	$(1)		8,133,236	$81	$42,060	$42,140

5. Adjustments to Unaudited Pro Forma Condensed Combined Statement of Operations for the six months ended June 30, 2021

The unaudited pro forma condensed combined statements of operations include pro forma adjustments that reflect the U.S. GAAP accounting for the Merger to illustrate the effects of the reverse merger to Intec Israel’s and Decoy’s historical financial statements. Based on the Company’s management’s review of Intec Israel’s summary of significant accounting policies, the nature and amount of any adjustments to the historical financial statements of Intec Israel to conform to the accounting policies of Decoy are not expected to be significant. The pro forma adjustments, based on preliminary estimates that could change materially as additional information is obtained, are as follows:

44

G. Costs associated with operating a public company.

H. The pro forma combined basic and diluted loss per share have been adjusted to reflect the pro forma net loss for the six-month period ended June 30, 2021. In addition, the number of shares used in calculating the pro forma combined basic and diluted net loss per share has been adjusted to include the number of shares of Company Common Stock issued to Decoy securityholders as of the Closing Date, based on the exchange ratio and as a result of the Private Placement. The following table sets forth the calculation of the pro forma weighted average number of shares outstanding — basic and diluted and giving effect to the Reverse Split:

Six months ended June 30, 2021
Historical Intec Israel weighted average ordinary shares outstanding	1,233,173
Company common stock to be issued to Decoy shareholders and to a certain institutional investor under the Private Placement	6,274,493
Total weighted-average shares outstanding	7,507,666

USE OF PROCEEDS

We will not receive any proceeds from the sale of shares of our common stock by the selling stockholders. All net proceeds from the sale of the shares of common stock covered by this prospectus will go to the selling stockholders. We expect that the selling stockholders will sell their shares of common stock as described under “Plan of Distribution.”

We may receive proceeds from the exercise of the pre-funded warrants and warrants. If all of the pre-funded warrants, warrants and placement agent warrants mentioned above were exercised for cash in full, the proceeds would be approximately $32 million. We intend to use the net proceeds of such warrant exercise, if any, for our securities in this offering for working capital purposes. Pending application of the net proceeds for the purposes as described above, we may invest the net proceeds in short-term, interest-bearing securities, investment grade securities, certificates of deposit or direct or guaranteed obligations of the U.S. government. We can make no assurances that any of the pre-funded warrants, warrants or placement agent warrants will be exercised, or if exercised, that they will be exercised for cash, the quantity of which will be exercised or in the period in which they will be exercised.

MARKET INFORMATION FOR COMMON STOCK

Market Information

Our common stock is currently listed on the Nasdaq Capital Market under the symbol “INDP”. Prior to the consummation of the Merger, our common stock was listed on the Nasdaq Capital Market under the symbol “NTEC”. As of September 22, 2021, following the completion of the Merger, there were 15 holders of record of our common stock.

Securities Authorized for Issuance under Equity Compensation Plans

In connection with the Merger, on June 21, 2021, at a special meeting of Intec Israel’s shareholders Intec Israel shareholders approved the Indaptus Therapeutics, Inc. 2021 Stock Incentive Plan, or the 2021 Plan, effective upon completion of the Merger. The 2021 Plan provides for the issuance of up to 1,864,963 shares of our common stock (after giving effect to the 1 for 4 reverse share split of Intec Israel’s ordinary shares that was effected on July 26, 2021), with an annual increase beginning on January 1, 2022 and ending on and including January 1, 2024, equal to the lesser of (A) 3% of the aggregate number of shares of our shares of common stock outstanding on the final day of the immediately preceding calendar year or (B) such smaller number of shares as is determined by our board of directors. The terms and conditions of the 2021 Plan are described in the section entitled “Proposal No. 5 – The Option Plan Proposal: Approval of the Intec Parent, Inc. 2021 Stock Incentive Plan” in the Form S-4. Our directors and executive officers are eligible to participate in the 2021 Plan.

45

DIVIDEND POLICY

We have never declared or paid cash dividends to our stockholders and we do not intend to pay cash dividends in the foreseeable future. We intend to reinvest any earnings in developing and expanding our business. Any future determination relating to our dividend policy will be at the discretion of our board of directors and will depend on a number of factors, including future earnings, our financial condition, operating results, contractual restrictions, capital requirements, business prospects, our strategic goals and plans to expand our business, applicable law and other factors that our board of directors may deem relevant.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis provides information that we believe to be relevant to an assessment and understanding of our results of operations and financial condition for the periods described. This discussion should be read together with Decoy’s financial statements and the accompanying notes and pro forma financial information which are included in this prospectus.

This prospectus contains forward-looking statements about our expectations, beliefs and intentions. Forward-looking statements can be identified by the use of forward-looking words such as “believe”, “expect”, “intend”, “plan”, “may”, “should”, “could”, “might”, “seek”, “target”, “will”, “project”, “forecast”, “continue” or “anticipate” or their negatives or variations of these words or other comparable words or by the fact that these statements do not relate strictly to historical matters. These forward-looking statements are based on assumptions and assessments made in light of management’s experience and perception of historical trends, current conditions, expected future developments and other factors believed to be appropriate. Forward-looking statements in this prospectus are made as of the date of this prospectus, and we undertake no duty to update or revise any such statements, whether as a result of new information, future events or otherwise. Forward-looking statements are not guarantees of future performance and are subject to risks and uncertainties, many of which are outside of our control. Many factors could cause our actual activities or results to differ materially from the activities and results anticipated in forward-looking statements, including, but not limited to, the following: our plans to develop and potentially commercialize our technology, the timing and cost of our planned investigational new drug application and any clinical trials, the completion and receiving favorable results in any clinical trials, our ability to obtain and maintain regulatory approval of any product candidate, our ability to protect and maintain our intellectual property and licensing arrangements, our ability to develop, manufacture and commercialize our product candidates, the risk of product liability claims, the availability of reimbursement, the influence of extensive and costly government regulation, and our estimates regarding future revenue, expenses capital requirements and the need for additional financing following the recently completed merger.

Unless the context indicates otherwise, in this prospectus, the terms “Indaptus,” “Company,” “we,” “us” and “our” refer to Indaptus Therapeutics, Inc. (formerly Intec Parent, Inc.) and, where appropriate, its consolidated subsidiaries following the Domestication Merger and the Merger described below. References to “Intec Parent” refer to Intec Parent, Inc., the successor of Intec Pharma Ltd. following the Domestication Merger, references to “Intec Israel” refer to Intec Pharma Ltd., the predecessor of Indaptus prior to the Domestication Merger, and references to “Decoy” refer to Decoy Biosystems, Inc., the entity acquired by Indaptus in connection with the Merger.

Overview

Indaptus is a pre-clinical biotechnology company developing a novel and patented systemically-administered anti-cancer and anti-viral immunotherapy. Indaptus has evolved from more than a century of immunotherapy advances. Indaptus’s approach is based on the hypothesis that efficient activation of both innate and adaptive immune cells and associated anti-tumor and anti-viral immune responses will require a multi-targeted package of immune system activating signals that can be administered safely intravenously. Indaptus’ patented technology is composed of single strains of attenuated and killed, non-pathogenic, Gram-negative bacteria, with reduced i.v. toxicity, but largely uncompromised ability to prime or activate many of the cellular components of innate and adaptive immunity. This approach has led to broad anti-tumor and anti-viral activity, including safe, durable anti-tumor response synergy with each of five different classes of existing agents, including checkpoint therapy, targeted antibody therapy and low-dose chemotherapy in pre-clinical models. Tumor eradication by Indaptus technology has demonstrated activation of both innate and adaptive immunological memory and, importantly, does not require provision of or targeting a tumor antigen in pre-clinical models. Indaptus has carried out successful GMP manufacturing of its lead clinical candidate, Decoy20, and is currently completing other IND-enabling studies.

46

Merger

On August 3, 2021, Indaptus completed its merger with Decoy following the satisfaction or waiver of the conditions set forth in the Merger Agreement, dated as of March 15, 2021 among Indaptus, Decoy, Intec Israel, Domestication Merger Sub Ltd., and Merger Sub pursuant to which Merger Sub merged with and into Decoy, with Decoy surviving as a wholly owned subsidiary of Indaptus.

Previously, on July 27, 2021, Intec Israel, Indaptus and Domestication Merger Sub completed the previously announced domestication merger pursuant to the terms and conditions of the Domestication Merger Agreement, whereby Domestication Merger Sub merged with and into Intec Israel, with Intec Israel being the surviving entity and a wholly-owned subsidiary of Indaptus. At the time of the Domestication Merger, Intec Israel continued to possess all of its assets, rights, powers and property as constituted immediately prior to the Domestication Merger and continued to be subject to all of its debts, liabilities and obligations as constituted immediately prior to the Domestication Merger.

Also, in connection with the Merger, we changed our name from “Intec Parent, Inc.” to “Indaptus Therapeutics, Inc.” and the business conducted by Indaptus became the business conducted by us, which is a pre-clinical stage biotech company developing a novel and patented systemically-administered anti-cancer and anti-viral immunotherapy. See “Description of Business.”

At the effective time of the Merger, each outstanding share of Decoy common stock, par value $0.001 per share, or the Decoy common stock (including shares issuable upon the conversion of Decoy SAFEs (Simple Agreements for Future Equity) and Decoy preferred stock, par value $0.001 per share, into Decoy common stock) converted into 2.654353395 shares of Indaptus common stock, par value $0.01 per share. In addition, at the effective time of the Merger, each outstanding and unexercised Decoy stock option converted into a stock option exercisable for that number of shares of common stock of Indaptus subject to such option and the exercise price being appropriately adjusted to reflect the exchange ratio. Immediately following closing of the Merger there are 5,405,970 shares of Indaptus common stock outstanding, with pre-merger Decoy shareholders owning approximately 65.6% and pre-merger Intec Israel shareholders owning approximately 34.4% of Indaptus. The figures above do not give effect to shares issuable upon the exercise of outstanding Indaptus warrants or options. Assuming the exercise in full of the pre-funded warrants sold in the August 2021 Private Placement, there would be 8,133,243 shares of Indaptus common stock outstanding.

Following completion of the Merger, shares of Indaptus common stock commenced trading at market open on August 4, 2021, on the Nasdaq Capital Market under the name “Indaptus Therapeutics, Inc.” and ticker symbol “INDP” and under the new CUSIP 45339J 105.

Decoy was deemed to be the accounting acquirer in the Merger based on an analysis of the criteria outlined in Accounting Standards Codification 805. While Indaptus was the legal acquirer in the Merger, because Decoy was deemed the accounting acquirer, the historical financial statements of Decoy became the historical financial statements of the combined company, upon the consummation of the Merger.

Winding Down of Accordion Pill Business

In connection with the completion of the Merger, on August 4, 2021, our board determined to wind down the Accordion Pill business of Intec Israel. We initiated the process of making our employees in Israel aware of the decision beginning on August 4, 2021, and we maintain an adequate number of employees in Israel until the completion of the wind down of the Accordion Pill business. We expect to incur salaries, severance payments and close out expenses of approximately $800,000 in connection with the wind down.

In connection with the winding down, on August 4, 2021, we initiated the termination of outstanding contracts with counterparties and the sale of our Accordion Pill related assets, including the termination of the Process Development Agreement dated as of December 17, 2018 between Intec Israel and LTS Lohmann Therapie Systeme AG, or LTS, that provided for the manufacture of AP-CD/LD capsules, as a result of which Intec Israel expects to pay approximately 2 million Euros (approximately $2.4 million) as a termination fee. In addition, on August 5, 2021, Intec Israel and its landlord agreed to terminate the Unprotected Lease Agreement with R.M.P.A. Assets Ltd. dated June 2, 2003, as amended, for the lease of offices located in Jerusalem, Israel, as a result of which Intec Israel agreed to the payment of a break-up fee of $600,000.

47

In addition, as a result of winding down, Intec Israel performed an impairment assessment on its non-current assets as of June 30, 2021, which resulted in an impairment charge of approximately $3.2 million.

We expect that the winding down of the Accordion Pill business will be completed by the end of 2021.

August 2021 Private Placement

On July 23, 2021, or the Signing Date, Indaptus entered into a securities purchase agreement, or the Purchase Agreement, with a certain institutional investor, or the Purchaser, pursuant to which we agreed to sell and issue, in a private placement, or the Private Placement, a pre-funded warrant to purchase up to 2,727,273 shares of the Company’s common stock, or the Pre-funded Warrant, and a warrant to purchase up to 2,727,273 of our common stock at a purchase price of $10.99 per Pre-funded Warrant and associated Warrant, for aggregate gross proceeds to us of approximately $29.9 million (or approximately $30.0 million assuming the full exercise of the Pre-funded Warrant), before deducting the placement agent’s fees and other estimated offering expenses payable by us. In addition, we agreed to issue to the placement agent a warrant to purchase 136,364 shares of Indaptus’ common stock. On August 3, 2021, the Private Placement closed.

The Pre-funded Warrant has an exercise price of $0.01 per share, subject to customary adjustment for events affecting our shares of common stock, is exercisable upon issuance and will terminate upon exercise in full. The Pre-funded Warrant contains provisions that prohibit exercise if the holder, together with its affiliates, would beneficially own in excess of 4.99% of the number of our shares of common stock outstanding immediately after giving effect to such exercise. The holder of the Pre-funded Warrant may increase or decrease this percentage, but not in excess of 9.99%, by providing at least 61 days’ prior notice to us. In the event of certain corporate transactions, the holder of the Pre-funded Warrant will be entitled to receive, upon exercise of the Pre-funded Warrant, the kind and amount of securities, cash or other property that the holder would have received had it exercised the Pre-funded Warrant immediately prior to such transaction.

The Warrant has a term of five and one-half years, is exercisable immediately following the issuance date and has an exercise price of $11.00 per share, subject to adjustment as set forth therein.

In connection with the Purchase Agreement, Indaptus entered into a registration rights agreement, or the Registration Rights Agreement, with the Purchaser. Pursuant to the Registration Rights Agreement, we will be required to file a resale registration statement, or the Registration Statement, with the Securities and Exchange Commission, or the SEC, to register for resale of the shares of our common stock issuable upon exercise of the Pre-Funded Warrant and Warrant, within 30 days of the Signing Date, and to have such Registration Statement declared effective within 45 days after the Signing Date in the event the Registration Statement is not reviewed by the SEC, or 75 days of the Signing Date in the event the Registration Statement is reviewed by the SEC. We will be obligated to pay certain liquidated damages to the Purchaser if we fail to file the Registration Statement when required, fail to cause the Registration Statement to be declared effective by the SEC when required, of if we fail to maintain the effectiveness of the Registration Statement.

48

Results of Operations

Year Ended December 31, 2020 Compared to Year Ended December 31, 2019

The following tables set forth Decoy’s results of operations for the years ended December 31, 2020 and 2019 and the relative dollar and percentage change between the two years.

	Year Ended December 31,		Change (2020 to 2019)
	2020	2019	($)%
Operating expenses:
Research and development	$2,655,017	$2,089,150	565,867	27.1%
General and administrative	944,248	542,556	401,692	74.0%
Total operating expenses	3,599,265	2,631,706	967,559	36.8%

Loss from operations	(3,559,265)	(2,631,706)	967,559	36.8. %

Other income, net	15,114	66,499	(51,385)	(77.3)%
Net loss	$(3,584,151)	$(2,565,207)	(1,018,944)	39.7%
Net loss attributable to common stockholders per share, basic and diluted	$(4.89)	$(3.50)

Research and development expenses consist primarily of fees paid to CROs, as well as compensation expenses for certain employees involved in the planning, managing, and analyzing the work of the CROs. Research and development expenses increased in the year ended December 31, 2020 over 2019 primarily as a result of the manufacturing of a batch of Decoy20 under good manufacturing practices. This increase was partially offset by decreases in expenditures related to Hepatitis B and HIV studies.

General and administrative expenses include compensation, employee benefits, and stock-based compensation for executive management, finance administration and human resources, facility costs (including rent), professional service fees, and other general overhead costs, including depreciation, to support the Decoy’s operations. General and administrative expenses increased in the year ended December 31, 2020 over 2019 primarily as a result of legal fees associated with the Merger, as well as employee costs and patent and intellectual property legal costs.

Other income for the years ended December 31, 2020 and 2019 was comprised of interest earned on deposits. Other income decreased in the year ended December 31, 2020 compared to 2019 as a result of the decreasing balance of said deposits combined with lower interest rates.

49

Six Months Ended June 30, 2021 Compared to Six Months Ended June 30, 2020

The following table sets forth Decoy’s results of operations for the six months ended June 30, 2021 and 2020 and the relative dollar and percentage change between the two periods.

	Six months ended		Change
	June 30,		(2021 to 2020)
	2021	2020	($)%
Operating expenses
Research and development	$880,839	$953,048	$(72,209)	-7.6%
General and administrative	261,782	331,252	(69,470)	-21.0%

Total operating expenses	1,142,621	1,284,300	(141,679)	-11.0%

Loss from operations	(1,142,621)	(1,284,300)	141,679	-11.0%

Other income, net	14,721	13,101	1,620	12.4%

Net loss	$(1,127,900)	$(1,271,199)	$143,299	-11.3%
Net loss attributable to common stockholders per share, basic and diluted	$(1.54)	$(1.74)	$0.20	-11.5%
Weighted average number of shares used in calculating net loss per share, basic and diluted	732,635	732,635	732,635	732,635

Research and development expenses consist primarily of fees paid to CROs and contract manufacturing organizations, or CMOs, as well as compensation expenses for certain employees involved in the planning, managing, and analyzing the work of the CROs and CMOs. Research and development expenses decreased in six months ended June 30, 2021 over 2020 as a result of the manufacturing and characterization batch of Decoy20 during the six months ended June 30, 2020.

General and administrative expenses include compensation, employee benefits, and stock-based compensation for executive management, finance administration and human resources, facility costs (including rent), professional service fees, and other general overhead costs, including depreciation, to support the Company’s operations. General and administrative expenses did not change significantly in the six months ended June 30, 2021 over 2020.

Other income for the six months ended June 30, 2021 and 2020 was comprised of interest earned on deposits. Interest income has not been significant due to low interest earned on balances.

Liquidity and Capital Resources

Years Ended December 31, 2020 and 2019

The following table summarizes Decoy’s liquidity and working capital position on December 31, 2020 and 2019:

	Year Ended December 31,
	2020	2019
Cash and cash equivalents	$1,637,499	$3,798,955
Other current assets	94,500	97,311
Total current assets	1,731,999	3,896,266
Accounts payable and accrued expenses	598,365	484,465
Other current liabilities	1,417,129	250,000
Total current liabilities	2,015,494	734,465
Working capital (deficiency)	$(283,495)	$3,161,801

50

Other current liabilities at December 31, 2020 and December 31, 2019 are comprised of amounts received under SAFEs. Decoy’s working capital position and liquidity diminished substantially at December 31, 2020 compared to December 31, 2019 primarily as cash used in operating activities of $3.3 million substantially decreased cash and current assets and the classification of SAFEs as current liabilities on the basis of the Merger.

The following table summarizes Decoy’s cash flows from (used in) operating, investing, and financing activities for the years ended December 31, 2020 and 2019:

	Year Ended December 31,
	2020	2019
Net cash used in operating activities	$(3,324,628)	$(2,131,935)
Net cash used in investing activities	—	(2,555)
Net cash generated from financing activities	1,163,172	250,000
Net decrease in cash and cash equivalents	$(2,161,456)	$(1,884,490)

Decoy’s net cash used in operating activities increased in the year ended December 31, 2020 compared to the year ended December 31, 2019 as a result of increased research and development expense related to the manufacturing of Decoy20 under good manufacturing practices.

Net cash generated from financing activities increased as a result of the sale of additional SAFEs in 2020. At December 31, 2020, Decoy did not have any significant requirements for capital expenditures.

In March and April, 2021, Decoy received an additional $5.0 million in SAFE investments with a valuation cap of $25.0 million.

Six Months Ended June 30, 2021 and 2020

The following table summarizes Decoy’s liquidity and working capital position on June 30, 2021 and December 31, 2020:

	June 30, 2021	December 31, 2020
Cash and cash equivalents	$4,964,978	$1,637,499
Other current assets	999,691	94,500
Total current assets	5,964,669	1,731,999

Accounts payable and other current liabilities	879,146	598,365
SAFE agreements	6,417,129	1,417,129
Total current liabilities	7,296,275	2,015,494
Working capital (deficiency)	$(1,331,606)	$(283,495)

Other current assets at June 30, 2021 is comprised primarily of deferred transaction costs, which are legal and accounting fees directly related to the Merger and will be offset against additional paid-in capital upon closing, and prepaid expenses.

Accounts payable and other current liabilities are comprised primarily of a deposit received, accrued research and development costs.

Although cash balances increased significantly, Decoy’s working capital position and liquidity diminished substantially at June 30, 2021 compared to December 31, 2020 primarily due to cash used in operating activities and the classification of SAFEs as current liabilities on the basis of the Merger that closed on August 3, 2021.

51

The following table summarizes Decoy’s cash flows from (used in) operating, investing, and financing activities for the six months ended June 30, 2021 and 2020:

	Six months ended June 30,
	2021	2020
Net cash used in operating activities	$(2,120,321)	$(1,229,338)
Net cash used in investing activities	(2,200)	-
Net cash generated from financing activities	5,450,000	1,167,129
Net increase in cash and cash equivalents	$3,327,479	$(62,209)

Decoy has not generated cash from operating activities, and the Company anticipates negative cash flows from operating activities will continue for the foreseeable future. Decoy’s net cash used in operating activities increased in the six months ended June 30, 2021 compared to the six months ended June 30, 2020 as a result of deferred transaction costs related to the Merger and increased research and development expense.

Net cash generated from financing activities increased as a result of the sale of additional SAFEs during the six months ended June 30, 2021.

Off-Balance Sheet Arrangements

As of December 31, 2020 and June 30, 2021, Decoy did not have any significant off-balance sheet debt, nor did Decoy have any transactions, arrangements, obligations (including contingent obligations), or other relationships with any unconsolidated entities or other persons that have or are reasonably likely to have a material current or future effect on financial condition, changes in financial condition, results of operations, liquidity, capital expenditures, capital resources, or significant components of revenue or expenses material to investors.

Contractual Obligations

Decoy had no significant contractual obligations as of December 31, 2020.

Critical Accounting Policies and Estimates

Decoy’s financial statements included in this prospectus have been prepared in accordance with U.S. GAAP. The preparation of Decoy’s financial statements in accordance with U.S. GAAP required that Decoy make estimates and assumptions that affect the amounts reported in its financial statements and their accompanying notes. Accounting estimates or assumptions are inherently subject to change, and certain estimates or assumptions are difficult to measure or value. Decoy’s estimates were based on historical experience, industry standards, and various other assumptions that Decoy’s management believed were reasonable under the circumstances. While Decoy’s estimates were based on assumptions that Decoy’s management considered reasonable at the time they were made, actual results may differ from Decoy’s estimates, perhaps significantly.

Decoy believed that the following accounting policies involved the most complex judgments concerning assumptions and estimates with the greatest potential impact on its financial statements. Therefore, Decoy considered these to be its critical accounting policies and estimates. For further information on all of Decoy’s significant accounting policies, see the accompanying notes to Decoy’s financial statements, which are included in this prospectus.

Accounting for Research and Development Costs

Decoy recorded the costs associated with services provided by CROs and CMOs as they were incurred. Though the scope and timing of work were generally based on signed agreements, some judgement was involved in determining periodic expenses because payment flows did not always match the periods over which services and materials were provided to Decoy. As a result, Decoy’s management was required to make estimates of services received and efforts expended pursuant to agreements established with these third-parties at each period-end date. During the year ended December 31, 2020, Decoy incurred $2.7 million of research and development expenses. At December 31, 2020, Decoy recorded an accrued liability of approximately $64,000 for expenses incurred, but not yet invoiced, and a prepaid expense of approximately $84,000 for payments made that relate to future periods. Over or under estimating the services received or efforts expended could have caused Decoy to overstate or understate research and development expenses incurred within a reporting period, and related accrued and prepaid expenses.

Stock-Based Compensation

Decoy measured and recorded the expense related to stock-based payment awards based on the fair value of those awards on the date of grant. Decoy used the Black-Scholes-Merton (“Black-Scholes”) option pricing model to establish the fair value. Decoy recognized stock-based compensation expense over the requisite service period of the individual grant, generally equal to the vesting period, on a straight-line basis. For stock options with performance conditions, Decoy recorded compensation expense when it is deemed probable that the performance condition will be met. The Black-Scholes model required that Decoy’s management make certain estimates regarding the fair value of Decoy’s common stock, expected stock volatility, expected term, the risk–free interest rate, dividend yield, and the expected forfeiture rate, to derive an estimated fair value. The use of different assumptions would increase or decrease the related determination of fair value, increasing or decreasing the compensation expense related to a particular stock-based award.

Recent Accounting Pronouncements

See Note 2 to Decoy’s financial statements, which are included in this prospectus, for disclosure and discussion of new accounting standards and their potential impact on Decoy’s financial statements.

52

BUSINESS

Indaptus is a pre-clinical biotechnology company developing a novel and patented systemically-administered anti-cancer and anti-viral immunotherapy. Indaptus has evolved from more than a century of immunotherapy advances. Indaptus’ approach is based on the hypothesis that efficient activation of both innate and adaptive immune cells and associated anti-tumor and anti-viral immune responses will require a multi-targeted package of immune system activating signals that can be administered safely intravenously. Indaptus’ patented technology is composed of single strains of attenuated and killed, non-pathogenic, Gram-negative bacteria, with reduced i.v. toxicity, but largely uncompromised ability to prime or activate many of the cellular components of innate and adaptive immunity. This approach has led to broad anti-tumor and anti-viral activity, including safe, durable anti-tumor response synergy with each of five different classes of existing agents, including checkpoint therapy, targeted antibody therapy and low-dose chemotherapy in pre-clinical models. Tumor eradication by Indaptus technology has demonstrated activation of both innate and adaptive immunological memory and, importantly, does not require provision of or targeting a tumor antigen in pre-clinical models. Indaptus has carried out successful GMP manufacturing of its lead clinical candidate, Decoy20, and is currently completing other IND-enabling studies.

Unlike many competitor products, Indaptus’ technology does not depend on targeting with or to a specific antigen, providing broad applicability across multiple indications. Indaptus’ products are designed to have a much shorter half-life and produce less systemic exposure than small molecule, antibody or human cell-based therapies, potentially reducing the risk of non-specific auto-immune reactions. Indaptus’ technology produces single agent activity and/or combination therapy-based durable responses of lymphoma, hepatocellular, colorectal and pancreatic tumors and is also active against hepatitis B virus (HBV) and HIV infection in standard pre-clinical models. Indaptus has carried out a Pre-IND meeting with the US FDA, plans to file an IND in the second half of 2021 and then initiate a Phase 1 clinical trial targeting tumors that exhibit low durable response rates to current immunotherapy. Target indications include colorectal, hepatocellular (± HBV), bladder, cervical, pancreatic carcinoma, and non-Hodgkin’s lymphoma, which account for 26% of yearly cancer cases and over 29% of yearly cancer deaths world-wide.

Historically, Indaptus has operated virtually with a team of highly experienced consultants and advisors, carrying out research and development at contract research organizations. Indaptus has a broad patent portfolio with 31 issued or granted patents. Indaptus was funded initially by its founder, angel investors and The Leukemia and Lymphoma Society. Indaptus believes it is funded through the submission of the Investigational New Drug (IND) stage and is currently working on preparing for its Phase 1 clinical trial.

Background

Approved immunotherapies, such as Interluekin-2, Interferon-alpha and the more recently approved “checkpoint” and CAR-T therapies produce durable responses in a few percent to about fifty percent of patients across about a dozen out of over one hundred different types of cancer. Although checkpoint therapies are able to effectively cure many previously incurable patients, only about 15% of patients receiving this type of therapy respond. The main limitation of existing immunotherapies is that they each activate only one or a small number of key steps in either the innate or adaptive immune system, but there is general agreement that highly efficient cancer immunotherapy will require activation of both innate and adaptive immunity. The human body’s innate and adaptive immune systems are each capable of cell-mediated destruction of tumors if the tumor cells are recognized as foreign or damaged. Activation of innate and adaptive responses is also dependent on immune cells sensing the presence of “danger.” The most potent immune cell activating danger signals are released by bacteria and viruses in the setting of infection, and include agonists of immune cell receptors, such as Toll-Like (TLR), NOD and STING. Bacterial danger signals, including TLR agonists are called pathogen-associated molecular patterns (PAMPs) and can activate both innate and adaptive immune cells, including antigen-presenting cells, promoting innate (NK, macrophage) and adaptive (T cell-mediated) destruction of tumors.

53

The oldest form of cancer immunotherapy involves the provision of decoy danger signals from bacteria. It was based on the long-standing observation of tumor regression in the setting of bacterial infection. Treatment of cancer patients with heat-killed bacteria (“Coley’s toxins”) was established in 1891 and used for 70 years with significant success. For example, ≥5-year survival was reported for 45% of 432 inoperable sarcoma, lymphoma, melanoma, and carcinoma patients. Despite this success, several limitations led to the abandonment of this approach by the pharmaceutical industry. Although there was an indication that Coley’s toxins worked best when administered intravenously (i.v.), it was too toxic when given by this route, limiting the approach to local administration, which produced highly variable results. Another limitation was lack of knowledge about the mechanism of action, preventing optimization and standardization of manufacturing, leading to another source of variability in clinical response. Due to this high variability, Coley’s toxins was not grandfathered-in as an approved drug by the FDA in 1963 and was supplanted by radiation and chemotherapy, despite the fact that these more modern approaches rarely produce durable responses in advanced cancer patients.

Scientists now understand the mechanism of action of Coley’s toxins. Gram-negative bacteria contain multiple immune-stimulating danger signals, including TLR agonists such as lipopolysaccharide (LPS). Bacteria and purified or mono-specific TLR agonists, including LPS derivatives, have been validated and approved for prevention and treatment of early stage cancer. However, a safe and effective TLR agonist-based approach for advanced cancer has been elusive, possibly due to limitations in the ability of intratumorally administered, mono-specific TLR agonists to induce potent, systemic anti-tumor immune responses. In addition, the intratumoral approach is not feasible with all tumor types or patients. Indaptus’ hypothesis is that an effective TLR agonist-based immunotherapy for advanced cancer will require invention of a packaged, multi-TLR agonist or multi-danger signal product that is modified or attenuated to allow safe i.v. administration.

Indaptus’ Approach

Indaptus’ patented approach is based on the hypothesis that efficient activation of both innate and adaptive immune cells and associated anti-tumor immune responses can be achieved by using intact bacteria, containing multiple PAMPs, which have been attenuated so that they can be administered safely intravenously. Because LPS appears to be the most important contributor to both toxicity and efficacy, Indaptus’ patented products are single strains of killed, non-pathogenic Gram-negative bacteria that have been treated to kill the bacteria and significantly reduce, but not completely eliminate, the cell surface lipopolysaccharide (LPS)-endotoxin activity. Indaptus’ products are designed to have enhanced i.v. safety and sufficient residual LPS to synergize with other PAMPs in the bacteria to efficiently prime innate and adaptive immune pathways. This leads to broad anti-tumor responses, including safe, synergistic regressions and durable responses with five different classes of existing anti-tumor agents, including checkpoint therapy, targeted antibody therapy and low-dose chemotherapy. Tumor eradication by Indaptus technology produces both innate and adaptive immunological memory and, importantly, does not require provision of an exogenous tumor antigen, probably due to the ability of LPS and other PAMPS to activate dendritic cells that have already captured a tumor antigen.

All immune cells can participate in killing of tumors and viruses. As illustrated below, current therapies activate only one or a small subset of both pathways and cure only a small percentage of patients.

54

Indaptus bacteria, however, are engineered to synergize with existing therapies to activate both innate and adaptive immune cells, inducing efficient anti-tumor immune responses with a wide safety margin. Induction of adaptive anti-tumor immune responses and immunological memory by Indaptus bacteria does not require an exogenous tumor antigen.

Innate and adaptive immune responses require identification of a tumor as foreign or not self. However, most steps required for migration and activation of immune cells are unrelated to the tumor or are tumor non-specific. All innate and adaptive non-specific steps are induced or promoted by immune system “danger signal” molecules, such as those found in Indaptus bacteria. Bacteria-derived danger signals are also able to enhance the processing and recognition of tumor antigens, which are frequently present, but not “seen” by the immune system.

55

Results

Indaptus has developed patented treatment methods (and associated patented compositions) for attenuation and killing of non-pathogenic, Gram-negative bacteria (31 issued or granted patents). Indaptus-treated bacteria induce significantly less systemic toxicity than untreated bacteria but are still able to activate innate and adaptive immune responses. Despite exhibiting reduced in vivo pyrogenicity and toxicity, Indaptus bacteria are able to induce cytokine and chemokine secretion from mouse and human immune cells at levels comparable to those seen with untreated bacteria. Indaptus bacteria are also able to synergize with human immune cells to kill human tumor cells in vitro.

Indaptus has observed significant single agent anti-tumor activity and/or combination therapy-mediated regression with durable response of established non-Hodgkin’s lymphoma, as well as colorectal, hepatocellular and pancreatic carcinoma in pre-clinical syngeneic and human tumor xenograft models. Indaptus bacteria safely synergize with each of five different classes of approved agents, including checkpoint therapy, targeted antibodies, low-dose chemotherapy, non-steroidal anti-inflammatory drugs (NSAIDs) and cytokines to induce tumor regression, providing significant flexibility for targeting of diverse types of cancer. Indaptus technology eradicates tumors via activation of both innate (NK cell) and adaptive (CD4+ and CD8+ T cell) mechanisms, producing both innate and adaptive immunological memory. Tumor eradication occurs at non-toxic doses of Indaptus bacteria, with a very wide (10 to ≥33-fold) therapeutic index. Significant mechanism of action information has also been obtained, via gene expression analysis with treated tumors and plasma cytokine analysis, demonstrating that Indaptus combination technology turns “cold” tumors into “hot” tumors and induces, activates or recruits innate and adaptive genes, cells and pathways. Immune cell pre-depletion studies have demonstrated that both innate (NK) and adaptive (CD4 T and CD8 T) immune cells are involved in tumor eradication. Indaptus has also demonstrated significant single agent activity against chronic Hepatitis B virus (HBV) and human immunodeficiency virus (HIV) infection in standard pre-clinical models.

56

Indaptus has carried out successful GMP manufacturing and stability studies with its lead product, Decoy20. In addition, IND-enabling multi-dose toxicology studies are nearing completion and have not produced sustained induction of factors that are associated with cytokine release syndrome. Indaptus plans to file an IND in the second half of 2021 and then initiate a Phase 1 clinical trial with solid tumor and lymphoma patients.

The chart above demonstrates that Indaptus bacteria synergize with Anti-PD-1 Checkpoint therapy to regress established mouse hepatocellular carcinoma (HCC) Tumors. All mice (all groups) received a low-dose, non-steroidal anti-inflammatory drug (NSAID/Indomethacin), which increases the number of regressions in the combination setting. Most regressions were durable, with 5/6 combination regressions stable through termination at Day 91 and in a repeat experiment through termination at Day 143 (see next Figure below) (CR = complete response or complete regression). The repeat experiment also produced safe, 5/6 or 6/6 durable regressions per group over a 33-fold Indaptus concentration range, demonstrating a very wide therapeutic index. Similar tumor eradication results have been obtained by combining Indaptus bacteria with low-dose chemotherapy in a mouse non-Hodgkin’s lymphoma model. Eradication of established non-Hodgkin’s lymphoma tumors by Indaptus technology has also been observed with human tumor xenografts, via activation of the innate immune system. Michael J. Newman. Development and preclinical efficacy characterization of a systemically administered multiple Toll-like receptor (TLR) agonist for antitumor immunotherapy [abstract]. In: Proceedings of the Fourth CRI-CIMT-EATI-AACR International Cancer Immunotherapy Conference: Translating Science into Survival; Sept 30-Oct 3, 2018; New York, NY. Philadelphia (PA): AACR; Cancer Immunol Res 2019;7(2 Suppl):Abstract nr B178.

57

The chart above illustrates that the synergistic tumor eradication by Indaptus and Anti-PD-1 produces immunological memory. Established tumors were regressed in 11 mice by combination treatment as in the Figure above and then the mice were re-challenged with fresh HCC tumor cells, without further treatment. All of the new tumors were rejected. Similar results have been obtained by combining Indaptus bacteria with low-dose chemotherapy in a non-Hodgkin’s lymphoma model.

Business Strategy

Indaptus’ mission is to enhance and expand curative cancer immunotherapy for patients with unresectable or metastatic solid tumors and lymphomas, which are responsible for approximately 90% of all cancer deaths. Indaptus intends to initiate a Phase 1 clinical trial in 2022 with advanced solid tumor and lymphoma patients. The trial will include a dose escalation to determine the side-effect profile and recommended Phase 2 dose, an expansion with tumor types that may be responsive, and a Phase 1b combination trial with Checkpoint Therapy, targeted antibodies and/or low-dose chemotherapy. Its business strategy includes:

●	Adding operational, financial and management information systems and personnel, including personnel to support its planned product development and commercialization efforts, as well as to support its transition to a public reporting company;

●	Filing an IND in the second half of 2021 and then initiating a Phase 1 clinical trial for Decoy20, targeting solid tumors, lymphoma and possibly also hepatocellular carcinoma-associated HBV infection;

●	Expanding its bacterial product platform to target additional types of cancer, as well as additional infectious diseases;

●	Maintaining, expanding and protecting its intellectual property portfolio; and

●	Seeking regulatory approvals for any product candidates that successfully complete clinical trials.

Competitive Advantages

Indaptus bacteria contain multiple constituents, capable of priming or activating many of the cellular components of both innate and adaptive immunity, but have been attenuated by a patented process to reduce the potential for over-stimulation of the immune system and consequential induction of undesirable autoimmune reactions. Indaptus bacteria are also likely to be cleared very quickly by the liver and spleen, which may further reduce the risk of non-specific autoimmune side effects, relative to other types of immunotherapy that are designed for continuous exposure. Indaptus believes a short Indaptus exposure is sufficient to act alone and as a “primer” to enhance other products. Additionally, Indaptus’ products can be manufactured by a highly cost-efficient process, potentially providing accelerated patient access in both developed and developing geographical regions.

Governmental Regulation

Indaptus operates in a highly regulated industry that is subject to significant federal, state, local and foreign regulation. Its present and future business strategy has been, and will continue to be, subject to a variety of laws including, the FDCA, subject to a variety of laws including, the FDCA and the Public Health Service Act (PHSA), among others.

The FDCA, PHSA, and other federal and state statutes and regulations govern the testing, manufacturing, safety, effectiveness, labeling, storage, record keeping, approval, advertising and promotion of Indaptus’ products. As a result of these laws and regulations, product development and product approval processes are very expensive and time-consuming.

58

FDA Approval Process

In the United States, pharmaceutical products, including biologics, are subject to extensive regulation by the FDA. The FDCA and other federal and state statutes and regulations, govern, among other things, the research, development, testing, manufacturing, storage, record keeping, approval, labeling, promotion and marketing, distribution, post-approval monitoring and reporting, sampling, and import and export of pharmaceutical products. Failure to comply with applicable U.S. requirements may subject a company to a variety of administrative or judicial sanctions, such as FDA refusal to approve pending NDAs or BLAs, warning letters, product recalls, product seizures, total or partial suspension of production or distribution, injunctions, fines, civil penalties, and criminal prosecution.

Pharmaceutical product development in the United States typically involves preclinical laboratory and animal tests, the submission to the FDA of an IND, which must become effective before clinical testing may commence, and adequate and well-controlled clinical trials to establish the safety and effectiveness of the drug or biologic for each indication for which FDA approval is sought. Satisfaction of FDA pre-market approval requirements typically takes many years and the actual time required may vary substantially based upon the type, complexity and novelty of the product or disease.

Pre-clinical tests include laboratory evaluation as well as animal trials to assess the characteristics and potential pharmacology and toxicity of the product. The conduct of the pre-clinical tests must comply with federal regulations and requirements including good laboratory practices. The results of pre-clinical testing are submitted to the FDA as part of an IND along with other information, including information about product chemistry, manufacturing and controls, and a proposed clinical trial protocol. Long term pre-clinical tests, such as animal tests of reproductive toxicity and carcinogenicity, may continue after the IND is submitted.

A 30-day waiting period after the submission of each IND is required prior to the commencement of clinical testing in humans. If the FDA has not objected to the IND within this 30-day period, the clinical trial proposed in the IND may begin.

Clinical trials involve the administration of the investigational drug to healthy volunteers or patients under the supervision of a qualified investigator. Clinical trials must be conducted in compliance with federal regulations and good clinical practices (“GCP”) as well as under protocols detailing the objectives of the trial, the parameters to be used in monitoring safety and the effectiveness criteria to be evaluated. Each protocol involving testing on U.S. patients and subsequent protocol amendments must be submitted to the FDA as part of the IND.

The FDA may order the temporary or permanent discontinuation of a clinical trial at any time or impose other sanctions if it believes that the clinical trial is not being conducted in accordance with FDA requirements or presents an unacceptable risk to the clinical trial patients. The clinical trial protocol and informed consent information for patients in clinical trials must also be submitted to an institutional review board (“IRB”) for approval. An IRB may also require the clinical trial at the site to be halted, either temporarily or permanently, for failure to comply with the IRB’s requirements, or may impose other conditions.

Clinical trials to support NDAs or BLAs, which are applications for marketing approval, are typically conducted in three sequential Phases, but the Phases may overlap. In oncology Phase 1 trials, the investigational drug candidate is typically given to cancer patients who have failed all approved products in order to assess metabolism, pharmacokinetics, pharmacological actions, side effects associated with increasing doses and, if possible, early evidence on effectiveness. Phase 2 usually involves trials in a limited patient population, to determine the effectiveness of the investigational drug for a particular indication or indications, dosage tolerance and optimum dosage, and identify common adverse effects and safety risks.

If an investigational cancer drug demonstrates significant evidence of effectiveness and an acceptable safety profile in Phase 2 evaluations, it may be considered for accelerated approval, although more often, Phase 3 clinical trials are undertaken to obtain additional information about clinical efficacy and safety in a larger number of patients, typically at geographically dispersed clinical trial sites, to permit the FDA to evaluate the overall benefit-risk relationship of the investigational drug and to provide adequate information for its labeling.

59

After completion of the required clinical testing, an NDA or, in the case of a biologic, a BLA, is prepared and submitted to the FDA. FDA approval of the marketing application is required before marketing of the product may begin in the United States. The marketing application must include the results of all preclinical, clinical and other testing and a compilation of data relating to the product’s pharmacology, chemistry, manufacture, and controls.

The FDA has 60 days from its receipt of an NDA or BLA to determine whether the application will be accepted for filing based on the agency’s threshold determination that it is sufficiently complete to permit substantive review. Once the submission is accepted for filing, the FDA begins an in-depth review. The FDA has agreed to certain performance goals in the review of marketing applications. Most such applications for non-priority drug products are reviewed within ten months. The review process may be extended by the FDA for three additional months to consider new information submitted during the review or clarification regarding information already provided in the submission. The FDA may also refer applications for novel drug products or drug products that present difficult questions of safety or efficacy to an advisory committee, typically a panel that includes clinicians and other experts, for review, evaluation and a recommendation as to whether the application should be approved. The FDA is not bound by the recommendation of an advisory committee, but it generally follows such recommendations. Before approving a marketing application, the FDA will typically inspect one or more clinical sites to assure compliance with GCP.

Additionally, the FDA will inspect the facility or the facilities at which the drug product is manufactured. The FDA will not approve the NDA or, in the case of a biologic, the BLA unless compliance with GMP is satisfactory and the marketing application contains data that provide substantial evidence that the product is safe and effective in the indication studied. Manufacturers of biologics also must comply with FDA’s general biological product standards.

After the FDA evaluates the NDA or BLA and the manufacturing facilities, it issues an approval letter or a complete response letter. A complete response letter outlines the deficiencies in the submission and may require substantial additional testing or information in order for the FDA to reconsider the application. If and when those deficiencies have been addressed in a resubmission of the marketing application, the FDA will re-initiate their review. If the FDA is satisfied that the deficiencies have been addressed, the agency will issue an approval letter. The FDA has committed to reviewing such resubmissions in two or six months depending on the type of information included. It is not unusual for the FDA to issue a complete response letter because it believes that the drug product is not safe enough or effective enough or because it does not believe that the data submitted are reliable or conclusive.

An approval letter authorizes commercial marketing of the drug product with specific prescribing information for specific indications. As a condition of approval of the marketing application, the FDA may require substantial post-approval testing and surveillance to monitor the drug product’s safety or efficacy and may impose other conditions, including labeling restrictions, which can materially affect the product’s potential market and profitability. Once granted, product approvals may be withdrawn if compliance with regulatory standards is not maintained or problems are identified following initial marketing.

Other Regulatory Requirements

FDA Post-Approval Requirements

Once an NDA or BLA is approved, a product will be subject to certain post-approval requirements. For instance, the FDA closely regulates the post-approval marketing and promotion of therapeutic products, including standards and regulations for direct-to-consumer advertising, off-label promotion, industry-sponsored scientific and educational activities and promotional activities involving the internet.

Biologics may be marketed only for the approved indications and in accordance with the provisions of the approved labeling. Changes to some of the conditions established in an approved application, including changes in indications, labeling, or manufacturing processes or facilities, require submission and FDA approval of a new BLA or BLA supplement, before the change can be implemented. A BLA supplement for a new indication typically requires clinical data similar to that in the original application, and the FDA uses the same procedures and actions in reviewing BLA supplements as it does in reviewing BLAs. Indaptus cannot be certain that the FDA or any other regulatory agency will grant approval for its product candidate for any other indications or any other product candidate for any indication on a timely basis, if at all.

60

Adverse event reporting and submission of periodic reports is required following FDA approval of a BLA. The FDA also may require post-marketing testing, known as Phase IV testing, risk evaluation and mitigation strategies, and surveillance to monitor the effects of an approved product or place conditions on an approval that could restrict the distribution or use of the product. In addition, quality control as well as product manufacturing, packaging, and labeling procedures must continue to conform with cGMP after approval. Manufacturers and certain of their subcontractors are required to register their establishments with the FDA and certain state agencies, and are subject to periodic unannounced inspections by the FDA during which the agency inspects manufacturing facilities to assess compliance with GMP. Accordingly, manufacturers must continue to expend time, money and effort in the areas of production and quality control to maintain compliance with GMP. Regulatory authorities may withdraw product approvals or request product recalls if a company fails to comply with regulatory standards, if it encounters problems following initial marketing, or if previously unrecognized problems are subsequently discovered.

Corporate Information

Intec Israel was established and incorporated in Israel on October 23, 2000 as a private Israeli company under the name Orly Guy Ltd. In February 2001, Intec Israel’s name was changed to Intec Pharmaceuticals (2000) Ltd. Intec Israel’s research and development activities began originally through a private partnership, Intec Pharmaceutical Partnership I.P.P, a general Israeli partnership, formed on September 21, 2000. Its operations were transferred in full to us at the beginning of 2002 in return for the allocation of shares in our company to the partners in the partnership, pro rata with their ownership in the partnership. In March 2004, Intec Israel changed its corporate name to Intec Pharma, Ltd. In February 2010, Intec Israel successfully completed an initial public offering in Israel on the Tel Aviv Stock Exchange, or TASE and in August 2015 Intec Israel completed an initial public offering in the U.S.

Indaptus (formerly Intec Parent) was established and incorporated in Delaware on February 24, 2021 as a private Delaware corporation and wholly owned subsidiary of Intec Israel. On August 3, 2021, Indaptus completed its Merger Agreement. Previously, on July 27, 2021, Intec Israel, Indaptus and Domestication Merger Sub, completed the Domestication Merger Agreement, whereby Domestication Merger Sub completed the Domestication Merger. At the time of the Domestication Merger, Intec Israel continued to possess all of its assets, rights, powers and property as constituted immediately prior to the Domestication Merger and continued to be subject to all of its debts, liabilities and obligations as constituted immediately prior to the Domestication Merger.

Also, in connection with the Merger, Indaptus changed its name from “Intec Parent, Inc.” to “Indaptus Therapeutics, Inc.” and the business conducted by Decoy became the business conducted by Indaptus, which is a pre-clinical stage biotech company developing a novel and patented systemically-administered anti-cancer and anti-viral immunotherapy. For a further description of Indaptus’ business, see the section “Business of Indaptus” in the Form S-4.

At the effective time of the Merger, each share of Decoy common stock (including shares issuable upon the conversion of Decoy SAFEs (Simple Agreements for Future Equity) and Decoy preferred stock, par value $0.001 per share, into Decoy common stock) converted into 2.654353395 shares of Indaptus common stock, par value $0.01 per share. In addition, at the effective time of the Merger, each outstanding and unexercised Decoy stock option converted into a stock option exercisable for that number of shares of common stock of Indaptus subject to such option and the exercise price being appropriately adjusted to reflect the exchange ratio. Immediately following closing of the Merger there were 5,405,970 shares of Indaptus common stock outstanding, with pre-merger Decoy stockholders owning approximately 65.6% and pre-merger Intec Israel shareholders owning approximately 34.4% of the Indaptus. The figures above do not give effect to shares issuable upon the exercise of outstanding Indaptus warrants or options. Assuming the exercise in full of the pre-funded warrants sold in the Private Placement (as defined below), there would be 8,133,243 shares of Indaptus common stock outstanding.

On July 23, 2021, Indaptus entered into a securities purchase agreement with a certain institutional investor, pursuant to which Indaptus agreed to sell and issue, in the Private Placement, the Pre-funded Warrant) and the “Warrant at a purchase price of $10.99 per Pre-funded Warrant and associated Warrant, for aggregate gross proceeds to Indaptus of approximately $29.9 million (or approximately $30.0 million assuming the full exercise of the Pre-funded Warrant), before deducting the placement agent’s fees and other estimated offering expenses payable by Indaptus. In addition, Indaptus agreed to issue to the placement agent or its designees a warrant to purchase 136,364 shares of Indaptus’ common stock. On August 3, 2021, the Private Placement closed.

61

Following completion of the Merger, shares of Indaptus common stock commenced trading at market open on August 4, 2021 on the Nasdaq Capital Market under the name “Indaptus Therapeutics, Inc.” and ticker symbol “INDP” and under the new CUSIP 45339J 105.

In connection with the completion of the Merger, on August 4, 2021, our board determined to wind down the Accordion Pill business of Intec Israel. We expect that the winding down of the Accordion Pill business will be completed by the end of 2021.

Our principal executive offices are located at 3 Columbus Circle, 15th Floor, New York, NY 10019 and our telephone number is (646) 374-8050. Our website address is http://www.indaptusrx.com. The information contained on, or that can be accessed through, our website is neither a part of nor incorporated into this prospectus. We have included our website address in this prospectus solely as an inactive textual reference.

Employees

As of the date of this prospectus, Indaptus has five full-time employees. None of Indaptus’ employees are represented by labor unions or covered by collective bargaining agreements. Indaptus considers its relationship with its employees to be good.

Properties

Indaptus leases office space in San Diego, California. Indaptus believes that its current facilities are adequate to meet its needs for the near future and that suitable additional or alternative space will be available on commercially reasonable terms to accommodate Indaptus’ foreseeable future operations.

Legal Proceedings

Indaptus may become a party to certain other litigation that is either judged to be not material or that arises in the ordinary course of business from time to time. As of September 22, 2021, we are not involved in any pending or threatened legal actions or proceedings against Indaptus.

62

MANAGEMENT

Indaptus’ board consists of eight directors, with three directors designated by Decoy and five directors designated by Intec Israel. Collectively, the board satisfies the requisite independence requirements for the board of directors, as well as the sophistication and independence requirements for the required committees pursuant to Nasdaq listing requirements.

The following table lists the names and positions of the individuals currently serving as executive officers and directors of Indaptus as of September 22, 2021.

Name	Age	Position
Jeffrey A. Meckler	54	Chief Executive Officer and Director
Michael J. Newman, Ph.D.	65	Chief Scientific Officer and Director
Nir Sassi	45	Chief Financial Officer
Walt A. Linscott, Esq.	60	Chief Business Officer
Dr. Roger J. Pomerantz (3)	63	Chairman
Hila Karah (1)(3)	52	Director
Anthony J. Maddaluna (2)(3)	68	Director
William B. Hayes (1)(2)	55	Director
Hoonmo Lee (2)	43	Director
Brian O’Callaghan (1)(3)	51	Director

(1)	Member of Audit Committee
(2)	Member of Compensation Committee
(3)	Member of Nominating Committee

Executive Officers

Jeffrey A. Meckler serves as the Chief Executive Officer of Indaptus since July 2021 and member of the board of directors of Indaptus since inception in February 2021. Previously, Mr. Meckler served as Indaptus’ sole officer from inception to July 2021, Intec Israel’s Vice Chairman of the board of directors from April 2017, as Intec Israel’s Chief Executive Officer from July 2017 and as President and Secretary and director of Intec Parent from March 2021 until the Merger. Mr. Meckler has served on numerous public and private corporate boards and since October 2014 has served as a director of Retrophin, Inc. (Nasdaq: RTRX). Mr. Meckler recently served as Chief Executive Officer and a director of CoCrystal Pharma, Inc., a pharmaceutical company, from April 2015 to July 2016. He has also served as a director of QLT, Inc. (Nasdaq: QLTI), a biotechnology company, from June 2012 to November 2016, as well as the Managing Director of The Andra Group, a life sciences consulting firm since 2009. Mr. Meckler also served as Chief Executive Officer of Trieber Therapeutics from January 2017 to July 2017. Earlier in his career, Mr. Meckler held a series of positions at Pfizer Inc. in manufacturing systems, market research, business development, strategic planning and corporate finance, which included playing a significant role in acquisitions and divestitures. Mr. Meckler is the past President and continues to serve on the board of directors of Children of Bellevue, a non-profit organization focused on advocating and developing pediatric programs at Bellevue Hospital Center. Mr. Meckler holds a B.S. in Industrial Management and M.S. in Industrial Administration from Carnegie Mellon University. In addition, Mr. Meckler received his J.D. from Fordham University School of Law. We believe that Mr. Meckler is qualified to serve on Indaptus’ board of directors because of his extensive executive leadership experience in the biopharmaceutical industry, including his service at Pfizer, and his experience serving on public company board.

Michael J. Newman, Ph.D. serves as the Chief Scientific Officer of Indaptus and a member of the board of directors of Indaptus since August 2021. Dr. Newman is a pharmaceutical/biotechnology executive with over 35 years of experience carrying out and managing oncology research and development, in addition to undergraduate and graduate research and training in microbiology. He is the Founder, President, Chief Executive Officer and a member of the board of directors of Decoy (from August 2013 to present). His previous positions include faculty appointments in Biochemistry at Brandeis University (from 1984 to 1987) and the Roche Institute of Molecular Biology (from 1987 to 1992), Senior Associate Director of Oncology at Sandoz Pharmaceuticals (world-wide head of Cancer Biology), and Executive Director of Oncology at Novartis Pharmaceuticals (Head of Cancer Biology in the U.S.) (from 1992 to 1997), and senior management at several Biotechnology companies (from 1998 to 2012). Dr. Newman received a bachelor’s degree in Biology from the University of California at San Diego, a Ph.D. in Cell and Developmental Biology from Harvard Medical School (National Science Foundation Pre-Doctoral Fellow), and carried out post-doctoral research at Cornell University. We believe that Dr. Newman is qualified to serve on Indaptus’ board of directors because of his extensive scientific and research background, as well as his experience as founder and CEO of Decoy.

63

Nir Sassi serves as the Chief Financial Officer of Indaptus since July 2021 and served as Intec Israel’s Chief Financial Officer from August 2016 until the Merger and its President from March 2021 until the Merger. Prior to serving as Intec Israel’s Chief Financial Officer, Mr. Sassi served as Intec Israel’s VP Finance commencing in January 2015 and as its Chief Financial Officer between March 2010 and January 2015. Prior to his service with Intec Israel, Mr. Sassi served as a Senior Manager at PricewaterhouseCoopers Israel, an accounting firm, from 2002 until 2010, including two years relocation to the PricewaterhouseCoopers New York office. Mr. Sassi is a certified public accountant in Israel and has a bachelor’s degree in economics and accounting from Ben Gurion University in Be’er Sheva, Israel.

Walt A. Linscott, Esq. serves as the Chief Business Officer of Indaptus since July 2021 and previously joined Intec Israel in October 2017 and served as its Chief Business Officer since July 2018 until the Merger. Previously, from October 2017 to July 2018, Mr. Linscott served as Intec Israel’s Chief Administrative Officer. Prior to his service with Intec Israel, Mr. Linscott co-founded a global consulting enterprise in October 2014 providing strategic advice to developing companies and most recently served as the President and Chief Operating Officer of Treiber Therapeutics, Inc. from March 2017 to October 2017. Mr. Linscott also has held senior level executive positions at public and private medical device and pharmaceutical companies including Cocrystal Pharma, Inc., from July 2015 to March 2017, Carestream Health, Inc., from January 2011 to January, 2015 and Solvay Pharmaceuticals, Inc., from 2001 to 2005. In addition to this experience, he was an associate and partner at Thompson Hine LLP from 1990 to 2001, and again as a partner from 2005 to 2010 where he founded the firm’s Atlanta, Georgia office, served as Partner in Charge and Chair of the firm’s Life Science Practice Group. Mr. Linscott holds a Postgraduate Diploma in Global Business from the University of Oxford and a Postgraduate Diploma in Entrepreneurship from Cambridge University. He earned a bachelor’s degree from Syracuse University and a Juris Doctor from the University of Dayton School of Law. Mr. Linscott served on active duty as an Officer in the United States Marine Corps prior to attending law school.

Non-Employee Directors

Dr. Roger J. Pomerantz serves as Chairman of Indaptus since July 2021 and previously served on Intec Israel’s board of directors from March 2018 until the Merger. Dr. Pomerantz serves as Chairman and Chief Executive Officer of Contrafect Corporation (Nasdaq: CFRX) since April 2019 and Vice Chairman of Contrafect since May 2014. Previously, Dr. Pomerantz was a Venture Partner at Flagship Pioneering from 2014 through 2019. In addition, from November 2013 to December 2019, Dr. Pomerantz served as Chairman of the board of directors of Seres Therapeutics, Inc. (Nasdaq: MCRB), a biotechnology company, and as its President and Chief Executive Officer from June 2014 to January 2019. Prior to joining Seres, Dr. Pomerantz was Worldwide Head of Licensing & Acquisitions, Senior Vice President at Merck & Co., Inc., where he oversaw all licensing and acquisitions at Merck Research Laboratories, including external research, out-licensing regional deals, and academic alliances. Previously, he served as Senior Vice President and Global Franchise Head of Infectious Diseases at Merck. Prior to joining Merck, Dr. Pomerantz was Global Head of Infectious Diseases for J&J. Dr. Pomerantz has served as a member of the board of directors of Viracta (Nasdaq: VIRX) since June 2020 and was appointed Chair in September 2020. Since February 2020 served as Chairman of Collplant Biotechnologies (Nasdaq: CLPT) and was previously a member of the board of directors of Rubius Therapeutics (Nasdaq: RUBY). Dr. Pomerantz earned his B.A. in biochemistry at the Johns Hopkins University and his M.D. at the Johns Hopkins School of Medicine. He completed his internal medicine internship and residency training, and his subspecialty clinical and research training in infectious diseases and virology at the Massachusetts General Hospital of Harvard Medical School. His post-doctoral research training in molecular retrovirology was obtained at both Harvard Medical School and the Whitehead Institute of the Massachusetts Institute of Technology (MIT). Dr. Pomerantz also served as the Chief Resident at the Massachusetts General Hospital. Following his medical-scientist training, he was an Endowed, Tenured Professor of Medicine and Molecular Pharmacology and Chairman of the Infectious Diseases Department of Thomas Jefferson University in Philadelphia. Dr. Pomerantz is an internationally recognized expert in HIV molecular pathogenesis and latency. He has developed ten approved infectious disease drugs in important diseases including HIV, HCV, tuberculosis, and Clostridium difficile infection. Intec Israel believes that Dr. Pomerantz is qualified to serve on Indaptus’ board of directors because of his significant scientific, executive and board leadership experience in drug development and in the pharmaceutical industry.

64

Hila Karah serves on Indaptus’ board since July 2021 and previously served as a member of Intec Israel’s board of directors since December 2009 until the Merger. Ms. Karah is an experienced board director and since 2013 serves as an independent business consultant to private and public companies on strategy, operations, financing, regulatory and corporate governance. From November 2017 to September 2018, Ms. Karah was the executive chairperson of FloraFotonica Ltd., an Israeli Agro Tech startup. From 2006 until 2013, Ms. Karah was the chief investment officer of Eurotrust Ltd., a family office, where she focused primarily on investments in life science, internet and high-tech companies. Prior to joining Eurotrust, Ms. Karah served as a senior analyst at Perceptive Life Sciences Ltd., a New York-based hedge fund. Prior to her position at Perceptive, Ms. Karah was a research analyst at Oracle Partners Ltd., a healthcare-focused hedge fund based in Connecticut. Ms. Karah has served on the board of Cyren Ltd., a cyber security company (Nasdaq, TASE: CYRN), since 2008 and the board of Dario Health Corp. (Nasdaq: DRIO) since 2014. She also serves on the board of several private companies. Ms. Karah has a BA in molecular and cell biology from the University of California, Berkeley, and has studied at the UCSB – UCSF Joint Medical Program. Intec Israel believes Ms. Karah is qualified to serve on Indaptus’ board of directors because of her longstanding service with Intec Israel, her investment career in life science companies, her scientific background and experience serving on public company boards.

Anthony J. Maddaluna serves on Indaptus’ board since July 2021 and previously served on Intec Israel’s board of directors since December 2017 until the Merger. Mr. Maddaluna has more than 40 years of experience in the pharmaceutical manufacturing industry, including leadership positions in plants, regions and globally. From January 2011 to December 2016, Mr. Maddaluna held a series of positions at Pfizer Inc., most recently serving as the Executive Vice President and President of Pfizer Global Supply. Prior to that Mr. Maddaluna served as Senior Vice President of Pfizer Global Manufacturing Strategy and Supply Network Transformation from 2008 until 2011, and as Vice President of Pfizer Global Manufacturing Europe Area from 1998 until 2008. Mr. Maddaluna served as a director of Albany Molecular Research Inc. from February 2016 until its acquisition by The Carlyle Group and GTCR in August 2017 and currently serves on the board of managers for the private company. Mr. Maddaluna holds a B.S. in Chemical Engineering from Northeastern University and an M.B.A. from Southern Illinois University. Intec Israel believes that Mr. Maddaluna is qualified to serve on Indaptus’ board of directors because of his extensive experience in the pharmaceutical manufacturing industry, including his service at Pfizer, and his experience serving on company boards.

William B. Hayes serves on Indaptus’ board since July 2021 and previously served on Intec Israel’s board of directors since June 2018 until the Merger. Mr. Hayes is currently a member of the board of directors of Indaptus. Most recently, Mr. Hayes was Executive Vice President, Chief Financial Officer and Treasurer of Laboratory Corporation of America Holdings (LabCorp) (NYSE: LH), a diagnostics laboratory company. Mr. Hayes joined LabCorp in 1996, where he was responsible for day-to-day operations of the revenue cycle function. He rose through a series of promotions and in 2005 was named Executive Vice President, Chief Financial Officer and Treasurer of LabCorp, a role he held until his retirement in 2014. Prior to LabCorp, Mr. Hayes was at KPMG for nine years in their audit department. Since October 2019, Mr. Hayes has served on the board of Builders FirstSource, a supplier and manufacturer of building materials (Nasdaq: BLDR), and currently chairs its audit committee. Previously, Mr. Hayes served as a director from March 2016 for Patheon N.V. (NYSE: PTHN), a pharmaceutical manufacturing company, until its acquisition by Thermo Fisher in late 2017. Mr. Hayes holds a Bachelor of Science in accounting from the University of North Carolina at Greensboro. Intec Israel believes Mr. Hayes is qualified to serve on Indaptus’ board of directors because of his accounting background and experience serving on public company boards.

Hoonmo Lee serves on Indaptus’ board since August 2021 and previously served on Decoy’s board of directors since November 2018 until the Merger. Mr. Hoonmo is a pharmaceutical/biotechnology executive with over 10 years of experience, specializing in company building and fund raising. Since July 2018 he has been the Chief Executive Officer of TY Bio Investment, Inc., an investment firm that focuses on the biotechnology and healthcare sectors. Since January 2019, Mr. Lee has also been the Chief Executive Officer of REDNVIA Co., Ltd., a late stage pharmaceutical company that has conducted a Phase 2b/3a clinical trial in United States to treat Calcific Aortic Valve Disease. His previous positions include Finance Planning Manager at Eli Lilly (from March 2012 to April 2014), Strategy Planning Manager at Cha Health Systems (a hospital group that operates 15 hospitals worldwide, including Hollywood Presbyterian Medical Center located in Los Angeles, from April 2014 to March 2016), and Business Development Director at Korea Drug Development Fund (the equivalent of the National Institute of Health in Korea, from May 2016 to December 2017). Mr. Lee received a master’s of business administration degree from Columbia Business School in 2012. Intec Israel believes that Mr. Lee is qualified to serve on Indaptus’ board of directors because of his business and science background.

65

Brian O’Callaghan serves on Indaptus’ board since July 2021 and previously served on Decoy’s board of directors since November 2018 until the Merger. Mr. O’Callaghan is currently a member of the board of directors of Indaptus. Mr. O’Callaghan is a life science executive with extensive experience within the biotech, big pharma and contract research organization (CRO) sectors. Since November 2020, Mr. O’Callaghan has been the Chief Executive Officer of ObsEva, a clinical stage biopharmaceutical company developing novel therapies to improve women’s health, leading the company through its future development, regulatory filings and product launches. Prior to joining ObsEva, Brian has held Chief Executive Officer positions at Petra Pharma (May 2017 to June 2020), Sonrgy (May 2015 to May 2017), Acucela, Sangart and BioPartners, as well as having held senior management positions at Pfizer, Merck Serono, Novartis, Covance and NPS Pharmaceuticals. Mr. O’Callaghan has experience running both public and private companies, mergers and acquisitions, initial public offerings, fundraising, divestments, spin-outs, and strategic alliances. His operational experience is also wide ranging, having managed multiple businesses and programs, across many therapeutic areas, from concept through to commercialization. He also has extensive board of director experience, having served on numerous biotech and 501(c)(3) nonprofit boards. Mr. O’Callaghan earned a Masters of Business Administration from the Henley School of Business at the University of Reading. Intec Israel believes that Mr. O’Callaghan is qualified to serve on Indaptus’ board of directors because of his extensive executive management experience.

Family Relationships

There are no family relationships among any of Indaptus’ directors or executive officers.

Board Composition

Our business and affairs are organized under the direction of our board. The primary responsibilities of our board is to provide oversight, strategic guidance, counseling and direction to our management. Our board meets on a regular basis and additionally as required.

In accordance with the terms of our Amended and Restated Certificate of Incorporation, our board is divided into three classes, with the classes as nearly equal as possible. At each annual meeting of the stockholders, a class of directors will be elected for a three-year term to succeed the directors of the same class whose terms are then expiring. As a result approximately one-third of our directors will be elected each year.

Our board is divided into the following classes:

●	Class I, which consists of Hila Karah and Hoonmo Lee, whose terms will expire at our first annual meeting of stockholders to be held after the Merger;

●	Class II, which consists of Anthony Maddaluna, Brian O’Callaghan and William B. Hayes, whose terms will expire at our second annual meeting of stockholders to be held after the Merger; and

●	Class III, which consists of Jeffrey A. Meckler, Michael J. Newman, Ph.D. and Dr. Roger J. Pomerantz, whose terms will expire at our third annual meeting of stockholders to be held after the Merger.

At each annual meeting of stockholders to be held after the initial classification, the successors to directors whose terms then expire will be elected to serve from the time of election and qualification until the third annual meeting following their election and until their successors are duly elected and qualified. This classification of our board may have the effect of delaying or preventing changes in our control or management. Our directors may be removed for cause by the affirmative vote of the holders of at least a majority of our voting stock.

Indaptus’ Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws provide that the number of directors shall be fixed from time to time by a resolution of the majority of its board of directors. Any additional directorships resulting from an increase in the number of directors will be distributed among the three classes so that, as nearly as possible, each class shall consist of one-third of the board of directors.

66

Director Independence

Each of the directors on our Board other than Mr. Meckler and Dr. Newman qualifies as an independent director, as defined under the listing rules of Nasdaq, and our board consists of a majority of “independent directors,” as defined under the rules of the SEC and Nasdaq listing rules relating to director independence requirements.

Role of the Board in Risk Oversight/Risk Committee

One of the key functions of our board is informed oversight of our risk management process. Our board does not have a standing risk management committee, but rather administers this oversight function directly through our board as a whole, as well as through various standing committees of our board that address risks inherent in their respective areas of oversight. In particular, our board is responsible for monitoring and assessing strategic risk exposure and our audit committee has the responsibility to consider and discuss our major financial risk exposures and the steps management will take to monitor and control such exposures, including guidelines and policies to govern the process by which risk assessment and management is undertaken. The Audit Committee also monitors compliance with legal and regulatory requirements. Our Compensation Committee assesses and monitors whether our compensation plans, policies and programs comply with applicable legal and regulatory requirements.

Board Committees

The board of Indaptus has the authority to appoint committees to perform certain management and administration functions. Our board of directors has established an audit committee, a compensation committee and a nominating committee. The board of directors may establish other committees to facilitate the management of Indaptus’ business. The composition and functions of each committee are described below. Members serve on these committees until their resignation or until otherwise determined by the board of directors.

All of the committees comply with all applicable requirements of the Sarbanes-Oxley Act, Nasdaq and SEC rules and regulations as further described below. The charters for each of these committees are available on Indaptus’ website. Information contained on or accessible through Indaptus’ website is not a part of this prospectus.

Audit Committee

Indaptus has an Audit Committee consisting of William Hayes (chair), Hila Karah and Brian O’Callaghan. The primary responsibility of the Audit Committee is to oversee Indaptus’ financial reporting process on behalf of the board and report the result of its activities to the board. Such responsibilities include, but are not limited to, the selection and, if necessary, the replacement of independent auditors and review and discussion with such independent auditors of (i) the overall scope and plans for the audit, (ii) the adequacy and effectiveness of the accounting and financial controls, including a system to monitor and manage business risks, and legal and ethical programs, and (iii) the results of the annual audit, including the financial statements to be included in Indaptus’ Annual Report on Form 10-K.

Each member of the Audit Committee is “independent” as that term is defined under the applicable rules of the SEC and the applicable rules of Nasdaq. Each Audit Committee member has sufficient knowledge in financial and auditing matters to serve on the Committee. Mr. Hayes has been designated as the “audit committee financial expert,” as defined under the applicable rules of the SEC and the applicable rules of Nasdaq.

Compensation Committee

Indaptus has a Compensation Committee which consists of Anthony Maddaluna (chair), William Hayes and Hoonmo Lee. The responsibilities of the Compensation Committee include overseeing the evaluation of executive officers (including the Chief Executive Officer) of Indaptus, determining the compensation of executive officers of Indaptus, and overseeing the management of risks associated therewith. The Compensation Committee determines and approves the Chief Executive Officer’s compensation. The Compensation Committee also administers Indaptus’ equity-based plans and make recommendations to the board with respect to actions that are subject to approval of the board regarding such plans. The Compensation Committee also reviews and make recommendations to the board with respect to the compensation of directors. The Compensation Committee monitors the risks associated with Indaptus’ compensation policies and practices as contemplated by Item 402(s) of Regulation S-K.

67

Each member of the Compensation Committee is “independent” as that term is defined under the applicable rules of the SEC and the applicable rules of Nasdaq.

Nominating Committee

Indaptus has a Nominating Committee which consists of Brian O’Callaghan (chair), Anthony Maddaluna and Hila Karah. The responsibilities of the Nominating Committee include overseeing and assisting its board in reviewing and recommending nominees for election as directors, assessing the performance of the members of the board, and establishing and maintaining effective corporate governance policies and practices, including, but not limited to, developing and recommending to our board a set of corporate governance guidelines applicable to Indaptus.

To date, the Nominating Committee has not adopted a formal policy with respect to a fixed set of specific minimum qualifications for its candidates for membership on the board of directors. Instead, when considering candidates for director, the Nominating Committee will generally consider all of the relevant qualifications of board of directors candidates, including such factors as the candidate’s relevant expertise upon which to be able to offer advice and guidance to management, having sufficient time to devote to the affairs of the company, demonstrated excellence in his or her field, having relevant financial or accounting expertise, having the ability to exercise sound business judgment, having the commitment to rigorously represent the long-term interests of our shareholders and whether the board candidates will be independent for purposes of the Nasdaq listing standards, as well as the current needs of the board of directors and the company.

In addition, while it does not have a formal policy on the board of directors’ diversity, the Nominating Committee will take into account a broad range of diversity considerations when assessing director candidates, including individual backgrounds and skill sets, professional experiences and other factors that contribute to the board of directors having an appropriate range of expertise, talents, experiences and viewpoints. The Nominating Committee will consider diversity criteria in view of the needs of the board of directors as a whole when making decisions on director nominations. In the case of incumbent directors whose terms of office are set to expire, the Nominating Committee will also review, prior to nominating such directors for another term, such directors’ overall service to the company during their term. The Nominating Committee will conduct any appropriate and necessary inquiries into the backgrounds and qualifications of possible candidates after considering the function and needs of the board of directors. We may engage an executive search firm to assist our Nominating Committee in identifying and recruiting potential candidates for membership on the board of directors.

Code of Business Conduct and Ethics

Indaptus has a Code of Business Conduct and Ethics that applies to its directors, officers and employees. The purpose of the Code of Business Conduct and Ethics is to deter wrongdoing and to provide guidance to Indaptus’ directors, officers and employees to help them recognize and deal with ethical issues, to provide mechanisms to report unethical or illegal conduct and to contribute positively to Indaptus’ culture of honesty and accountability. The Code of Business Conduct and Ethics is publicly available on Indaptus’ website. If Indaptus makes any substantive amendments to the Code of Business Conduct and Ethics or grants any waiver, including any implicit waiver from a provision of the Code of Business Conduct and Ethics to its directors or executive officers, it must disclose the nature of such amendments or waiver on its website or in a current report on Form 8-K.

Compensation Committee Interlocks and Insider Participation

Indaptus has a compensation committee selected from among the directors who are independent under applicable Nasdaq listing standards. None of the members of Indaptus’ compensation committee has ever been an officer or employee of either Intec Israel or Decoy. None of Indaptus’ executive officers will serve, or will have served during the last fiscal year, as a member of the board of directors, compensation committee or other board committee performing equivalent functions of any entity that has one or more executive officers serving as one of Indaptus’ directors or on the compensation committee.

68

Non-Employee Director Compensation Policy

Indaptus adopted a non-employee director compensation policy, pursuant to which non-employee directors are eligible to receive compensation for service on Indaptus’ board of directors and committees of the board of directors.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table sets forth all of the compensation awarded to, earned by or paid to Indaptus’ current named executive officers during 2020 and 2019 prior to the Merger when they were serving as executive officers of Intec Israel or Decoy, as applicable. In addition, the table below reflects the compensation granted to Indaptus’ current named executive officers during or with respect to the years ended December 31, 2020 and 2019 prior to the Merger when they were serving as executive officers of Intec Israel or Decoy, as applicable.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards($)	Option Awards (1)($)	Non-equity Incentive Plan Compensation	All Other Compensation ($)		Total ($)
Jeffrey A. Meckler, Chief Executive Officer(5)	2020	540,000	210,600	-	268,123	-	47,520	(2)	1,066,243
	2019	540,000	199,800	-	519,803	-	47,096	(2)	1,306,699
Walt A. Linscott, Esq.,	2020	340,000	170,000	-	231,251	-	47,932	(3)	789,183
Chief Business Officer(6)	2019	340,000	170,000	-	329,024	-	47,050	(3)	886,074
Nir Sassi,	2020	193,899	87,660		222,381		96,908	(4)	600,848
Chief Financial Officer(7)	2019	186,687	57,361	-	304,363	-	94,065	(4)	642,476
Michael J. Newman, Ph.D.,	2020	200,000	-	-	-	-	-		200,000
Chief Scientific Officer(8)	2019	200,000	-	-	-	-	-		200,000

(1)	Represents the share-based compensation expenses recorded in Intec Israel’s consolidated financial statements for the year ended December 31, 2020 and 2019, based on the option’s fair value, calculated in accordance with accounting guidance for equity-based compensation. For a discussion of the assumptions used in reaching this valuation, see note 7 to Intec Israel’s consolidated audited financial statements.
(2)	For 2020 and 2019, referenced amount is for employer contribution to 401k plan and for life insurance and other medical premiums.
(3)	For 2020 and 2019, referenced amount is for life insurance and other medical premiums.
(4)	For 2020, the bulk of the other compensation consisted of $21,451 of automobile expenses, $29,789 deposits to severance funds, $17,648 of gross-up of related tax, $10,832 of social security payments and deposits of $14,480 to an education fund. For 2019, the bulk of the other compensation consisted of $21,804 of automobile expenses, $28,206 deposits to severance funds, $16,943 of gross-up of related tax, $10,419 of social security payments and deposits of $13,945 to an education fund.
(5)	Mr. Meckler served as Chief Executive Officer of Intec Israel during the years ended December 31, 2020 and 2019.
(6)	Mr. Linscott served as Chief Business Officer of Intec Israel during the years ended December 31, 2020 and 2019.
(7)	Mr. Sassi served as Chief Financial Officer of Intec Israel during the years ended December 31, 2020 and 2019.
(8)	Mr. Newman served as Chief Executive Officer of Decoy during the years ended December 31, 2020 and 2019.

69

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth information concerning outstanding option awards as of December 31, 2020, for the following named executive officers of Indaptus:

Option Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)	Option Exercise Price ($)	Option Expiration Date
Jeffrey A. Meckler, Chief Executive Officer(13)	04 /10/17(1)	1,500	-	425.6	04/10/27
	05 /01/17(2)	813	-	425.6	05/01/27
	12 /11/17(3)	4,570	-	536.0	12/11/27
	06 /28/18(4)	1,042	208	355.2	06/28/25
	04 /04/19(5)	781	871	611.2	04/04/26
	07 /15/20(6)	-	3,750	24.6	07/15/27
Walt A. Linscott, Esq., Chief Business Officer(14)	10 /23/17(7)	750	-	684.8	10/23/27
	12 /11/17(8)	1,750	-	684.8	12/11/27
	01 /22/19(9)	656	469	610.4	01/22/26
	09 /13/19(10)	1,042	1,459	72.0	09/13/26
	02 /17/20(11)	-	1,125	34.3	02/17/27
	09 /16/20(12)	-	1,250	25.7	09/16/27

(1)	The options vest over a period of three years from April 10, 2017, 33.3% on each anniversary of such date, ending April 10, 2020.

(2)	The options vest over a period of nine months from May 1, 2017, 11.1% every month after such date, ending January 31, 2018.

(3)	The options vest over a period of three years from December 11, 2017, 33.3% on the first anniversary of such date and 8.33% every three months thereafter, ending December 11, 2020.

(4)	The options vest over a period of three years from June 28, 2018, 33.3% on the first anniversary of such date and 8.33% every three months thereafter, ending June 28, 2021.

(5)	The options vest over a period of three years from April 4, 2019, 33.3% on the first anniversary of such date and 8.33% every three months thereafter, ending April 4, 2022.

(6)	The options vest over a period of three years from July 15, 2020, 33.3% on the first anniversary of such date and 8.33% every three months thereafter, ending July 15, 2023.

(7)	The options vest over a period of three years from October 23, 2017, 33.3% on the first anniversary of such date and 8.33% every three months thereafter, ending October 23, 2020.

(8)	The options vest over a period of three years from December 11, 2017, 33.3% on the first anniversary of such date and 8.33% every three months thereafter, ending December 11, 2020.

70

(9)	The options vest over a period of three years from January 22, 2019, 33.3% on the first anniversary of such date and 8.33% every three months thereafter, ending January 22, 2022.

(10)	The options vest over a period of three years from September 13, 2019, 33.3% on the first anniversary of such date and 8.33% every three months thereafter, ending September 13, 2022.

(11)	The options vest over a period of three years from February 17, 2020, 33.3% on the first anniversary of such date and 8.33% every three months thereafter, ending February 17, 2023.

(12)	The options become fully vested on December 31, 2021.

(13)	Mr. Meckler served as Chief Executive Officer of Intec Israel during the years ended December 31, 2020 and 2019.

(14)	Mr. Linscott served as Chief Business Officer of Intec Israel during the years ended December 31, 2020 and 2019.

Employment Agreements of Named Executive Officers

Indaptus employees are employed under the terms prescribed in their respective personal contracts, in accordance with the decisions of its management. Under these employment contracts, the employees are entitled to the social benefits prescribed by law and as otherwise provided in their personal contracts. These employment contracts each contain provisions standard for a company in its industry regarding non-competition, confidentiality of information and assignment of inventions. Under current applicable employment laws, Indaptus may not be able to enforce covenants not to compete and therefore may be unable to prevent competitors from benefiting from the expertise of some of its former employees. The following are summaries of Indaptus’ employment agreements with each named executive officer.

Following the closing of the Merger, the Company entered into employment agreements with each of Jeffrey A. Meckler, Michael J. Newman, Ph.D., and Walt A. Linscott, Esq. and entered into a services agreement with Nir Sassi.

Meckler Employment Agreement

Jeffrey A. Meckler entered into an employment agreement with the Company, or the Meckler Employment Agreement, which supersedes and replaces his employment agreement dated December 11, 2017 with Intec Pharma, Inc., a subsidiary of Intec Israel, to serve as Chief Executive Officer of the Company following completion of the Merger. The Meckler Employment Agreement provides for an annual base salary of $540,000, subject to review for an upward adjustment on at least an annual basis. Mr. Meckler is eligible to participate in an annual executive bonus plan, pursuant to which he may earn an annual target bonus of up to 50% of his base salary, based on the achievement of certain individual and company-wide objectives, which shall be established by the Company’s board of directors on an annual basis.

On August 4, 2021, the Company granted to Mr. Meckler options to purchase 375,000 shares of the Company’s common stock under the 2021 Plan. The foregoing options have an exercise price of $8.87 per share, have a 10-year term and, subject to Mr. Meckler’s continued employment with the Company on the vesting date, one-third vest in 12 months from the grant date and the remaining options vest in equal amounts quarterly over the following 24 months.

Mr. Meckler’s employment is on an at-will basis and both the Company and Mr. Meckler have the right to terminate the agreement and his employment at any time, subject to certain notice requirements described therein. The Meckler Employment Agreement may terminate upon the earliest to occur of (i) termination by the Company without cause, subject to 30 days’ written notice, (ii) immediate termination by the Company for cause (in some cases subject to a reasonable cure period, if susceptible to cure), (iii) termination by Mr. Meckler for good reason (subject to Mr. Meckler providing written notice within 90 days after he becomes aware of the event or circumstance which he believes constitutes good reason, the Company’s failure to cure within 30 days after such notice, and Mr. Meckler’s resignation within 30 days of the expiration of such cure period), (iv) termination by Mr. Meckler without good reason, subject to 30 days’ written notice, (v) Mr. Meckler’s death, or (vi) termination by reason of Mr. Meckler’s disability.

71

In the event that Mr. Meckler’s employment terminates by reason of his death or disability, and Mr. Meckler is entitled to receive a bonus for the year of termination based on the achievement of pre-determined performance goals (and ignoring any continuation of employment requirements), Mr. Meckler (or his representatives) shall be entitled to receive such bonus on the same basis as the other participants in the bonus plan, except that the bonus amount shall be prorated based on the percentage of days Mr. Meckler was employed relative to the total number of days in the bonus earning period.

Upon termination of Mr. Meckler’s employment by the Company without cause or Mr. Meckler’s resignation for good reason, Mr. Meckler will be entitled to a severance benefit equal to (i) twelve months of his base salary as in effect prior to the termination date, payable in bi-monthly installments and (ii) an amount equal to Mr. Meckler’s cost of continued health insurance coverage for twelve months. In addition, if Mr. Meckler is entitled to receive a bonus for the year of termination based on the achievement of pre-determined performance goals (and ignoring any continuation of employment requirements), Mr. Meckler (or his representatives) shall be entitled to receive such bonus on the same basis as the other participants in the bonus plan, except that the bonus amount shall be prorated based on the percentage of days Mr. Meckler was employed relative to the total number of days in the bonus earning period.

If Mr. Meckler’s employment is terminated by the Company without cause or by Mr. Meckler for good reason during the one year period immediately following a change in control or six months before a change in control, then Mr. Meckler will be entitled to receive, (i) eighteen months of his base salary as in effect prior to the termination date, payable in bi-monthly installments, (ii) an amount equal to Mr. Meckler’s cost of continued health insurance coverage for eighteen months the current year bonus at the target level, which shall be paid within 30 days of termination, (iii) the current year bonus at the target level, which shall be paid within 30 days of termination, and (iv) full accelerated vesting of all of outstanding equity incentive awards upon the later of the change in control or Mr. Meckler’s termination of employment.

Mr. Meckler’s employment agreement also includes provisions regarding confidentiality, the assignment of intellectual property to the Company, participation in the Company’s medical and similar insurance plans and reimbursement of expenses.

Newman Employment Agreement

Michael J. Newman, Ph.D., entered into an employment agreement with the Company, or the Newman Employment Agreement, to serve as Chief Science Officer of the Company following completion of the Merger. The Newman Employment Agreement provides for an annual base salary of $425,000, subject to review for an upward adjustment on at least an annual basis. Dr. Newman is eligible to participate in an annual executive bonus plan, pursuant to which he may earn an annual target bonus of up to 50% of his base salary, based on the achievement of certain individual and company-wide objectives, which shall be established by the Company’s board of directors on an annual basis.

On August 4, 2021, the Company granted to Dr. Newman options to purchase 290,000 shares of the Company’s common stock under the 2021 Plan. The foregoing options have an exercise price of $8.87 per share, have a 10-year term and, subject to Dr. Newman’s continued employment with the Company on the vesting date, one-third vest in 12 months from the grant date and the remaining options vest in equal amounts quarterly over the following 24 months.

Dr. Newman’s employment under the Newman Employment Agreement is on an at-will basis and both the Company and Dr. Newman have the right to terminate the agreement and his employment at any time, subject to certain notice requirements described therein. The Newman Employment Agreement may terminate upon the earliest to occur of (i) termination by the Company without cause, subject to 30 days’ written notice, (ii) immediate termination by the Company for cause (in some cases subject to a reasonable cure period, if susceptible to cure), (iii) termination by Dr. Newman for good reason (subject to Dr. Newman providing written notice within 90 days after he becomes aware of the event or circumstance which he believes constitutes good reason, the Company’s failure to cure within 30 days after such notice, and Dr. Newman’s resignation within 30 days of the expiration of such cure period), (iv) termination by Dr. Newman without good reason, subject to 30 days’ written notice, (v) Dr. Newman’s death, or (vi) termination by reason of Dr. Newman’s disability.

72

In the event that Dr. Newman’s employment terminates by reason of his death or disability, and Dr. Newman is entitled to receive a bonus for the year of termination based on the achievement of pre-determined performance goals (and ignoring any continuation of employment requirements), Dr. Newman (or his representatives) shall be entitled to receive such bonus on the same basis as the other participants in the bonus plan, except that the bonus amount shall be prorated based on the percentage of days Dr. Newman was employed relative to the total number of days in the bonus earning period.

Upon termination of Dr. Newman’s employment by the Company without cause or Dr. Newman’s resignation for good reason, Dr. Newman will be entitled to a severance benefit equal to (i) twelve months of his base salary as in effect prior to the termination date, payable in bi-monthly installments and (ii) an amount equal to Dr. Newman’s cost of continued health insurance coverage for twelve months. In addition, if Dr. Newman is entitled to receive a bonus for the year of termination based on the achievement of pre-determined performance goals (and ignoring any continuation of employment requirements), Dr. Newman (or his representatives) shall be entitled to receive such bonus on the same basis as the other participants in the bonus plan, except that the bonus amount shall be prorated based on the percentage of days Dr. Newman was employed relative to the total number of days in the bonus earning period.

If Dr. Newman’s employment is terminated by the Company without cause or by Dr. Newman for good reason during the one year period immediately following a change in control or six months before a change in control, then Dr. Newman will be entitled to receive, (i) eighteen months of his base salary as in effect prior to the termination date, payable in bi-monthly installments, (ii) an amount equal to Dr. Newman’s cost of continued health insurance coverage for eighteen months the current year bonus at the target level, which shall be paid within 30 days of termination, (iii) the current year bonus at the target level, which shall be paid within 30 days of termination, and (iv) full accelerated vesting of all of outstanding equity incentive awards upon the later of the change in control or Dr. Newman’s termination of employment.

Dr. Newman’s employment agreement also includes provisions regarding confidentiality, the assignment of intellectual property to the Company, participation in the Company’s medical and similar insurance plans and reimbursement of expenses.

Linscott Employment Agreement

Walt A. Linscott, Esq. entered into an employment agreement with the Company, or the Linscott Employment Agreement, which supersedes and replaces his employment agreement dated October 23, 2017 with Intec Pharma, Inc., a subsidiary of Intec Israel, to serve as Chief Business Officer of the Company following completion of the Merger. The Linscott Employment Agreement provides for an annual base salary of $405,000, subject to review for an upward adjustment on at least an annual basis. Mr. Linscott is eligible to participate in an annual executive bonus plan, pursuant to which he may earn an annual target bonus of up to 40% of his base salary, based on the achievement of certain individual and company-wide objectives, which shall be established by the Company’s board of directors on an annual basis.

On August 4, 2021, the Company granted to Mr. Linscott options to purchase 210,000 shares of the Company’s common stock under the 2021 Plan. The foregoing options have an exercise price of $8.87 per share, have a 10-year term and, subject to Mr. Linscott’s continued employment with the Company on the vesting date, one-third vest in 12 months from the grant date and the remaining options vest in equal amounts quarterly over the following 24 months.

Mr. Linscott’s employment under the Linscott Employment Agreement is on an at-will basis and both the Company and Mr. Linscott have the right to terminate the agreement and his employment at any time, subject to certain notice requirements described therein. The Linscott Employment Agreement may terminate upon the earliest to occur of (i) termination by the Company without cause, subject to 30 days’ written notice, (ii) immediate termination by the Company for cause (in some cases subject to a reasonable cure period, if susceptible to cure), (iii) termination by Mr. Linscott for good reason (subject to Mr. Linscott providing written notice within 90 days after he becomes aware of the event or circumstance which he believes constitutes good reason, the Company’s failure to cure within 30 days after such notice, and Mr. Linscott’s resignation within 30 days of the expiration of such cure period), (iv) termination by Mr. Linscott without good reason, subject to 30 days’ written notice, (v) Mr. Linscott’s death, or (vi) termination by reason of Mr. Linscott’s disability.

73

In the event that Mr. Linscott’s employment terminates by reason of his death or disability, and Mr. Linscott is entitled to receive a bonus for the year of termination based on the achievement of pre-determined performance goals (and ignoring any continuation of employment requirements), Mr. Linscott (or his representatives) shall be entitled to receive such bonus on the same basis as the other participants in the bonus plan, except that the bonus amount shall be prorated based on the percentage of days Mr. Linscott was employed relative to the total number of days in the bonus earning period.

Upon termination of Mr. Linscott’s employment by the Company without cause or Mr. Linscott’s resignation for good reason, Mr. Linscott will be entitled to a severance benefit equal to (i) twelve months of his base salary as in effect prior to the termination date, payable in bi-monthly installments and (ii) an amount equal to Mr. Linscott’s cost of continued health insurance coverage for twelve months. In addition, if Mr. Linscott is entitled to receive a bonus for the year of termination based on the achievement of pre-determined performance goals (and ignoring any continuation of employment requirements), Mr. Linscott (or his representatives) shall be entitled to receive such bonus on the same basis as the other participants in the bonus plan, except that the bonus amount shall be prorated based on the percentage of days Mr. Linscott was employed relative to the total number of days in the bonus earning period.

If Mr. Linscott’s employment is terminated by the Company without cause or by Mr. Linscott for good reason during the one year period immediately following a change in control or six months before a change in control, then Mr. Linscott will be entitled to receive, (i) eighteen months of his base salary as in effect prior to the termination date, payable in bi-monthly installments, (ii) an amount equal to Mr. Linscott’s cost of continued health insurance coverage for eighteen months the current year bonus at the target level, which shall be paid within 30 days of termination, (iii) the current year bonus at the target level, which shall be paid within 30 days of termination, and (iv) full accelerated vesting of all of outstanding equity incentive awards upon the later of the change in control or Mr. Linscott’s termination of employment.

Mr. Linscott’s employment agreement also includes provisions regarding confidentiality, the assignment of intellectual property to the Company, participation in the Company’s medical and similar insurance plans and reimbursement of expenses.

Sassi Consulting Agreement

Nir Sassi entered into a consulting agreement with the Company, or the Sassi Consulting Agreement, to serve as Chief Financial Officer of the Company following completion of the Merger. The Sassi Consulting Agreement provides for a monthly payment of $31,500, eligibility for an annual bonus of up to 30% of the total annual monthly payment provided he has provided services in 2021 for at least three months, and a grant of options described further below. The Sassi Consulting Agreement may be terminated by either party upon 30 days’ prior written notice.

On August 4, 2021, the Company granted to Mr. Sassi options to purchase 35,000 shares of the Company’s common stock under the 2021 Plan. The foregoing options have an exercise price of $8.87 per share, have a 5-year term and vest over a period of 12 months in four equal quarterly installments and shall accelerate upon termination of the Sassi Consulting Agreement.

Upon termination of Mr. Sassi’s relationship by the Company without cause or Mr. Sassi’s resignation for good reason, Mr. Sassi will be entitled to severance pay of $378,000, 50% of which shall be paid upon termination, 25% of which shall be paid within three months of termination and 25% of which shall be paid within six months of termination. Mr. Sassi will be covered by the Company’s D&O insurance policy.

The foregoing summaries of the Newman Employment Agreement, the Meckler Employment Agreement, the Linscott Employment Agreement and the Sassi Consulting Agreement do not purport to be complete and are qualified in their entirety by reference to the Newman Employment Agreement, the Meckler Employment Agreement, the Linscott Employment Agreement and the Sassi Consulting Agreement, copies of which are filed as Exhibits 10.3, 10.4, 10.5 and 10.6, respectively, to the registration statement of which this prospectus forms a part.

74

Director Compensation

The following table provides certain information concerning the compensation for services rendered in all capacities by each non-employee director serving on our board during the year ended December 31, 2020, other than Mr. Meckler, the Company’s Chief Executive Officer, who did not receive additional compensation for his services as director and whose compensation is set forth in the Summary Compensation Table.

Name	Fees earned ($)	Stock awards ($)	Option awards ($) (1)	Non-equity incentive plan compensation ($)	Nonqualified deferred compensation earnings ($)	All other compensation ($)	Total ($)
Dr. John W. Kozarich(2)	80,000	-	8,134	-	-	-	88,134
Hila Karah	68,343	-	27,356	-	-	-	95,699
Anthony J. Maddaluna	58,292	-	24,498	-	-	-	82,790
Roger J. Pomerantz	64,792	-	25,926	-	-	-	90,718
William B. Hayes	62,292	-	27,356	-	-	-	89,648
Brian O’Callaghan	-	-	-	-	-	-	-
Hoonmo Lee	-	-	-	-	-	-	-

(1)	Represents the share-based compensation expenses recorded in Intec Israel’s consolidated financial statements for the year ended December 31, 2020, based on the option’s fair value, calculated in accordance with accounting guidance for equity-based compensation. For a discussion of the assumptions used in reaching this valuation see note 7 to Intec Israel’s consolidated audited financial statements included in Intec Israel’s Annual Report on Form 10-K filed with the SEC on March 16, 2021.
(2)	Mr. Kozarich served as Intec Israel’s Chairman of the board of directors from July 2016 to December 2020.

75

Following the closing of the Merger, Indaptus adopted a director compensation policy. Pursuant to the policy, the annual retainer for non-employee directors is $50,000 and the annual retainer for the chair of the board of directors is $100,000. Annual retainers for committee membership are as follows:

Audit committee chairperson	$15,000
Audit committee member	$7,500
Compensation committee chairperson	$10,000
Compensation committee member	$6,000
Nominating committee chairperson	$8,000
Nominating committee member	$5,000

These fees are payable in advance in four equal quarterly installments on the first day of each quarter, provided that the amount of such payment will be prorated for any portion of such quarter that a director is not serving on Indaptus’ board of directors, on such committee or in such position. Non-employee directors are also reimbursed for reasonable out-of-pocket business expenses incurred in connection with attending meetings of the board of directors and any committee of the board of directors on which they serve and in connection with other business related to the board of directors. Directors may also be reimbursed for reasonable out-of-pocket business expenses authorized by the board of directors or a committee that are incurred in connection with attending conferences or meetings with management in accordance with a travel policy, as may be in effect from time to time.

In addition, each non-employee director (other than the board chair) shall be granted initial stock options for such number of shares of common stock of Indaptus equal to a Black-Scholes value of $165,000 on the grant date, as determined by Indaptus’ Compensation Committee, and on the date of each board meeting coincident with or immediately following the annual meeting, beginning with the annual meeting of stockholders for 2022, a grant of stock options for such number of shares of common stock of Indaptus equal to a Black-Scholes value of $75,000 on the grant date, as determined by Indaptus’ Compensation Committee. The stock options shall vest in full on the first anniversary of the grant date, subject to continued service on the board and the options shall also vest in full immediately upon a change of control.

In addition, Dr. Roger J. Pomerantz as the Board chair, shall also be granted initial stock options with a grant date value of $600,000 based on the Black-Scholes value as determined by Indaptus’ Compensation Committee and stock options with a grant date value of $600,000 based on the Black-Scholes value as determined by the Company’s Compensation Committee on the date of each board meeting coincident with or immediately following the annual meeting of stockholders for both calendar year 2022 and 2023, provided he is then serving as Board chair. These options shall vest one-third on the first, second and third anniversary of the grant date provided Dr. Pomerantz is then serving as Board chair.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Described below are any transactions occurring since January 1, 2019, and any currently proposed transactions to which Indaptus, Decoy or Intec Israel was a party and in which

●	the amount involved exceeded the lesser of (i) $120,000, and (ii) one percent of the average of Intec Israel or Decoy’s total assets at year end for the last two completed fiscal years, and

●	a director, executive officer, holder of more than 5% of the outstanding share capital of Intec Israel or Decoy, or any member of such person’s immediate family had or will have a direct or indirect material interest.

76

Agreements with Officers, Directors and Others

Compensation arrangements for Indaptus’, Decoy’s and Intec Israel’s executive officers and directors are described in the section entitled “Executive Compensation.”

Giora Carni served as Intec Israel’s Director of Technology from October 2014 as well as member of Intec Israel’s board of directors from March 2016 to December 2017. In May 2017, following the resignation of Zeev Weiss, Mr. Carni became Intec Israel’s interim Chief Executive Officer until July 2017 when Mr. Meckler, Intec Israel’s current Chief Executive Officer, was appointed. As of Intec Israel’s general meeting of shareholders held on December 11, 2017, Mr. Carni’s services as a director of Intec Israel ended, and he served as a consultant (on a 50% basis) until June 11, 2019. Prior to his resignation Mr. Carni was entitled to a monthly gross salary of NIS 35,000 (70% scope of employment), and to social benefits, such as annual paid vacation days, severance pay, recuperation pay, manager’s insurance, sick leave and studies fund. In addition, Intec Israel provided Mr. Carni with a leased company car and a mobile phone. In December 2017, following the lapse of this tenure as a member our board of directors, Intec Israel entered into a new employment agreement with Mr. Carni. Mr. Carni’s agreement (50% scope of employment) was for a term starting on December 12, 2017 and ending June 11, 2019 for a monthly fee of NIS 35,000.

Additionally, Intec Israel entered into employment agreements with its former directors, Messrs. Zeev Weiss, and Zvi Joseph for their continued service to Intec Israel (on a reduced scope of work and for a limited term). Mr. Weiss’ agreement (40% scope of employment) is for a term starting on October 1, 2017 and ending June 30, 2019 for a monthly fee of NIS 25,000, and Mr. Joseph’s agreement (50% scope of employment) is for a term starting on December 12, 2017 and ending June 11, 2019 for a monthly fee of NIS 25,000.

In March 2021, Decoy’s board of directors authorized the acceleration of the vesting provisions associated with stock options held by Stella M. Sung, Ph.D., Decoy’s Chief Business Officer, such that all options held by Dr. Sung will become vested in full immediately prior to, and conditioned upon, the closing of the Merger.

Indemnification Agreements and Directors’ and Officers’ Liability Insurance

Indaptus’ charter permits the company to exculpate, indemnify and insure its directors and officeholders to the fullest extent permitted by law. Indaptus has obtained directors’ and officers’ insurance for each of its officers and directors and have entered into indemnification agreements with all of its current officers and directors.

Indaptus has entered into indemnification and exculpation agreements with each of its current office holders and directors exculpating them to the fullest extent permitted by the law and our articles of association and undertaking to indemnify them to the fullest extent permitted by the law and its articles of association.

Indaptus also maintains an insurance policy that insures its directors and officers against certain liabilities, including liabilities arising under applicable securities laws.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table and the related notes present information on the beneficial ownership of Indaptus based on beneficial ownership as of September 22, 2021  by:

●	each person, or group of affiliated persons of beneficial owner of more than 5% of the outstanding common stock of Indaptus;

●	each executive officer and director of Indaptus; and

●	all of Indaptus’ executive officers and directors as a group.

Beneficial ownership is determined according to the rules of the SEC and generally means that a person has beneficial ownership of a security if he, she or it possesses sole or shared voting or investment power of that security, including securities that are exercisable or convertible, as the case may be, within 60 days of the date of this proxy statement/prospectus. Shares of common stock issuable pursuant to such securities are deemed outstanding for computing the percentage of the person holding such securities and the percentage of any group of which the person is a member but are not deemed outstanding for computing the percentage of any other person. Except as indicated by the footnotes below, management believes, based on the information furnished to it, that the persons named in the table below have sole voting and investment power with respect to all shares of common stock shown that they beneficially own, subject to community property laws where applicable. The information does not necessarily indicate beneficial ownership for any other purpose, including for purposes of Section 13(d) and 13(g) of the Securities Act.

77

The percentage of shares beneficially owned is based on 5,405,970 shares of Indaptus Common Stock outstanding as of September 22, 2021.

Name of Beneficial Owner	Shares of Indaptus Common Stock Beneficially Owned		Percentage (%)
Persons or entities holding 5% or more our outstanding common stock
TY Bio Investment, Inc.	694,522	(1)	12.8%
Anderson Family Trust	387,322	(2)	7.2%

Executive officers and directors
Jeffrey A. Meckler	25,637	(3)	*
Nir Sassi	5,145	(4)	*
Michael J. Newman, Ph.D.	1,388,356	(5)	25.7%
Walt A. Linscott, Esq.	5,854	(6)	*
Hila Karah	927	(7)	*
Anthony J. Maddaluna	1,316	(8)	*
William B. Hayes	646	(9)	*
Dr. Roger J. Pomerantz	646	(10)	*
Hoonmo Lee	694,522	(11)	12.8%
Brian O’Callaghan	20,926	(12)	*
All executive officers and directors as a group (10 persons)	2,143,975	(13)	39.3%

*	Less than 1%

(1)

Shares are held by TY Bio Investment, Inc. (“TY Bio”). TY Bio is a California corporation that is controlled by Hoonmo Lee, a director nominee of Intec Parent. As such, Mr. Lee may be deemed to beneficially own such shares of Indaptus common stock.

(2)	Shares are held by the Anderson Family Trust, Glen R. Anderson, Trustee.

(3)	Consists of (i) 14,460 shares of common stock, and (ii) 11,177 shares of common stock issuable upon exercise of outstanding options, of which 443 will vest within 60 days of September 22, 2021.

(4)	Consists of 5,145 shares of common stock issuable upon exercise of outstanding options of which 188 will vest within 60 days of September 22, 2021.

(5)	Consists of (i) 1,361,524 shares of common stock held by the Michael J. Newman Trust, dated January 21, 2008, Michael J. Newman, Trustee; and (ii) 26,832 shares of common stock held by Janet Lee Harris, Trustee of the Janet Harris Living Trust, executed on March 25, 2009 (the “Harris Trust”). Ms. Harris is the spouse of Dr. Newman, and as such, Dr. Newman is deemed to beneficially own such shares.

(6)	Consists of 5,854 shares of common stock issuable upon exercise of outstanding options of which 188 will vest within 60 days of September 22, 2021.

(7)	Consists of 927 shares of common stock issuable upon exercise of outstanding options, of which 63 will vest within 60 days of September 22, 2021.

78

(8)	Consists of (i) 670 shares of common stock, and (ii) 646 shares of common stock issuable upon exercise of outstanding options, of which 63 will vest within 60 days of September 22, 2021.

(9)	Consists of 646 shares of common stock issuable upon exercise of outstanding options, of which 63 will vest within 60 days of September 22, 2021.

(10)	Consists of 646 shares of common stock issuable upon exercise of outstanding options, of which 63 will vest within 60 days of September 22, 2021.

(11)	Consists of 694,522 shares of common stock. The shares are held by TY Bio. Mr. Lee controls TY Bio and may therefore be deemed to beneficially own such shares of common stock.

(12)	Consists of 20,926 shares of common stock issuable upon exercise of outstanding options of which 1,744 shares will vest within 60 days of September 22, 2021.

(13)	Consists of (i) 2,098,008 shares of common stock, and (ii) 45,967 shares of common stock issuable upon exercise of outstanding options, of which 2,815 will vest within 60 days of days of September 22, 2021.

SELLING STOCKHOLDERS

The shares of common stock being offered by the selling stockholders are those shares of common stock issued upon exercise of pre-funded warrants and warrants issued in the August 2021 Private Placement as well as shares of common stock issuable upon exercise of placement agent warrants issued in the August 2021 Private Placement. The following table sets forth the number and percentage of shares of our common stock beneficially owned by the selling stockholders as of September 22, 2021, taking into account number of shares that may be offered under this prospectus and the number and percentage of our shares of common stock beneficially owned by the selling stockholders assuming all of the shares offered under this prospectus are sold. Beneficial ownership is determined in accordance with the rules of the SEC and includes voting or investment power with respect to shares of our common stock. Generally, a person “beneficially owns” shares of our common stock if the person has or shares with others the right to vote those shares or to dispose of them, or if the person has the right to acquire voting or disposition rights within 60 days.

All information contained in the table below and the footnotes thereto is based upon information provided to us by the selling stockholders. The information in the table below and the footnotes thereto regarding shares of our common stock to be beneficially owned after the offering under this prospectus assumes the sale of all shares of our common stock being offered by the selling stockholders under this prospectus. The percentage of shares of our common stock owned prior to and after the offering under this prospectus is based on 5,405,970 shares of our common stock outstanding as of September 22, 2021. Unless otherwise indicated in the footnotes to this table, we believe that the selling stockholders have sole voting and investment power with respect to the shares of our common stock indicated as beneficially owned.

Except for the transaction described in Prospectus Summary, neither the selling stockholders nor any of their affiliates, officers, directors or principal equity holders have held any position or office or had any other material relationship with us or our affiliates within the past three years. Other than with respect to H.C. Wainwright & Co., LLC, or H.C. Wainwright, which acted as our placement agent in the August 2021 Private Placement, Intec Israel’s placement agent in the private placement in May 2020 and Intec Israel’s underwriter in the underwritten public offering in February 2020, except for the ownership of the pre-funded warrants, warrants, and placement agent warrants issued, pursuant to prior financings of Intec Israel, the selling stockholders have not had any material relationship with us within the past three years.

As used in this prospectus, the term “selling stockholders” includes the selling stockholders named below and any donees, pledgees, transferees or other successors-in-interest selling shares of our common stock received after the date of this prospectus from the selling stockholders as a gift, pledge, or other non-sale related transfer.

79

The number of shares in the column “Maximum Number of Shares Offered” represents all of the shares of our common stock that the selling stockholders may offer under this prospectus. The fourth column assumes the sale of all the shares of our common stock offered by the selling stockholders under this prospectus and that the selling stockholders do not acquire any additional shares of our common stock before the completion of the offering under this prospectus. However, because the selling stockholders may sell all or some of the shares offered under this prospectus from time to time, or in another permitted manner, we cannot assure you as to the actual number of shares of our common stock that will be sold by the selling stockholders or that will be held by the selling stockholders after completion of any sales. The selling stockholders may sell some, all or none of the shares of our common stock offered under this prospectus. We do not know how long the selling stockholders will hold the shares of our common stock offered under this prospectus before selling them, and we currently have no agreements, arrangements or understandings with the selling stockholders regarding the sale of any of the shares of our common stock.

Under the terms of the pre-funded warrants, warrants and placement agent warrants issued in the August 2021 Private Placement, a selling stockholder may not exercise such warrants to the extent such exercise would cause such selling stockholder, together with its affiliates and attribution parties, to beneficially own a number of shares of common stock which would exceed 4.99% or 9.99% of our then outstanding common stock following such exercise, excluding for purposes of such determination shares of common stock issuable upon exercise of the warrants which have not been exercised.

	Ownership Before Offering						Ownership After Offering
Selling Stockholder	Number of shares of common stock beneficially owned		Percentage of common stock beneficially owned		Maximum number of shares of common stock offered		Number of shares of common stock beneficially owned		Percentage of common stock beneficially owned
Armistice Capital Master Fund, Ltd.(1)	5,517,046	(2)(3)	102.05	%(2)	5,454,546	(2)(4)	62,500	(2)(5)	1.16%
Charles Worthman(6)	1,364	(7)	*		1,364		—		0%
Craig Schwabe(6)	4,602	(8)	*		4,602		—		0%
Michael Vasinkevich(6)	87,443	(9)	1.62%		87,443		—		0%
Noam Rubinstein(6)	42,955	(10)	*		42,955		—		0%

*	Denotes less than 1%.

(1)

The shares of common stock are directly held by Armistice Capital Master Fund Ltd., a Cayman Islands exempted company, or the Master Fund, and may be deemed to be indirectly beneficially owned by: (i) Armistice Capital, LLC, or Armistice Capital, as the investment manager of the Master Fund; and (ii) Steven Boyd, as the Managing Member of Armistice Capital. Armistice Capital and Steven Boyd disclaim beneficial ownership of the securities except to the extent of their respective pecuniary interests therein. All of the shares are issuable only upon exercise of pre-funded warrants and warrants, both of which are subject to certain beneficial ownership limitations. The address of the Master Fund is c/o Armistice Capital, LLC, 510 Madison Ave, 7th Floor, New York, NY 10022.

(2)	Assumes the exercise of all pre-funded warrants and warrants held by Armistice Capital Master Fund Ltd., even though all such warrants are subject to beneficial ownership limitations of 4.99% that prevent Armistice Capital Master Fund Ltd. from exercising any number of warrants to the extent such exercise would result in it owning more than 4.99% of the Company’s outstanding shares of common stock.

(3)	Represents (i) 62,500 shares of common stock issuable upon exercise of warrants originally issued in Intec Israel’s February 2020 financing, after giving effect to the Domestication Merger and the Reverse Share Splits, and (2) 2,727,273 shares of common stock issuable upon exercise of pre-funded warrants and 2,727,273 shares of common stock issuable upon exercise of warrants issued in the August 2021 Private Placement.

(4)	Represents 2,727,273 shares of common stock issuable upon exercise of pre-funded warrants and 2,727,273 shares of common stock issuable upon exercise of warrants issued in the August 2021 Private Placement.

80

(5)	Represents 62,500 shares of common stock issuable upon exercise of warrants originally issued in Intec Israel’s February 2020 financing, after giving effect to the Domestication Merger and the Reverse Share Splits.

(6)	Referenced person is affiliated with H.C. Wainwright, a registered broker dealer, which served as the placement agent for the August 2021 Private Placement. Each of Noam Rubinstein, Charles Worthman, Michael Vasinkevich and Craig Schwabe have a registered address of 430 Park Ave, 3rd Floor, New York, NY 10022.

(7)	Represents 1,364 shares of common stock issuable upon exercise of placement agent warrants issued in the August 2021 Private Placement.

(8)	Represents 4,602 shares of common stock issuable upon exercise of placement agent warrants issued in the August 2021 Private Placement.

(9)	Represents 87,443 shares of common stock issuable upon exercise of placement agent warrants issued in the August 2021 Private Placement.

(10)	Represents 42,955 shares of common stock issuable upon exercise of placement agent warrants issued in the August 2021 Private Placement.

DESCRIPTION OF SECURITIES

General

The following description of our capital stock is a summary. This summary is subject to the DGCL and the complete text of our Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws.

Our authorized capital stock consists of shares made up of 200,000,000 shares of common stock, par value $0.01 per share and 5,000,000 shares of undesignated preferred stock, par value $0.01 per share.

Common stock

Each share of our common stock outstanding is entitled to one vote on all matters on which our stockholders generally are entitled to vote. However, holders of our common stock are not be entitled to vote on any amendment to the Amended and Restated Certificate of Incorporation that relates solely to the terms of one or more outstanding classes or series of preferred stock if the holders of such affected classes or series are entitled, either separately or together with the holders of one or more other such class or series, to vote thereon pursuant to the Amended and Restated Certificate of Incorporation or the DGCL.

Generally, the Amended and Restated Bylaws provide that, subject to applicable law or the Amended and Restated Certificate of Incorporation and/or the Amended and Restated Bylaws, all corporate actions to be taken by vote of the stockholders are authorized by a majority of the votes cast by the stockholders entitled to vote thereon who are present in person, or by remote communication, if applicable, or represented by proxy, and where a separate vote by class or series is required, a majority of the votes cast by the stockholders of such class or series who are present in person, or by remote communication, if applicable, or represented by proxy will be the act of such class or series. Directors are elected by a plurality of the votes cast at a meeting of our stockholders for the election of directors at which a quorum is present.

Subject to the rights of holders of any then outstanding class or series of preferred stock, holders of our common stock are entitled to receive dividends and other distributions in cash, stock or property as the board of directors may declare thereon from time to time, and share equally on a per share basis in all such dividends and other distributions. In the event of our dissolution, whether voluntary or involuntary, after the payment in full of the amounts required to be paid to the holders of any outstanding class or series of preferred stock, our remaining assets and funds available for distribution will be distributed pro rata to the holders of our Common stock in proportion to the number of shares held by them and to the holders of any class or series of preferred stock entitled to a distribution. Holders of our Common stock do not have preemptive rights to purchase shares of our Common stock. All outstanding shares of our Common stock are be fully paid and non- assessable. The rights, preferences and privileges of holders of our Common stock are subject to those of the holders of any outstanding class or series of our preferred stock that we may issue in the future.

81

Blank Check Preferred Stock

Our board of directors may, from time to time, authorize the issuance of one or more classes or series of preferred stock without stockholder approval. The Amended and Restated Certificate of Incorporation permits us to issue up to 5,000,000 shares of preferred stock. The number of authorized shares of preferred stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of our capital stock entitled to vote thereon, without a separate class vote of the holders of preferred stock, or any separate series votes of any series thereof, unless a vote of any such holders is required pursuant to the terms of any preferred stock certificate of designations.

Subject to the provisions of the Amended and Restated Certificate of Incorporation and limitations prescribed by law, our board of directors is expressly authorized, by resolution or resolutions, to provide, out of the unissued shares of preferred stock, for classes and series of preferred stock. The board of directors may fix the number of shares constituting such class or series and the designation of such class or series and the powers (including voting, if any), preferences and relative, participating, optional or other special rights, if any, and any qualifications, limitations or restrictions thereof, of the shares of such class or series. Each class or series is appropriately designated by a distinguishing designation prior to the issuance of any shares thereof. The powers (including voting, if any), preferences and relative, participating, optional and other special rights of each series of preferred stock, and the qualifications, limitations or restrictions thereof, if any, may differ from those of any and all other classes and series of preferred stock at any time outstanding.

The issuance of preferred stock, while providing flexibility in connection with possible acquisitions and other corporate purposes, may adversely affect the rights our common stockholders by, among other things:

●	restricting dividends on the common stock;

●	diluting the voting power of the common stock;

●	impairing the liquidation rights of the common stock; or

●	delaying or preventing a change in control without further action by the stockholders.

As a result of these or other factors, the issuance of preferred stock could have an adverse impact on the market price of our common stock. There is no current intention for us to issue any shares of preferred stock.

Anti-takeover Effects of Certain Provisions of the Amended and Restated Certificate of Incorporation and the Amended and Restated Bylaws

General

The Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws contains provisions that are intended to enhance the likelihood of continuity and stability in the composition of our board of directors and that could make it more difficult to acquire control of us by means of a tender offer, open market purchases, a proxy contest or otherwise. A description of these provisions is set forth below.

Delaware Anti-Takeover Law

We are subject to Section 203 of the Delaware General Corporation Law. Section 203 generally prohibits a public Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years after the date of the transaction in which the person became an interested stockholder, unless:

●	prior to the date of the transaction, the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

82

●	upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding specified shares; or

●	at or subsequent to the date of the transaction, the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock which is not owned by the interested stockholder.

Section 203 defines a “business combination” to include:

●	any merger or consolidation involving the corporation and the interested stockholder;

●	any sale, lease, exchange, mortgage, pledge, transfer or other disposition of 10% or more of the assets of the corporation to or with the interested stockholder;

●	subject to exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder;

●	subject to exceptions, any transaction involving the corporation that has the effect of increasing the proportionate share of the stock of any class or series of the corporation beneficially owned by the interested stockholder; or

●	the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.

In general, Section 203 defines an “interested stockholder” as any person that is:

●	the owner of 15% or more of the outstanding voting stock of the corporation;

●	an affiliate or associate of the corporation who was the owner of 15% or more of the outstanding voting stock of the corporation at any time within three years immediately prior to the relevant date; or

●	the affiliates and associates of the above.

Under specific circumstances, Section 203 makes it more difficult for an “interested stockholder” to effect various business combinations with a corporation for a three-year period, although the stockholders may, by adopting an amendment to the corporation’s certificate of incorporation or bylaws, elect not to be governed by Section 203. The election not to be governed by Section 203 is effective (i) upon the filing of the certificate of amendment with the Secretary of State of the State of Delaware or the adoption of the amendment to the bylaws, as applicable, for a corporation that does not have a class of voting stock listed on a national securities exchange or held of record by more than 2,000 stockholders or (ii) 12 months after such action for all other corporations.

Our Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws do not exclude it from the restrictions of Section 203. We anticipate that the provisions of Section 203 might encourage companies interested in acquiring it to negotiate in advance with its board of directors since the stockholder approval requirement would be avoided if a majority of the directors then in office approve either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder.

No Cumulative Voting

Under Delaware law, the right to vote cumulatively does not exist unless the certificate of incorporation specifically authorizes cumulative voting. The Amended and Restated Certificate of Incorporation does not grant stockholders the right to vote cumulatively.

83

Blank Check Preferred Stock

We believe that the availability of the preferred stock under the Amended and Restated Certificate of Incorporation provides us with flexibility in addressing corporate issues that may arise. Having these authorized shares available for issuance allows us to issue shares of preferred stock without the expense and delay of a special stockholders’ meeting. The authorized shares of preferred stock, as well as shares of common stock, is available for issuance without further action by our stockholders, with the exception of any actions required by applicable law or the rules of any stock exchange on which our securities may be listed. The board of directors has the power, subject to applicable law, to issue classes or series of preferred stock that could, depending on the terms of the class or series, impede the completion of a merger, tender offer or other takeover attempt.

Advance Notice Procedure

The Amended and Restated Bylaws provide an advance notice procedure for stockholders to nominate director candidates for election or to bring business before an annual meeting of stockholders, including proposed nominations of persons for election to the board of directors.

The Amended and Restated Bylaws provide that as to the notice of stockholder proposals of business to be brought at the annual meeting of stockholders, notice must be delivered to our secretary (i) not less than 90 days nor more than 120 days prior to the first anniversary of the preceding year’s annual meeting or (ii) (x) if the date of the annual meeting is advanced by more than 30 days or delayed by more than 60 days from the first anniversary of the preceding year’s annual meeting, or (y) with respect to the first annual meeting held after the issuance of securities pursuant to the registration statement of which this prospectus forms a part, not more than 120 days nor less than 90 days prior to the date of such annual meeting or, if later, the 10th day following the day on which public announcement of the date of such meeting is first made by us. In addition, any proposed business other than the nomination of persons for election to our board of directors must constitute a proper matter for stockholder action.

The Amended and Restated Bylaws provide that in the case of nominations for election at an annual meeting, notice must be delivered to, or mailed and received at, our principal executive offices (i) not less than 90 days nor more than 120 days prior to the first anniversary of the preceding year’s annual meeting or (ii) (x) if the date of the annual meeting is advanced by more than 30 days or delayed by more than 60 days from the first anniversary of the preceding year’s annual meeting, or (y) with respect to the first annual meeting held after the issuance of securities pursuant to the registration statement of which this prospectus forms a part, not more than 120 days nor less than 90 days prior to the date of such annual meeting or, if later, the 10th day following the day on which public announcement of the date of such annual meeting is first made by us. In the case of nominations for election at a special meeting of stockholders called for the election of directors, notice must be delivered to, or mailed and received at, our principal executive offices (i) not less than 90 days nor more than 120 days prior to the first anniversary of the preceding year’s annual meeting or (ii) if later, the 10th day following the day on which public announcement of the date of such special meeting is first made by us. In addition, each such stockholder’s notice must include certain information regarding the stockholder and the director nominee as set forth in the Amended and Restated Bylaws as described under the section entitled “Differences in Shareholder Rights.”

Staggered Board

Our Amended and Restated Certificate of Incorporation provides that our board of directors is be divided into three classes of directors, with the classes as nearly equal in number as possible. At each annual meeting of the stockholders, a class of directors will be elected for a three-year term to succeed the directors of the same class whose terms are then expiring. As a result approximately one-third of our directors is elected each year. The initial term of office of the directors of Class I shall expire as of our first annual meeting of stockholders; the initial term of office of the directors of Class II shall expire as of our second annual meeting; and the initial term of office of the directors of Class III shall expire as of the third annual meeting of our stockholders.

●	The Class I directors are Hila Karah and Hoonmo Lee;

●	The Class II directors are Anthony Maddaluna, Brian O’Callaghan and William B. Hayes; and

●	The Class III directors are Jeffrey A. Meckler, Michael J. Newman, Ph.D. and Dr. Roger J. Pomerantz.

84

Our Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws provide that the number of directors shall be fixed from time to time by a resolution of the majority of its board of directors. Any additional directorships resulting from an increase in the number of directors will be distributed among the three classes so that, as nearly as possible, each class shall consist of one-third of the board of directors.

The division of our board of directors into three classes with staggered three-year terms may delay or prevent stockholder efforts to effect a change of its management or a change in control.

Action by Written Consent; Special Meetings of Stockholders.

Our Amended and Restated Certificate of Incorporation provide that stockholder action can be taken only at an annual or special meeting of stockholders and cannot be taken by written consent in lieu of a meeting. Our Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws provides that, except as otherwise required by law, special meetings of the stockholders can be called only by the board of directors, the chairperson of the board of directors, our chief executive officer or our president (in the absence of a chief executive officer). Except as provided above, our stockholders are not to be permitted to call a special meeting or to require the board of directors to call a special meeting.

Removal of Directors.

Our Amended and Restated Certificate of Incorporation does not provide for the removal of directors by stockholders.

Exclusive Forum

Our Amended and Restated Certificate of Incorporation provide that unless we consent in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall be, to the fullest extent permitted by law, the sole and exclusive forum for any derivative action or proceeding brought on its behalf, any action asserting a claim for breach of a fiduciary duty owed by any of its directors and officers to it or its stockholders, any action asserting a claim arising pursuant to any provision of the DGCL, its Amended and Restated Certificate of Incorporation, its Amended and Restated Bylaws, or any action asserting a claim governed by the internal affairs doctrine. This exclusive forum provision would not apply to suits brought to enforce any liability or duty created by the Securities Act or the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction. To the extent that any such claims may be based upon federal law claims, Section 27 of the Exchange Act creates exclusive federal jurisdiction over all suits brought to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder.

These choice of forum provisions may limit a stockholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with us or its directors, officers or other team members, which may discourage such lawsuits against us and our directors, officers and other team members.

Federal Forum for Securities Act Claims

Section 22 of the Securities Act creates concurrent jurisdiction for federal and state courts over all suits brought to enforce any duty or liability created by the Securities Act or the rules and regulations thereunder. However, our Amended and Restated Certificate of Incorporation contains a federal forum provision which provides that unless we consent in writing to the selection of an alternative forum, the federal district courts of the United States of America will be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act. Any person or entity purchasing or otherwise acquiring any interest in our shares of capital stock are deemed to have notice of and consented to this provision. The Supreme Court of Delaware has held that this type of exclusive federal forum provision is enforceable. There may be uncertainty, however, as to whether courts of other jurisdictions would enforce such a provision, if applicable.

This choice of federal forum for Securities Act claims may limit a stockholder’s ability to bring a claim in a judicial forum that it finds favorable, which may discourage such lawsuits against us and our directors, officers and other team members.

Stock Exchange Listing

Our common stock is listed on the Nasdaq Capital Market under the trading symbol “INDP.”

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is VStock Transfer, LLC, 18 Lafayette Pl, Woodmere, NY 11598.

85

PLAN OF DISTRIBUTION

The selling stockholders, including their pledgees, donees, transferees, distributees, beneficiaries or other successors in interest, may from time to time offer some or all of the shares of our common stock offered under this prospectus. We will not receive any of the proceeds from the sale of the shares of our common stock offered under this prospectus by the selling stockholders. We will bear all fees and expenses incident to our obligation to register the shares of our common stock offered under this prospectus

The selling stockholders may sell all or a portion of the shares of our common stock beneficially owned by it and offered hereby from time to time directly or through one or more underwriters, broker-dealers or agents. If the shares of our common stock are sold through underwriters or broker-dealers, the selling stockholders will be responsible for underwriting discounts or commissions or agent’s commissions. The shares of our common stock may be sold on any national securities exchange or quotation service on which the securities may be listed or quoted at the time of sale, in the over-the-counter market or in transactions otherwise than on these exchanges or systems or in the over-the-counter market and in one or more transactions at fixed prices, at prevailing market prices at the time of the sale, at varying prices determined at the time of sale, or at privately negotiated prices. These sales may be effected in transactions, which may involve crosses or block transactions.

The selling stockholders may use any one or more of the following methods when disposing of shares of our common stock or interests therein:

●	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

●	block trades in which the broker-dealer will attempt to sell shares of our common stock as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

●	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

●	an over-the-counter distribution;

●	an exchange distribution in accordance with the rules of the applicable exchange;

●	privately negotiated transactions;

●	short sales effected after the effective date of the registration statement of which this prospectus forms a part;

●	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

●	broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;

●	a combination of any such methods of sale; or

●	any other method permitted pursuant to applicable law.

The selling stockholders may, from time to time, pledge or grant a security interest in some or all of the shares of our common stock owned by it and, if it defaults in the performance of its secured obligations, the pledgees or secured parties may offer and sell the shares of our common stock, from time to time, under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of the selling stockholders to include the pledgee, transferee, or other successors in interest as selling stockholders under this prospectus. The selling stockholders also may transfer the shares of our common stock in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

86

In connection with the sale of shares of our common stock or interests therein, the selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of shares of our common stock in the course of hedging the positions it assumes. The selling stockholders may also sell shares of our common stock short and deliver these securities to close out its short positions, or loan or pledge the shares of our common stock to broker-dealers that in turn may sell these securities. The selling stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares of our common stock offered under this prospectus, which shares of our common stock such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

Broker-dealers engaged by the selling stockholders may arrange for other broker-dealers to participate in sales. If the selling stockholders effect certain transactions by selling shares of our common stock to or through underwriters, broker-dealers or agents, such underwriters, broker-dealers or agents may receive commissions in the form of discounts, concessions or commissions from the selling stockholders or commissions from purchasers of the shares of our common stock for whom they may act as agent or to whom they may sell as principal. Such commissions will be in amounts to be negotiated, but, except as set forth in a supplement to this prospectus, in the case of an agency transaction will not be in excess of a customary brokerage commission in compliance with applicable rules of the Financial Industry Regulatory Authority, Inc., or FINRA; and in the case of a principal transaction a markup or markdown in compliance with applicable FINRA rules.

The aggregate proceeds to the selling stockholders from the sale of the shares of our common stock offered under this prospectus will be the purchase price of the shares of common stock less discounts or commissions, if any. The selling stockholders reserve the right to accept and, together with its agents from time to time, to reject, in whole or in part, any proposed purchase of shares of our common stock to be made directly or through agents. We will not receive any of the proceeds from the offering under this prospectus.

The selling stockholders also may resell all or a portion of the shares of our common stock offered under this prospectus in open market transactions in reliance upon Rule 144 under the Securities Act, provided that it meets the criteria and conforms to the requirements of that rule.

The selling stockholders and any underwriters, broker-dealers or agents that participate in the sale of the shares of our common stock or interests therein may be deemed to be “underwriters” within the meaning of Section 2(a)(11) of the Securities Act. Any discounts, commissions, concessions or profit they earn on any resale of the shares of our common stock may be underwriting discounts and commissions under the Securities Act. The selling stockholders are subject to the prospectus delivery requirements of the Securities Act.

To the extent required pursuant to Rule 424(b) under the Securities Act, the shares of our common stock to be sold, the name of the selling stockholders, the purchase price and public offering price, the names of any agents, dealer or underwriter, and any applicable commissions or discounts with respect to a particular offer will be set forth in an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement that includes this prospectus.

In order to comply with the securities laws of some states, if applicable, the shares of our common stock may be sold in these jurisdictions only through registered or licensed brokers or dealers. In addition, in some states the shares of our common stock may not be sold unless the shares been registered or qualified for sale or an exemption from registration or qualification requirements is available and is complied with.

The selling stockholders and any other person participating in a sale of shares of our common stock registered under this prospectus will be subject to applicable provisions of the Securities Exchange Act of 1934, as amended, or the Exchange Act, and the rules and regulations thereunder, including, without limitation, to the extent applicable, Regulation M of the Exchange Act, which may limit the timing of purchases and sales of any of the shares of our common stock by the selling stockholders and any other participating person. All of the foregoing may affect the marketability of the shares of our common stock and the ability of any person or entity to engage in market-making activities with respect to the shares of our common stock. In addition, we will make copies of this prospectus (as it may be supplemented or amended from time to time) available to the selling stockholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act. The selling stockholders may indemnify any broker-dealer that participates in transactions involving the sale of the shares of our common stock against certain liabilities, including liabilities arising under the Securities Act.

87

LEGAL MATTERS

The validity of the securities offered by this prospectus will be passed upon by McDermott Will & Emery LLP, New York, New York.

EXPERTS

The financial statements of Decoy as of December 31, 2020 and 2019, and for each of the years then ended, have been included herein in reliance upon the report of Haskell & White LLP, or H&W, independent registered public accounting firm, and upon the authority of said firm as experts in accounting and auditing. The audit report covering the December 31, 2020 and 2019 financial statements contains an explanatory paragraph that states that Decoy has limited liquidity and has incurred recurring losses and negative cash flows from operations since inception, and that these conditions, among others, raise substantial doubt about its ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of that uncertainty.

CHANGES IN REGISTRANT’S CERTIFYING ACCOUNTANT

On August 12, 2021, the Audit Committee approved the engagement of H&W as our independent registered public accounting firm to audit our consolidated financial statements for the year ending December 31, 2021. H&W served as the independent registered public accounting firm of Decoy prior to the Merger. Accordingly, Kesselman & Kesselman, Certified Public Accountant (Isr.), a member firm of PricewaterhouseCoopers International Limited, Indaptus’ independent registered public accounting firm prior to the Merger, was dismissed and replaced by H&W as our independent registered public accounting firm.

WHERE YOU CAN FIND MORE INFORMATION

Prior to January 1, 2019, Intec Israel was subject to the reporting requirements of the Exchange Act that are applicable to a foreign private issuer. In accordance with the Exchange Act, Intec Israel filed reports, including annual reports on Form 20-F, with the SEC. Intec Israel also furnished to the SEC under cover of Form 6-K material information required to be made public in Israel, filed with and made public by any stock exchange or distributed by us to our stockholders. Intec Israel was also exempt from the rules under the Exchange Act prescribing the furnishing and content of proxy statements to stockholders and its officers, directors and principal stockholders were exempt from the “short-swing profits” reporting and liability provisions contained in Section 16 of the Exchange Act and related Exchange Act rules.

Effective January 1, 2019, Intec Israel was required, and Indaptus is now required, to file periodic reports and registration statements on U.S. domestic issuer forms with the SEC, which are more detailed and extensive in certain respects, and which must be filed more promptly, than the forms available to a foreign private issuer. In addition, Intec Israel was required, and Indaptus is now required, to comply with U.S. proxy requirements and Regulation FD (Fair Disclosure) and our officers, directors and principal stockholders are subject to the beneficial ownership reporting and short-swing profit recovery requirements in Section 16 of the Exchange Act.

Indaptus has filed a registration statement under the Securities Act with the SEC with respect to the securities of Indaptus Therapeutics, Inc. that were issued pursuant to the Merger Agreement. You may inspect and copy the registration statement at any of the addresses listed above. The SEC maintains a web site that contains reports, proxy and information statements and other information regarding companies, such as Intec Israel, that file documents electronically with the SEC. The address of that site on the worldwide web is http://www.sec.gov. The information on the SEC’s web site is not part of this prospectus, and any references to this web site or any other web site are inactive textual references only.

88

DECOY BIOSYSTEMS, INC.

INDEX TO FINANCIAL STATEMENTS

AS OF AND FOR THE YEARS ENDED

DECEMBER 31, 2020 and 2019

F-1

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Stockholders and Board of Directors

Decoy Biosystems, Inc.

Opinion on the Financial Statements

We have audited the accompanying balance sheets of Decoy Biosystems, Inc. (the “Company”) as of December 31, 2020 and 2019, the related statements of operations, stockholders’ equity, and cash flows for each of the years then ended, and the related notes (collectively, the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2020 and 2019, and the results of its operations and its cash flows for each of the years then ended, in conformity with U.S. generally accepted accounting principles.

Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company has limited liquidity and has incurred recurring losses and negative cash flows from operations since inception. The Company requires significant capital to further its business plan and management believes the Company does not currently possess sufficient working capital to fund its operations for a period of at least twelve months. These conditions, along with other matters described in Note 1, raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

Critical Audit Matters

The critical audit matters communicated below are matters arising from the current-period audit of the financial statements that were communicated or required to be communicated to the board of directors and that (1) relate to accounts or disclosures that are material to the financial statements and (2) involved our especially challenging, subjective, or complex judgments. The communication of critical audit matters does not alter in any way our opinion on the financial statements, taken as a whole, and we are not, by communicating the critical audit matters below, providing separate opinions on the critical audit matters or on the accounts or disclosures to which they relate.

F-2

Accounting for Research and Development Costs

Critical Audit Matter Description

As described in Note 2 to the financial statements, the Company records the costs associated with services provided by contract research organizations (“CROs”) and contract manufacturing organizations (“CMOs”). Though the scope and timing of work are generally based on signed agreements, the complexity involved in determining periodic expenses arise from (i) payment flows that do not match the periods over which services and materials are provided to the Company, and (ii) estimates of services received and efforts expended pursuant to agreements established with these third-parties at each period-end date.

During the year ended December 31, 2020, the Company incurred $2.7 million of research and development expenses. The Company recorded an accrued liability of $64,000 for expenses incurred, but not yet invoiced, and a prepaid expense of $84,000 for payments made that relate to future periods.

Given the significant judgments and estimates in accounting for research and development costs, we have determined this area, specifically period-end cutoff, to be a critical audit matter.

How the Critical Audit Matter Was Addressed in the Audit

Our principal audit procedures related to the Company’s research and development costs included the following:

●	We obtained an understanding, and evaluated the design and implementation, of controls relating to research and development costs, including controls over the review of third-party contracts, the process of gathering information from external parties and management’s review thereof, and the determination of prepaid positions and period-end accruals.

●	On a sample basis, we evaluated the reasonableness of management’s methods and assumptions used in determining research and development expenses, including period-end accrued and prepaid research and development costs, by:

○	Agreeing key milestones and completion terms, activities, timing, costs and Company payments per management-provided schedules to signed third-party contracts;

○	Obtaining evidence from third-parties of the research and development activities performed during the period under audit and available subsequent periods; and

○	Inquiring of management and other financial personnel on the status of the contracted work, progress to completion, including estimated start and finish dates, method of allocating contractual charges to specific tasks, and the existence of potential change orders.

/s/ Haskell & White LLP
HASKELL & WHITE LLP

We have served as the Company’s auditor since 2021.

Irvine, California

March 17, 2021

F-3

Balance Sheets

As of December 31, 2020 and 2019

	2020	2019
Assets
Current assets
Cash and cash equivalents	$1,637,499	$3,798,955
Prepaid expenses and other current assets	94,500	97,311

Total current assets	1,731,999	3,896,266

Property and equipment, net	1,349	2,201
Other assets	44,445	46,445

Total assets	$1,777,793	$3,944,912

Liabilities and stockholders’ equity
Current liabilities
Accounts payable and other current liabilities	$598,365	$484,465
SAFE agreements	1,417,129	250,000

Total current liabilities	2,015,494	734,465

Commitments and contingencies (Notes 8 and 10)

Stockholders’ equity
Preferred stock; Series Seed; $0.01 par value; 366,317 shares authorized, 314,928 shares issued and outstanding as of December 31, 2020 and 2019	315	315
Common stock; $0.01 par value, 1,200,000 shares authorized; 732,635 shares issued and outstanding as of December 31, 2020 and 2019	733	733
Additional paid in capital	7,720,752	7,584,749
Accumulated deficit	(7,959,501)	(4,375,350)

Total stockholders’ equity	(237,701)	3,310,447

Total liabilities and stockholders’ equity	$1,777,793	$3,944,912

See accompanying notes to the financial statements and Report of Independent Registered Public Accounting Firm

F-4

Statements of Operations

For the Years Ended December 31, 2020 and 2019

	2020	2019
Operating expenses
Research and development	$2,655,017	$2,089,150
General administrative	944,248	542,556

Total operating expenses	3,599,265	2,631,706

Loss from operations	(3,599,265)	(2,631,706)

Other income, net	15,114	66,499

Net loss	$(3,584,151)	$(2,565,207)

Net loss available to common stockholders per share of common stock, basic and diluted	$(4.89)	$(3.50)

Weighted average number of shares used in calculating net loss per share, basic and diluted	732,635	732,635

See accompanying notes to the financial statements and Report of Independent Registered Public Accounting Firm

F-5

Statements of Stockholders’ Equity

For the Years Ended December 31, 2020 and 2019

	Series Seed Preferred		Common Stock		Additional paid in	Accumulated
	Shares	Amount	Shares	Amount	capital	deficit	Total
Balance, January 1, 2019	314,928	315	732,635	733	$7,460,382	$(1,180,143)	$5,651,287
Stock-based compensation	-	-	-	-	124,367	-	124,367
Net loss	-	-	-	-	-	(2,565,207)	(2,565,207)
Balance, December 31, 2019	314,928	315	732,635	733	7,584,749	(4,375,350)	3,210,447

Stock-based compensation	-	-	-	-	139,960	-	139,960
Financing costs	-	-	-	-	(3,957)	-	(3,957)
Net loss	-	-	-	-	-	(3,584,151)	(3,584,151)

Balance, December 31, 2020	314,928	$315	732,635	$733	$7,720,752	$(7,959,501)	$237,701)

See accompanying notes to the financial statements and Report of Independent Registered Public Accounting Firm

F-6

Statements of Cash Flows

For the Years Ended December 31, 2020 and 2019

	2020	2019
Cash flows from operating activities
Net loss	$(3,584,151)	$(2,565,207)
Adjustments to reconcile net loss to net cash used in
Operating activities
Depreciation and amortization	852	355
Stock-based compensation	139,960	124,367
Changes in operating assets and liabilities
Prepaid expenses and other current assets	2,811	(66,172)
Accounts payable and accrued expenses	113,900	376,722
Other assets	2,000	(2,000)

Net cash used in operating activities	(3,324,628)	(2,131,935)

Cash flows from investing activities
Purchases of property and equipment	-	(2,555)

Net cash flows from financing activities:	-	(2,555)

Cash flows from financing activities:
Proceeds from SAFEs, net	1,163,172	250,000

Net cash flows provided by financing activities	1,163,172	250,000

Net decrease in cash and cash equivalents	(2,161,456)	(1,884,490)

Cash and cash equivalents at beginning of year	3,798,955	5,683,445

Cash and cash equivalents at end of year	$1,637,499	$3,798,955

Supplemental cash flow disclosures
Cash paid for income taxes	$800	$800
Cash received for interest earned on deposits	$14,260	$66,720

See accompanying notes to the financial statements and Report of Independent Registered Public Accounting Firm

F-7

Notes to the Financial Statements

NOTE 1: DESCRIPTION OF BUSINESS

Decoy Biosystems, Inc. (the “Company” or “Decoy”) was incorporated in Delaware in 2013. The Company is a biotechnology company dedicated to enhancing and expanding curative cancer immunotherapy for patients with unresectable or metastatic solid tumors and lymphomas, which are responsible for more than 90% of all cancer deaths. The Company is developing a novel, multi-targeted product that safely activates both innate and adaptive anti-tumor and anti-viral immune responses.

The Company has taken advantage of the world’s first immunotherapy, developed in 1894, to produce a systemically administered, killed and intact, non-pathogenic bacterial product that is able to synergistically and safely activate both innate and adaptive anti-tumor immune responses. Decoy’s broadly patented technology, including its first clinical candidate, Decoy20, produces significant pre-clinical single agent activity against orthotopic colorectal and metastatic pancreatic carcinoma, and synergizes with existing immunotherapies, including anti-PD-1 checkpoint therapy, targeted therapy and low-dose chemotherapy, to eradicate established colorectal and hepatocellular carcinoma and non-Hodgkin’s lymphoma tumors, with induction of innate and adaptive immunological memory. These initial target indications make up 20% of yearly world-wide cancer cases and 24% of cancer deaths. Decoy technology is also active against chronic hepatitis B virus (“HBV”) and human immunodeficiency virus (“HIV”) infection in standard pre-clinical models. Decoy20 is expected to enter clinical development for cancer, and potentially hepatocellular carcinoma-associated HBV, in the first half of 2021.

The Company operates in one business segment with the Company’s chief executive officer reviewing all activities.

The Company is located and headquartered in San Diego, California.

Risks and uncertainties

The Company is subject to a number of risks similar to those of other companies of similar size in its industry, including, but not limited to, the need for successful development of products, the need for additional capital (or financing) to fund operating losses (see below), competition from substitute products and services from larger companies, protection of proprietary technology, patent litigation, and dependence on key individuals.

In March 2020, the World Health Organization declared the outbreak of a respiratory disease caused by a new coronavirus as a “pandemic”. First identified in late 2019 and known now as COVID-19, the outbreak has impacted millions of individuals worldwide. In response, many countries have implemented measures to combat the outbreak which have impacted global business operations. As of the date of issuance of the financial statements, the Company’s operations have not been significantly impacted; however, the Company continues to monitor the situation. No impairments were recorded in the year ended December 31, 2020; however, due to significant uncertainty surrounding the situation, management’s judgment regarding this could change in the future. In addition, while the Company’s results of operations, cash flows, and financial condition could be negatively impacted, the extent of the impact cannot be reasonably estimated at this time.

Going concern and management’s plans

The Company has incurred net losses and utilized cash in operations since inception, has an accumulated deficit as of December 31, 2020 of $8.0 million, and expects to incur future additional losses as clinical testing and commercialization of Decoy20 will require significant additional financing. Management anticipates cash on hand as of December 31, 2020 will not be sufficient to continue development of Decoy20 and additional funding will be required over the next twelve months to support upcoming clinical trials and other development activities. There can be no assurance the Company will be able to obtain such funds or that additional funding will be available on acceptable terms.

In March 2021, the Company issued safe agreements for future equity in the amount of $1.0 million (Refer to Notes 5 and 10). Additionally, in March 2021, the Company executed a definitive merger agreement with a publicly traded counterparty to effect a public listing of its stock (refer to Note 10). However, the consummation of the merger and subsequent ability to raise capital are not within management’s control. Regardless, the Company’s ability to continue to meet its cash requirements and continue as a going concern will depend on, among other things, management’s ability to raise equity or debt financing, the degree of success the Company experiences in further development of its technologies, and management’s ability to manage costs and working capital successfully. Further, financial and economic conditions, including those resulting from the COVID-19 pandemic, could limit access to capital sources and impair the Company’s ability to raise capital. Thus, management cannot provide assurance that it will be able to obtain additional sources of financing or liquidity on acceptable terms, or at all. These matters, among others, raise substantial doubt about the Company’s ability to continue as a going concern.

The Company’s financial statements have been prepared on a going-concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business.

F-8

NOTE 2: SIGNIFICANT ACCOUNTING POLICIES

Basis of presentation

The financial statements have been prepared in accordance with generally accepted accounting principles in the United States of America (“US GAAP”).

Use of estimates

The preparation of financial statements in accordance with US GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of income and expense during the reporting periods. The most significant estimates relate to the determination of the fair value of the Company’s common stock, the fair value of stock option grants, and the determination of year-end obligations to certain contract research organizations. Management evaluates its estimates and assumptions on an ongoing basis using historical experience and other factors, including the current economic environment, and makes adjustments when facts and circumstances dictate. These estimates are based on information available as of the date of the financial statements; therefore, actual results could differ from those estimates.

Loss per share

The basic loss per share is calculated by dividing the Company’s net loss attributable to common stockholders by the weighted average number of common shares outstanding during the year. The diluted loss per share is calculated by dividing the Company’s net loss attributable to common stockholders by the diluted weighted average number of shares outstanding during the year. The potentially dilutive stock options on the Company’s common stock were not considered in the computation of diluted net loss per share as they would be anti-dilutive. No dilutive effective was calculated for the years ended December 31, 2020 and 2019 as the Company reported a net loss for each period.

Cash and cash equivalents

The Company considers all highly liquid investments with an original maturity of three months or less when purchased to be cash and cash equivalents. Cash and cash equivalents are recorded at cost, which approximates fair value. As of December 31, 2020 and 2019, cash and cash equivalents consist primarily of checking and money market deposits. The Company’s cash balances exceed those that are federally insured; however, the Company believes it is not exposed to significant credit risk due to the financial strength of the depository institutions in which the cash and cash equivalents are held. To date, the Company has not recognized any losses caused by uninsured balances.

Property and equipment

Property and equipment assets are stated at cost less accumulated depreciation. Depreciation is calculated using the straight-line method over the estimated useful lives of the assets. The Company uses an estimated useful life of three years for employee-related computers and other office equipment and five years for furniture. Leasehold improvements are amortized over the shorter of the lease-term or the estimated useful life of the related asset. The Company recognized $852 and $355 of depreciation expense for the years ended December 31, 2020 and 2019, respectively.

Patents

The Company expenses patent costs, including related legal costs, as incurred and records such costs within general and administrative expense in the accompanying statements of operations.

F-9

Accrued research and development costs

The Company records the costs associated with research, nonclinical and clinical trials, and manufacturing development as incurred. These costs are a significant component of the Company’s research and development expenses, with a substantial portion of the Company’s on-going research and development activities conducted by third-party service providers, including contract research and manufacturing organizations.

The Company accrues for expenses resulting from obligations under agreements with contract research organizations (“CROs”), contract manufacturing organizations (“CMOs”), and other outside service providers for which payment flows do not match the periods over which services or materials are provided to the Company. Accruals are recorded based on estimates of services received and efforts expended pursuant to agreements with CROs, CMOs, and other outside service providers. These estimates are typically based on contracted amounts applied to the proportion of work performed and determined through analysis with internal personnel and external service providers as to the progress or stage of completion of the services. In the event advance payments are made to a CRO, CMO, or outside service provider, the payments will be recorded as a prepaid asset, which will be amortized or expensed as the contracted services are performed.

Research and development expenses

Research and development costs that do not meet the criteria for capitalization are expensed as incurred. Research and development expenses consist primarily of fees paid to CROs as well as compensation expenses for certain employees involved in the planning, managing, and analyzing the work of the CROs.

General and administrative expenses

General and administrative expenses include compensation, employee benefits, and stock-based compensation for executive management, finance administration and human resources, facility costs (including rent), professional service fees, and other general overhead costs, including depreciation, to support the Company’s operations.

Income taxes

Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. A valuation allowance is recorded for deferred tax assets if it is more likely than not that some portion or all of the deferred tax assets will not be realized. As of December 31, 2020 and 2019, the Company has recorded a full valuation allowance against its deferred tax assets (see Note 9).

The Company recognizes the effect of income tax positions only if those positions are more likely than not of being sustained. Recognized income tax positions are measured at the largest amount that is greater than 50% likely of being realized. Changes in recognition or measurement are reflected in the period in which the change in judgment occurs. The Company records interest related to unrecognized tax benefits in interest expense and penalties in general and administrative expenses.

Stock-based compensation

The Company measures and records the expense related to stock-based payment awards based on the fair value of those awards as determined using the Black-Scholes-Merton (“Black-Scholes”) option pricing model as of the date of grant. The Company recognizes stock-based compensation expense over the requisite service period of the individual grant, generally equal to the vesting period, on a straight-line basis. For stock options with performance conditions, the Company records compensation expense when it is deemed probable that the performance condition will be met.

F-10

The Black-Scholes model requires the use of highly subjective and complex assumptions, which determine the fair value of share-based awards, including the option’s expected term and the price volatility of the underlying stock. The Company estimates the fair value of options granted by using the Black-Scholes model with the following assumptions:

Expected Volatility—The Company estimated volatility for option grants by evaluating the historical volatility of a peer group of companies for the period immediately preceding the option grant for a term that is approximately equal to the options’ expected term.

Expected Term—The expected term of the Company’s options represents the period that the stock-based awards are expected to be outstanding. The Company has elected to use the contractual expiration period to compute the expected term, as the Company does not have sufficient historical information to develop reasonable expectations about future exercise patterns and post-vesting employment termination behavior.

Risk-Free Interest Rate—The risk-free interest rate is based on the implied yield currently available on US Treasury zero-coupon issues with a term that is equal to the options’ expected term at the grant date.

Dividend Yield—The Company has not declared or paid dividends to date and does not anticipate declaring dividends. As such, the dividend yield has been estimated to be zero.

The Company adopted Accounting Standards Update 2016-09, Improvements to Employee Share-Based Payment Accounting (“ASU 2016-09”) on January 1, 2018. The standard is intended to simplify several areas of accounting for share-based compensation arrangements, including the income tax impact and classification on the statement of cash flows. Upon adoption, the Company elected to record forfeitures as they occur. The Company adopted the guidance prior to issuing share-based payments.

The Company adopted Accounting Standards Update 2018-07, Compensation—Stock Compensation (Topic 718): Improvements to Non-employee Share-Based Payment Accounting (“ASU 2018-07”) on January 1, 2018. The standard expands the scope of ASC 718 to include share-based payments issued to nonemployees for goods or services, aligning the accounting for share-based payments to nonemployees and employees. The Company adopted the guidance prior to issuing share-based payments.

Fair value measurements

Fair value is defined as the exchange price that would be received for an asset or an exit price that would be paid to transfer a liability in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. The Company follows the established framework for measuring fair value and providing disclosures about fair value measurements.

The accounting guidance classifies fair value measurements in one of the following three categories for disclosure purposes:

Level 1:	Quoted prices in active markets for identical assets or liabilities.
Level 2:	Inputs other than Level 1 prices for similar assets or liabilities that are directly or indirectly observable in the marketplace.
Level 3:	Unobservable inputs which are supported by little or no market activity and values determined using pricing models, discounted cash flow methodologies, or similar techniques, as well as instruments for which the determination of fair value requires significant judgment or estimation.

Accounting Standards Codification (“ASC”) 820 – Fair Value Measurement requires all entities to disclose the fair value of financial instruments, both assets and liabilities, for which it is practicable to estimate fair value, and defines the fair value of a financial instrument as the amount at which the instrument could be exchanged in a current transaction between willing parties. As of December 31, 2020 and 2019, the recorded values of cash and cash equivalents, prepaid expenses, and accounts payable and other current liabilities approximate their fair values due to the short-term nature of these items.

F-11

As of December 31, 2020 and 2019, the carrying value of outstanding simple agreements for future equity (refer to Note 5) approximates the estimated aggregate fair value of the instruments as the valuation cap provided in the SAFEs is a reasonable approximation of the Company’s enterprise value.

Concentrations of credit risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist primarily of cash and cash equivalents. The Company invests its excess cash in low-risk, highly liquid money market funds with a major financial institution.

Recent accounting pronouncements

In February 2016, the Financial Accounting Standards Board (“the FASB”) issued ASU No. 2016-02, Leases (Topic 842), and has since issued amendments thereto, related to the accounting for leases (collectively referred to as “ASC 842”). ASC 842 establishes a right-of-use (“ROU”) model that requires a lessee to record a ROU asset and a lease liability on the balance sheet for all leases with terms longer than 12 months. Leases will be classified as either finance or operating, with classification affecting the pattern of expense recognition in the income statement. A modified retrospective transition approach is required for lessees for capital and operating leases existing at, or entered into after, the beginning of the earliest comparative period presented in the financial statements, with certain practical expedients available. The Company adopted ASU 2016-02 on January 1, 2019 with no material impact to the financial statements.

In July 2017, the FASB issued Accounting Standards Update No. 2017-11, Accounting for financial instruments with down round features (“ASU 2017-11”), which addressed (i) accounting for certain financial instruments with down round features, and (ii) replacement of the indefinite deferral for mandatorily redeemable financial instruments of certain nonpublic entities and certain mandatorily redeemable non-controlling interests with a scope exception. The main provision of Part I of ASU 2017-11 is to change the classification analysis of certain equity-linked financial instruments and embedded features with down round features. When determining whether certain financial instruments should be classified as liabilities or equity instruments, a down round feature no longer precludes equity classification when assessing whether the instrument is indexed to an entity’s own stock. The amendments also clarify existing disclosure requirements for equity-classified instruments. As a result, a freestanding equity-linked financial instrument or embedded conversion option no longer would be accounted for as a derivative liability at fair value as a result of the existence of a down round feature. For freestanding equity classified financial instruments, the amendments require entities that present earnings per share (“EPS”) to recognize the effect of the down round feature when it is triggered. That effect is treated as a dividend and as a reduction of income available to common shareholders in basic EPS. Under previous US GAAP, the existence of down round features often resulted in an accounting conclusion that the evaluated feature or instrument is not indexed to the entity’s own stock, which results in classification as a derivative liability. The Company early-adopted ASU 2017-11 as of January 1, 2018 with no impact to the financial statements.

In August 2018, the FASB issued ASU 2018-13, Fair Value Measurement (Topic 820), – Disclosure Framework – Changes to the Disclosure Requirements for Fair Value Measurement, which makes a number of changes meant to add, modify or remove certain disclosure requirements associated with the movement amongst or hierarchy associated with Level 1, Level 2 and Level 3 fair value measurements. This guidance is effective for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2019. The Company adopted ASU 2018-13 as of January 1, 2020 with no impact on the financial statements.

In December 2019, the FASB issued ASU No. 2019-12, Income Taxes (“ASU 2019-12”), which simplifies the accounting for income taxes by eliminating certain exceptions to the guidance in ASC 740 related to the approach for intra-period tax allocation, the methodology for calculating income taxes in an interim period and the recognition of deferred tax liabilities for outside basis differences. The new guidance also simplifies aspects of the accounting for franchise taxes and enacted changes in tax laws or rates and clarifies the accounting for transactions that result in a step-up in the tax basis of goodwill. The guidance is effective for fiscal years beginning after December 31, 2021 and interim periods within that year. Early adoption is permitted. The Company does not expect adoption of this new guidance will have a material impact on its financial statements and related disclosures.

F-12

NOTE 3: PREPAID EXPENSES AND OTHER CURRENT ASSETS

Prepaid expenses and other current assets as of December 31, 2020 and 2019 are comprised of the following:

	2020	2019

Prepaid research and development	$83,550	$38,430
Prepaid insurance	6,972	7,006
Other prepaid expenses	3,978	51,875
Total prepaid expenses and other current assets	$94,500	$97,311

NOTE 4: ACCOUNTS PAYABLE AND OTHER CURRENT LIABILITIES

Accounts payable and other current liabilities as of December 31, 2020 and 2019 are comprised of the following:

	2020	2019
Accounts payable	$155,857	$25,272
Accrued research and development	63,763	432,539
Accrued legal fees	171,630	9,974
Deposit	200,000	-
Other accrued expenses	7,025	16,780
Total accounts payable and other current liabilities	$598,365	$484,465

NOTE 5: SIMPLE AGREEMENTS FOR FUTURE EQUITY

The Company issued a series of eight Simple Agreements for Future Equity (“SAFEs”) with accredited investors during the years ended December 31, 2020 and 2019. The total (“Purchase Amount”) of the SAFEs is $1.4 million. The SAFEs contemplate four settlement scenarios as described below. In all scenarios, the (“Valuation Cap”) is $25 million, the (“Capitalization”) is defined as all shares of capital stock issued and outstanding on an as-converted basis including the exercise or conversion of outstanding stock options, and the (“SAFE Price”) is the price per share derived by dividing the Valuation Cap by the Capitalization.

Equity Financing

An (“Equity Financing”) is defined as a transaction for the purpose of raising capital pursuant to which the Company issues preferred stock at a fixed pre-money valuation. Upon an Equity Financing, the Company will issue to the investor either (a) if the pre-money valuation is less than or equal to $25.0 million, a number of shares of preferred stock equal to the Purchase Amount divided by the price per share of the preferred stock or (b) if the pre-money valuation is greater than $25.0 million, a number of shares of preferred stock equal to the Purchase Amount divided by the SAFE Price.

Liquidity Event

A (“Liquidity Event”) is a change of control or initial public offering. Upon a Liquidity Event, the holder, at its option, will either (a) receive a cash payment equal to the Purchase Amount of each SAFE (refer to Note 10), or (b) receive from the Company a number of shares of common stock equal to the Purchase Amount divided by (i) the price per share equal to the Valuation Cap divided by (ii) the Capitalization.

Dissolution Event

A (“Dissolution Event”) is (i) a voluntary termination of operations, (ii) general assignment for the benefit of the Company’s creditors, or (iii) any other liquidation dissolution, or winding up of the Company except a Liquidity Event, whether voluntary or involuntary. In the event of a Dissolution Event, the Company will pay an amount equal to the Purchase Amount immediately prior to or concurrent with the consummation of the Dissolution Event. The Purchase Amount will be paid in preference to any distribution of the Company’s assets to holders of outstanding capital stock.

F-13

Termination

The SAFEs terminate upon either (i) the issuance of stock to the holders pursuant to an Equity Financing or Liquidity Event or (ii) the payment of amounts due to the holders pursuant to a Liquidity Event or Dissolution Event.

As of December 31, 2020, the Company was the target of a potential acquisition by a publicly traded company and concluded it was appropriate to include the SAFEs in current liabilities in anticipation of their conversion pursuant to a Liquidity Event (Refer to Note 10).

NOTE 6: SHARE-BASED COMPENSATION

In 2018, the Company adopted the Decoy Biosystems, Inc. 2018 Equity Incentive Plan (the “Plan”) pursuant to which the board of directors may grant nonstatutory stock options to purchase shares of the Company’s common stock to outside directors and consultants and either nonstatutory or incentive stock options to purchase shares of the Company’s common stock to employees. The Plan was amended in December 2019 to authorize additional shares reserved for stock option grants. The Plan, as amended, authorizes grants of options up to 89,004 shares. Stock options must be granted with an exercise price equal to the underlying stock’s fair market value at the date of grant. Stock options generally have a ten-year contractual term and vest over a three-year or four-year period starting from the date specified in each agreement.

A summary of the status of the stock options as of December 31, 2020 and 2019 and changes during the years then ended is presented in the table below:

		Weighted average
	Shares	Exercise price	Remaining contractual life	Intrinsic value
Outstanding January 1, 2019	32,379	$7.43	9.9	$-
Granted	56,625	$7.74		$-
Forfeited and cancelled	-
Outstanding December 31, 2019	89,004	7.63	9.2	$28,003
Granted	-
Forfeited and cancelled	(11,365)
Outstanding December 31, 2020	77,639	7.58	8.2	$28,003
Exercisable at December 31, 2020	46,461
Vested and expected to vest
December 31, 2020	77,639	$7.58	8.2	$28,003

The weighted-average grant date fair value of options granted during the year ended December 31, 2019 was $5.96.

The Company recognized share-based compensation expense of $139,960 and $124,367 during the years ended December 31, 2020 and 2019, respectively. As of December 31, 2020, total compensation cost not yet recognized related to unvested stock options was $178,721, which is expected to be recognized over a weighted-average period of 2.4 years.

F-14

The Company estimates the fair value of stock options on the date of grant using the Black-Scholes option-pricing model. The Black-Scholes option-pricing model requires estimates of highly subjective assumptions, which affect the fair value of each stock option. The assumptions used to estimate the fair value of stock options granted during the year ended December 31, 2019 are as follows:

2019
Stock price	$7.69
Exercise price	$7.69
Expected term	10.0
Volatility	73.0%
Risk free rate	2.0%

NOTE 7: CAPITALIZATION

Series Seed Preferred stock

In August 2018, the Company entered into the Series Seed Preferred Stock Purchase Agreement (“Series Seed SPA”), under which 314,928 (“Series Seed Preferred”) shares were purchased in exchange for cash consideration of $6.0 million. The purchase price of Series Seed Preferred shares was $19.11 per share.

The Series Seed Preferred shares contain the following rights and privileges:

Dividends

Holders of Series Seed Preferred are entitled to receive dividends on a pro rata basis when and as declared by the board of directors out of any assets of the Company legally available for such purpose.

Liquidation

In the event of any liquidation, dissolution, or winding up of the Company, the assets of the Company shall be distributed among the holders of Series Seed Preferred and common stock pro rata based on the number of shares held by each shareholder on an as-converted to common basis.

A liquidation transaction is defined as an acquisition of the Company, including a merger, acquisition, or consolidation of the corporation provided that the Company’s stockholders of the Company do not hold more than 50% of the voting power of the surviving entity. If at least 60% of the common and preferred shareholders, voting together as a single class on an as-converted to common basis, elect not to treat the transaction as a liquidation transaction, an acquisition of the Company will not be deemed to constitute a liquidation transaction.

Redemption

The Series Seed Preferred stock is not redeemable, except as to allow the operation of the liquidation rights discussed above.

Conversion rights

Optional conversion

Each share of preferred stock is convertible, at the option of the holder, at any time after the issuance date into a number of common shares determined by dividing the (“Original Issue Price”) defined as $19.109106, by the (“Conversion Price”), initially equal to the Original Issue Price and subject to adjustment as described below.

F-15

Mandatory conversion

Each share of preferred stock will automatically convert into shares of common stock at the then-current Conversion Price upon the earlier of (a) the date specified by a vote or written consent of a majority of the shareholders of Series Seed Preferred stock then outstanding or (b) immediately prior to the closing of the Company’s common stock to the public in a firm commitment underwritten public offering pursuant to a registration under the Securities Act of 1933 which values the Company at $30.0 million or more and which results in aggregate gross proceeds to the Company of at least $15.0 million.

Adjustment to conversion prices

The Conversion Price for the Series Seed Preferred stock is subject to adjustments from time to time in the event of stock splits and dividends, reverse stock splits, and the issuance of additional shares below the Conversion Price.

In the event the Company declares a distribution other than a subdivision, combination, merger, or sale of assets, the holders of Series Seed Preferred stock are entitled to a proportionate share of any such distribution on an as-converted to common basis.

In the event of a recapitalization of common stock or the merger or consolidation of the Company with or into another corporation, provision shall be made so the holders of Series Seed Preferred are thereafter entitled to receive the number of shares of stock or other securities or property of the Company on an as-converted to common basis.

The Company must at all times reserve and keep available sufficient authorized but unissued shares of common stock to effect the conversion of the Series Seed Preferred stock. If at any time the number of authorized but unissued shares of common stock is insufficient to effect such conversion, the Company must take corporation actions as may be necessary to increase the number of authorized but unissued common shares.

Voting

Each holder of outstanding shares of preferred stock shall have the same right to vote or act on all matters on which the holders of common stock have the right to vote or act. Holders of preferred stock shall be entitled to notice of any stockholders’ meeting or action as to such matters on the same basis as the holders of common stock. Holders of common and preferred stock shall vote together or act together as if a single class on all such matters.

Common stock

As of December 31, 2020 and 2019, the Company had 1,200,000 shares of common stock authorized and 732,635 common shares issued and outstanding.

NOTE 8: COMMITMENTS AND CONTINGENCIES

Litigation

As of December 31, 2020 and 2019, there were no pending legal proceedings against the Company that are expected to have a material adverse effect on cash flows, financial condition or results of operations. From time to time, the Company could become involved in disputes and various litigation matters that arise in the normal course of business. These may include disputes and lawsuits related to intellectual property, licensing, contract law and employee relations matters. Periodically, the Company reviews the status of significant matters, if any exist, and assesses its potential financial exposure. If the potential loss from any claim or legal claim is considered probable and the amount can be estimated, the Company accrues a liability for the estimated loss. Legal proceedings are subject to uncertainties, and the outcomes are difficult to predict. Because of such uncertainties, accruals are based on the best information available at the time. As additional information becomes available, the Company reassesses the potential liability related to pending claims and litigation. As of December 31, 2020, the Company has not recognized any losses related to such legal proceedings.

Leases

The Company leases office space under a short-term operating lease agreement that automatically renews for successive three-month periods. Either the Company or the landlord can terminate the lease with 60 days written notice, whereupon the lease agreement termination will be effective the last day of the last three-month extension period. The Company accounts for the lease pursuant to the short-term practical expedient available under ASC 842-20.

The Company recognized rent expense of $27,554 and $28,103 during the years ended December 31, 2020 and 2019, respectively.

F-16

NOTE 9: INCOME TAXES

As of December 31, 2020, the Company had net operating loss carry forwards that may be available to reduce future years’ taxable income.

The Company’s provision for income taxes consisted of the following:

	Year ended December 31,
	2020	2019
Computed “expected” tax expense (benefit)	$(753,335)	$(538,526)
State taxes, net of federal benefit	(249,886)	(208,179)
Non-deductible items	16	69
Change in deferred tax asset valuation allowance	1,004,005	747,436
Income tax expense	$800	$800

Deferred income taxes reflect the net tax effects of (a) temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes, and (b) operating losses and tax credit carryforwards.

The Company’s net deferred tax assets were comprised of the following as of December 31, 2020 and 2019:

	2020	2019
Deferred tax assets
Accrual to cash	$139,034	$103.644
Stock options	79,208	40,042
Property and equipment	10	-
Net operating loss carryforwards	2,021,774	1,092,334
Total gross deferred tax assets	2,240,026	1,236,020
Less: Deferred tax asset valuation allowance	(2,240,026)	(1,236,020)
Total net deferred tax assets	$-	$-

ASC 740 requires that the tax benefit of net operating losses, temporary differences and credit carryforwards be recorded as an asset to the extent that management assesses that realization is “more likely than not.” Realization of the future tax benefits is dependent on the Company’s ability to generate sufficient taxable income within the carryforward period. Because of the Company’s recent history of operating losses, management believes that recognition of the deferred tax assets arising from the above-mentioned future tax benefits is currently not likely to be realized and, accordingly, has provided a full valuation allowance.

As of December 31, 2020 and 2019, the Company has federal net operating loss carryforwards of $7,187,000 and $3,865,000, respectively, and state net operating loss carryforwards of $5,798,000 and $3,175,000, respectively. The Company’s ability to utilize its net operating losses may be limited under Section 382 and 383 of the Internal Revenue Code. The limitations apply if an ownership change, as defined by Section 382, occurs. Generally, an ownership change occurs when certain shareholders increase their aggregate ownership by more than 50 percentage points over their lowest ownership percentage in a testing period (typically three years). Although the Company has not undergone a Section 382 analysis, it is possible that the utilization of the net operating losses, could be substantially limited. Additionally, U.S. tax laws limit the time during which these carryforwards may be utilized against future taxes. As a result, the Company may not be able to take full advantage of these carryforwards for federal and state tax purposes. Future changes in stock ownership may also trigger an ownership change and, consequently, a Section 382 limitation.

F-17

The effective tax rate of the Company’s provision (benefit) for income taxes differs from the federal statutory rate as follows for the years ended December 31, 2020 and 2019:

	2020	2019
Federal tax	-21%	-21%
State tax	-7%	-8%
Valuation allowance	28%	29%
Total	0%	0%

The Company files income tax returns in the U.S. federal jurisdiction and various state jurisdictions. In the normal course of business, the Company is subject to examination by taxing authorities. The Company is not currently under audit by the Internal Revenue Service or other similar state and local authorities. All tax years remain open to examination by major taxing jurisdictions to which the Company is subject.

On December 22, 2017, the 2017 Tax Cut and Jobs Act (the Act) was enacted into law and the new legislation contains several key tax provisions, including a reduction of the corporate income tax rate to 21% effective January 1, 2018, among others. The Company was required to recognize the effect of the tax law changes in the period of enactment, such as re-measuring deferred tax assets and liabilities at a 21% rate as well as reassessing the net realizability of the Company’s deferred tax assets and liabilities. Due to the corresponding valuation allowance fully offsetting deferred taxes, there was no impact on the statement of operations.

NOTE 10: SUBSEQUENT EVENTS

The Company evaluated subsequent events from December 31, 2020, the date of these financial statements, through March 17, 2021, which represents the date the financial statements were issued, for events requiring recognition or disclosure in the financial statements for the year ended December 31, 2020. The Company concluded that no events have occurred that would require recognition or disclosure in the financial statements except as described below:

Merger agreement

In March 2021, the Company entered into a definitive merger agreement with a counterparty and its publicly traded parent. In connection with the merger, the Company’s outstanding common stock, preferred stock, and SAFEs will be converted in the business combination into the right to receive shares of the counterparty’s stock at a calculated exchange ratio. Decoy will emerge from the merger as the surviving corporation and will become a wholly owned subsidiary of the counterparty’s parent entity. Additionally, outstanding stock options will be exchanged for equivalent securities in the counterparty on their existing terms (with standard adjustments to exercise price and underlying shares, consistent with the foregoing exchange rate). The vesting of certain outstanding stock options will be accelerated upon the change in control.

The merger is expected to close in the third quarter of 2021, subject to approval by the counterparty’s shareholders, required regulatory approvals, and other customary closing conditions.

Financing transactions

In February 2021, the Company increased the number of authorized shares of its common stock from 1,200,000 to 1,300,000.

In March 2021, the Company modified its outstanding SAFEs to require share settlement upon a liquidity event.

In March 2021, the Company issued two additional SAFEs totaling $1,000,000 to existing SAFE investors. The SAFE contains the same material terms as the agreements discussed in Note 5 and requires share settlement upon a liquidity event.

F-18

DECOY BIOSYSTEMS, INC.

UNAUDITED FINANCIAL STATEMENTS

AS OF JUNE 30, 2021 AND DECEMBER 31, 2020 AND

FOR THE THREE AND SIX MONTHS ENDED JUNE 30, 2021 AND 2020

F-19

DECOY BIOSYSTEMS, INC.

F-20

DECOY BIOSYSTEMS, INC.

Unaudited Balance Sheets

	June 30, 2021	December 31, 2020
Assets
Current assets
Cash and cash equivalents	$4,964,978	$1,637,499
Deferred transaction costs	873,836	-
Prepaid expenses and other current assets	125,855	94,500

Total current assets	5,964,669	1,731,999

Property and equipment, net	3,123	1,349
Other assets	4,000	44,445

Total assets	$5,971,792	$1,777,793

Liabilities and stockholders’ equity
Current liabilities
Accounts payable and other current liabilities	$879,146	$598,365
SAFE agreements	6,417,129	1,417,129

Total current liabilities	7,296,275	2,015,494

Commitments and contingencies (Note 8)

Stockholders’ equity
Preferred stock; Series Seed; $0.001 par value; 366,317 shares authorized, 314,928 shares issued and outstanding as of June 30, 2021 and December 31, 2020	315	315
Common stock; $0.001 par value, 1,450,000 and 1,200,000 shares authorized as of June 30, 2021 and December 31, 2020, respectively; 732,635 shares issued and outstanding as of June 30, 2021 and December 31, 2020	733	733
Additional paid in capital	7,761,870	7,720,752
Accumulated deficit	(9,087,401)	(7,959,501)

Total stockholders’ equity	(1,324,483)	(237,701)

Total liabilities and stockholders’ equity	$5,971,792	$1,777,793

See accompanying notes to the financial statements

F-21

DECOY BIOSYSTEMS, INC.

Unaudited Statements of Operations

	Three months ended		Six months ended
	June 30,		June 30,
	2021	2020	2021	2020
Operating expenses
Research and development	$391,118	$578,605	$880,839	$953,048
General and administrative	137,527	137,134	261,782	331,252

Total operating expenses	528,645	715,739	1,142,621	1,284,300

Loss from operations	(528,645)	(715,739)	(1,142,621)	(1,284,300)

Other income, net	13,166	3,121	14,721	13,101

Net loss	$(515,479)	$(712,618)	$(1,127,900)	$(1,271,199)

Net loss available to common stockholders per share of common stock, basic and diluted	$(0.70)	$(0.97)	$(1.54)	$(1.74)

Weighted average number of shares used in calculating net loss per share, basic and diluted	732,635	732,635	732,635	732,635

See accompanying notes to the financial statements

F-22

DECOY BIOSYSTEMS, INC.

Unaudited Statements of Stockholders’ Equity

	Series Seed Preferred		Common stock		Additional paid in	Accumulated
	Shares	Amount	Shares	Amount	capital	deficit	Total

Balance, January 1, 2020	314,928	$315	732,635	$733	$7,584,749	$(4,375,350)	$3,210,447
Stock-based compensation	-	-	-	-	38,883	-	38,883
Net loss	-	-	-	-	-	(558,581)	(558,581)

Balance, March 31, 2020	314,928	315	732,635	733	7,623,632	(4,933,931)	2,690,749

Stock-based compensation	-	-	-	-	38,781	-	38,781
Net loss	-	-	-	-	-	(712,618)	(712,618)

Balance, June 30, 2020	314,928	$315	732,635	$733	$7,662,413	$(5,646,549)	$2,016,912

Balance, January 1, 2021	314,928	315	732,635	733	7,720,752	(7,959,501)	(237,701)
Stock-based compensation	-	-	-	-	20,445	-	20,445
Net loss	-	-	-	-	-	(612,421)	(612,421)

Balance, March 31, 2021	314,928	315	732,635	733	7,741,197	(8,571,922)	(829,677)

Stock-based compensation	-	-	-	-	20,673	-	20,673
Net loss	-	-	-	-	-	(515,479)	(515,479)

Balance, June 30, 2021	314,928	$315	732,635	$733	$7,761,870	$(9,087,401)	$(1,324,483)

See accompanying notes to the financial statements

F-23

DECOY BIOSYSTEMS, INC.

Unaudited Statements of Cash Flows

	Six months ended
	June
	2021	2020
Cash flows from operating activities:
Net loss	$(1,127,900)	$(1,271,199)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	426	426
Stock-based compensation	41,118	77,664
Changes in operating assets and liabilities:
Deferred transaction costs	(873,836)	-
Prepaid expenses and other current assets	(31,355)	65,023
Other assets	40,445
Accounts payable and other current liabilities	(169,219)	(101,252)

Net cash used in operating activities	(2,120,321)	(1,229,338)

Cash flows from investing activities:
Purchases of property and equipment	(2,200)	-

Net cash flows used in investing activities	(2,200)	-

Cash flows from financing activities:
Advances received from potential merger counterparty	450,000
Proceeds from SAFEs	5,000,000	1,167,129

Net cash flows provided by financing activities	5,450,000	1,167,129

Net increase (decrease) in cash and cash equivalents	3,327,479	(62,209)

Cash and cash equivalents at beginning of period	1,637,499	3,798,955

Cash and cash equivalents at end of period	$4,964,978	$3,736,746

Supplemental cash flow disclosures
Cash paid for income taxes	$800	$800
Cash received for interest earned on deposits	$2,362	$12,365

See accompanying notes to the financial statements

F-24

DECOY BIOSYSTEMS, INC.

Notes to the Unaudited Financial Statements

NOTE 1: DESCRIPTION OF BUSINESS

Decoy Biosystems, Inc. (the “Company” or “Decoy”) was incorporated in Delaware in 2013. The Company is a biotechnology company dedicated to enhancing and expanding curative cancer immunotherapy for patients with unresectable or metastatic solid tumors and lymphomas, which are responsible for more than 90% of all cancer deaths. The Company is developing a novel, multi-targeted product that activates both innate and adaptive anti-tumor and anti-viral immune responses.

The Company has taken advantage of the world’s first immunotherapy, developed in 1894, to produce a systemically administered, killed and intact, non-pathogenic bacterial product that is able to synergistically activate both innate and adaptive anti-tumor immune responses. Decoy’s broadly patented technology, including its first clinical candidate, Decoy20, produces significant pre-clinical single agent activity against orthotopic colorectal and metastatic pancreatic carcinoma, and synergizes with existing immunotherapies, including anti-PD-1 checkpoint therapy, targeted therapy and low-dose chemotherapy, to eradicate established hepatocellular carcinoma and non-Hodgkin’s lymphoma tumors, with induction of innate and adaptive immunological memory. These initial target indications make up 20% of yearly world-wide cancer cases and 24% of cancer deaths. Decoy technology is also active against chronic hepatitis B virus (“HBV”) and human immunodeficiency virus (“HIV”) infection in standard pre-clinical models. Decoy20 is expected to enter clinical development for cancer in the first half of 2022.

In March 2021, the Company entered into a definitive merger agreement with a counterparty and its publicly traded parent. In connection with the merger, the Company’s outstanding common stock, preferred stock, and SAFEs will be converted in the business combination into the right to receive shares of the counterparty’s stock at a calculated exchange ratio. Decoy will emerge from the merger as the surviving corporation and will become a wholly owned subsidiary of the counterparty’s parent entity. Additionally, outstanding stock options will be exchanged for equivalent securities in the counterparty on their existing terms (with standard adjustments to exercise price and underlying shares, consistent with the foregoing exchange ratio). The vesting of certain outstanding stock options will be accelerated upon the change in control. Refer to Note 9 for information regarding the closing of the merger.

The Company operates in one business segment with the Company’s chief executive officer reviewing all activities.

The Company is located and headquartered in San Diego, California.

Risks and uncertainties

The Company is subject to a number of risks similar to those of other companies of similar size in its industry, including, but not limited to, the need for successful development of products, the need for additional capital (or financing) to fund operating losses (see below), competition from substitute products and services from larger companies, protection of proprietary technology, patent litigation, and dependence on key individuals.

In March 2020, the World Health Organization declared the outbreak of a respiratory disease caused by a new coronavirus as a “pandemic”. First identified in late 2019 and known now as COVID-19, the outbreak has impacted millions of individuals worldwide. In response, many countries have implemented measures to combat the outbreak which have impacted global business operations. As of the date of issuance of the financial statements, the Company’s operations have not been significantly impacted; however, the Company continues to monitor the situation. No impairments were recorded in the three and six months ended June 30, 2021; however, due to significant uncertainty surrounding the situation, management’s judgment regarding this could change in the future. In addition, while the Company’s results of operations, cash flows, and financial condition could be negatively impacted, the extent of the impact cannot be reasonably estimated at this time.

Going concern and management’s plans

The Company has incurred net losses and utilized cash in operations since inception, has an accumulated deficit as of June 30, 2021 of $9.1 million, and expects to incur future additional losses as clinical testing and commercialization of Decoy20 will require significant additional financing. Management anticipates cash on hand as of June 30, 2021 will not be sufficient to continue development of Decoy20 and additional funding will be required over the next twelve months to support upcoming clinical trials and other development activities.

F-25

DECOY BIOSYSTEMS, INC.

During the six months ended June 30, 2021, the Company issued Simple Agreements for Future Equity (“SAFEs”) in the amount of $5,000,000 (Note 5). Additionally, in March 2021, the Company executed a definitive merger agreement with a publicly traded counterparty to effect a public listing of its stock, and on August 3, 2021, the business combination closed. Prior to the closing of the transaction, the counterparty closed a private placement to raise gross cash proceeds of $30,000,000. The combined company’s ability to continue to meet its cash requirements and continue as a going concern will depend on, among other things, management’s ability to raise additional equity or debt financing, the degree of success the Company experiences in further development of its technologies, and management’s ability to manage costs and working capital successfully. Further, financial and economic conditions, including those resulting from the COVID-19 pandemic, could limit access to capital sources and impair the Company’s ability to raise capital. Based on the combined company’s existing resources and its projections of future cash expenditures, the combined company believes it has sufficient liquidity for at least the next 12 months.

The Company’s financial statements have been prepared on a going-concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business.

NOTE 2: SIGNIFICANT ACCOUNTING POLICIES

Basis of presentation

The financial statements have been prepared in accordance with generally accepted accounting principles in the United States of America (“US GAAP”).

In the opinion of management, all adjustments considered necessary for a fair presentation have been included in the accompanying financial statements. Operating results for the three and six months ended June 30, 2021, are not necessarily indicative of the results that may be expected for the year ending December 31, 2021. For further information, refer to the audited financial statements and notes for the year ended December 31, 2020.

The unaudited financial statements herein have been prepared by the Company pursuant to the rules and regulations of the United States Securities and Exchange Commission (“SEC”). The accompanying interim unaudited financial statements have been prepared under the presumption that users of the interim financial information have either read or have access to the audited financial statements for the year ended December 31, 2020.

Use of estimates

The preparation of financial statements in accordance with US GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of income and expense during the reporting periods. The most significant estimates relate to the determination of the fair value of the Company’s common stock, the fair value of stock option grants, and the determination of period-end obligations to certain contract research organizations. Management evaluates its estimates and assumptions on an ongoing basis using historical experience and other factors, including the current economic environment, and makes adjustments when facts and circumstances dictate. These estimates are based on information available as of the date of the financial statements; therefore, actual results could differ from those estimates.

Loss per share

The basic loss per share is calculated by dividing the Company’s net loss attributable to common stockholders by the weighted average number of common shares outstanding during the period. The diluted loss per share is calculated by dividing the Company’s net loss attributable to common stockholders by the diluted weighted average number of shares outstanding during the period. The potentially dilutive stock options on the Company’s common stock were not considered in the computation of diluted net loss per share as they would be anti-dilutive. No dilutive effective was calculated for the three and six months ended June 30, 2021 and 2020 as the Company reported a net loss for each period.

F-26

DECOY BIOSYSTEMS, INC.

Cash and cash equivalents

The Company considers all highly liquid investments with an original maturity of three months or less when purchased to be cash equivalents. Cash equivalents are recorded at cost, which approximates fair value. As of June 30, 2021 and December 31, 2020, cash and cash equivalents consist primarily of checking and money market deposits. The Company’s cash balances exceed those that are federally insured; however, the Company believes it is not exposed to significant credit risk due to the financial strength of the depository institutions in which the cash and cash equivalents are held. To date, the Company has not recognized any losses caused by uninsured balances.

Property and equipment

Property and equipment assets are stated at cost less accumulated depreciation. Depreciation is calculated using the straight-line method over the estimated useful lives of the assets. The Company uses an estimated useful life of three years for employee-related computers and other office equipment and five years for furniture. Leasehold improvements are amortized over the shorter of the lease-term or the estimated useful life of the related asset. The Company recognized $213 and $213 of depreciation expense for the three months ended June 30, 2021 and 2020, respectively. The Company recognized $426 and $426 of depreciation expense for the six months ended June 30, 2021 and 2020, respectively.

Patents

The Company expenses patent costs, including related legal costs, as incurred and records such costs within general and administrative expense in the accompanying statements of operations.

Accrued research and development costs

The Company records the costs associated with research, nonclinical and clinical trials, and manufacturing development as incurred. These costs are a significant component of the Company’s research and development expenses, with a substantial portion of the Company’s on-going research and development activities conducted by third-party service providers, including contract research and manufacturing organizations.

The Company accrues for expenses resulting from obligations under agreements with contract research organizations (“CROs”), contract manufacturing organizations (“CMOs”), and other outside service providers for which payment flows do not match the periods over which services or materials are provided to the Company. Accruals are recorded based on estimates of services received and efforts expended pursuant to agreements with CROs, CMOs, and other outside service providers. These estimates are typically based on contracted amounts applied to the proportion of work performed and determined through analysis with internal personnel and external service providers as to the progress or stage of completion of the services. In the event advance payments are made to a CRO, CMO, or outside service provider, the payments will be recorded as a prepaid asset, which will be amortized or expensed as the contracted services are performed.

Research and development expenses

Research and development costs that do not meet the criteria for capitalization are expensed as incurred. Research and development expenses consist primarily of fees paid to CROs as well as compensation expenses for certain employees involved in the planning, managing, and analyzing the work of the CROs.

General and administrative expenses

General and administrative expenses include compensation, employee benefits, and stock-based compensation for executive management, finance administration and human resources, facility costs (including rent), professional service fees, and other general overhead costs, including depreciation, to support the Company’s operations. Expenses directly related to the merger transaction have been deferred until the closing of the transaction, which occurred August 3, 2021.

Income taxes

Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. A valuation allowance is recorded for deferred tax assets if it is more likely than not that some portion or all of the deferred tax assets will not be realized. As of June 30, 2021 and December 31, 2020, the Company has recorded a full valuation allowance against its deferred tax assets.

F-27

DECOY BIOSYSTEMS, INC.

The Company recognizes the effect of income tax positions only if those positions are more likely than not of being sustained. Recognized income tax positions are measured at the largest amount that is greater than 50% likely of being realized. Changes in recognition or measurement are reflected in the period in which the change in judgment occurs. The Company records interest related to unrecognized tax benefits in interest expense and penalties in general and administrative expenses.

Stock-based compensation

The Company measures and records the expense related to stock-based payment awards based on the fair value of those awards as determined using the Black-Scholes-Merton (“Black-Scholes”) option pricing model as of the date of grant. The Company recognizes stock-based compensation expense over the requisite service period of the individual grant, generally equal to the vesting period, on a straight-line basis. For stock options with performance conditions, the Company records compensation expense when it is deemed probable that the performance condition will be met.

The Black-Scholes model requires the use of highly subjective and complex assumptions, which determine the fair value of share-based awards, including the option’s expected term and the price volatility of the underlying stock. The Company estimates the fair value of options granted by using the Black-Scholes model with the following assumptions:

Expected Volatility—The Company estimated volatility for option grants by evaluating the historical volatility of a peer group of companies for the period immediately preceding the option grant for a term that is approximately equal to the options’ expected term.

Expected Term—The expected term of the Company’s options represents the period that the stock-based awards are expected to be outstanding. The Company has elected to use the contractual expiration period to compute the expected term, as the Company does not have sufficient historical information to develop reasonable expectations about future exercise patterns and post-vesting employment termination behavior.

Risk-Free Interest Rate—The risk-free interest rate is based on the implied yield currently available on US Treasury zero-coupon issues with a term that is equal to the options’ expected term at the grant date.

Dividend Yield—The Company has not declared or paid dividends to date and does not anticipate declaring dividends. As such, the dividend yield has been estimated to be zero.

Fair value measurements

Fair value is defined as the exchange price that would be received for an asset or an exit price that would be paid to transfer a liability in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. The Company follows the established framework for measuring fair value and providing disclosures about fair value measurements.

The accounting guidance classifies fair value measurements in one of the following three categories for disclosure purposes:

Level 1:	Quoted prices in active markets for identical assets or liabilities.
Level 2:	Inputs other than Level 1 prices for similar assets or liabilities that are directly or indirectly observable in the marketplace.
Level 3:	Unobservable inputs which are supported by little or no market activity and values determined using pricing models, discounted cash flow methodologies, or similar techniques, as well as instruments for which the determination of fair value requires significant judgment or estimation.

Accounting Standards Codification (“ASC”) 820 – Fair Value Measurement requires all entities to disclose the fair value of financial instruments, both assets and liabilities, for which it is practicable to estimate fair value, and defines the fair value of a financial instrument as the amount at which the instrument could be exchanged in a current transaction between willing parties. As of June 30, 2021 and December 31, 2020, the recorded values of cash and cash equivalents, prepaid expenses, and accounts payable and other current liabilities approximate their fair values due to the short-term nature of these items.

F-28

DECOY BIOSYSTEMS, INC.

As of June 30, 2021 and December 31, 2020, the carrying value of outstanding SAFEs (refer to Note 5) approximates the estimated aggregate fair value of the instruments as the valuation cap provided in the SAFEs is a reasonable approximation of the Company’s enterprise value.

Concentrations of credit risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist primarily of cash and cash equivalents. The Company invests its excess cash in low-risk, highly liquid money market funds with a major financial institution.

Recent accounting pronouncements

In August 2018, the FASB issued ASU 2018-13, Fair Value Measurement (Topic 820), – Disclosure Framework – Changes to the Disclosure Requirements for Fair Value Measurement, which makes a number of changes meant to add, modify or remove certain disclosure requirements associated with the movement amongst or hierarchy associated with Level 1, Level 2 and Level 3 fair value measurements. This guidance is effective for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2019. The Company adopted ASU 2018-13 as of January 1, 2020 with no impact on the financial statements.

In December 2019, the FASB issued ASU No. 2019-12, Income Taxes (“ASU 2019-12”), which simplifies the accounting for income taxes by eliminating certain exceptions to the guidance in ASC 740 related to the approach for intra-period tax allocation, the methodology for calculating income taxes in an interim period and the recognition of deferred tax liabilities for outside basis differences. The new guidance also simplifies aspects of the accounting for franchise taxes and enacted changes in tax laws or rates and clarifies the accounting for transactions that result in a step-up in the tax basis of goodwill. The guidance is effective for fiscal years beginning after December 31, 2020 and interim periods within that year. The Company adopted ASU 2019-12 on January 1, 2021 with no material impact to its financial statements or related disclosures.

NOTE 3: PREPAID EXPENSES AND OTHER CURRENT ASSETS

Prepaid expenses and other current assets are comprised of the following:

	June 30,	December 31,
	2021	2020
Prepaid research and development	$119,189	$83,550
Prepaid insurance	2,244	6,972
Other prepaid expenses	4,422	3,978
Total prepaid expenses and other current assets	$125,855	$94,500

NOTE 4: ACCOUNTS PAYABLE AND OTHER CURRENT LIABILITIES

Accounts payable and other current liabilities are comprised of the following:

	June 30,	December 31,
	2021	2020
Deposit	$650,000	$200,000
Accrued research and development	171,132	63,753
Accounts payable	31,208	155,957
Accrued legal fees	11,568	171,630
Other accrued expenses	15,238	7,025
Total accounts payable and other current liabilities	$879,146	$598,365

NOTE 5: SIMPLE AGREEMENTS FOR FUTURE EQUITY

The Company issued a series of SAFEs with accredited investors between December 2019 and April 2021. The total (“Purchase Amount”) of the SAFEs is $6.4 million and $1.4 million as of June 30, 2021 and December 31, 2020, respectively. The SAFEs contemplate four settlement scenarios as described below. In all scenarios, the (“Valuation Cap”) is $25 million, the (“Capitalization”) is defined as all shares of capital stock issued and outstanding on an as-converted basis including the exercise or conversion of outstanding stock options, and the (“SAFE Price”) is the price per share derived by dividing the Valuation Cap by the Capitalization.

F-29

DECOY BIOSYSTEMS, INC.

Equity Financing

An (“Equity Financing”) is defined as a transaction for the purpose of raising capital pursuant to which the Company issues preferred stock at a fixed pre-money valuation. Upon an Equity Financing, the Company will issue to the investor either (a) if the pre-money valuation is less than or equal to $25.0 million, a number of shares of preferred stock equal to the Purchase Amount divided by the price per share of the preferred stock or (b) if the pre-money valuation is greater than $25.0 million, a number of shares of preferred stock equal to the Purchase Amount divided by the SAFE Price.

Liquidity Event

A (“Liquidity Event”) is a change of control or initial public offering. Upon a Liquidity Event, the holder will, at its option, receive from the Company either (a) a cash payment equal to the Purchase Amount or (b) a number of shares of common stock equal to the Purchase Amount divided by (i) the price per share equal to the Valuation Cap divided by (ii) the Capitalization. However, if the Liquidity Event is a change of control intended to qualify as a tax-free reorganization for U.S. federal income tax purposes, the SAFE will settle in shares and the holder will not have the right to elect a cash settlement (Note 9).

Dissolution Event

A (“Dissolution Event”) is (i) a voluntary termination of operations, (ii) general assignment for the benefit of the Company’s creditors, or (iii) any other liquidation dissolution, or winding up of the Company except a Liquidity Event, whether voluntary or involuntary. In the event of a Dissolution Event, the Company will pay an amount equal to the Purchase Amount immediately prior to or concurrent with the consummation of the Dissolution Event. The Purchase Amount will be paid in preference to any distribution of the Company’s assets to holders of outstanding capital stock.

Termination

The SAFEs terminate upon either (i) the issuance of stock to the holders pursuant to an Equity Financing or Liquidity Event or (ii) the payment of amounts due to the holders pursuant to a Liquidity Event or Dissolution Event.

As of June 30, 2021, the Company was the target of a potential acquisition by a publicly traded company and concluded it was appropriate to include the SAFEs in current liabilities in anticipation of their conversion pursuant to a Liquidity Event. As the SAFEs may potentially be settled in cash, the Company has presented the instruments as liabilities as of June 30, 2021 and December 31, 2020.

NOTE 6: SHARE-BASED COMPENSATION

In 2018, the Company adopted the Decoy Biosystems, Inc. 2018 Equity Incentive Plan (the “Plan”) pursuant to which the board of directors may grant nonstatutory stock options to purchase shares of the Company’s common stock to outside directors and consultants and either nonstatutory or incentive stock options to purchase shares of the Company’s common stock to employees. The Plan was amended in December 2019 to authorize additional shares reserved for stock option grants. The Plan, as amended, authorizes grants of options up to 89,004 shares. Stock options must be granted with an exercise price equal to the underlying stock’s fair market value at the date of grant. Stock options generally have a ten-year contractual term and vest over a three-year or four-year period starting from the date specified in each agreement.

F-30

DECOY BIOSYSTEMS, INC.

A summary of the stock option activity during the six months ended June 30, 2021 is presented in the table below:

		Weighted average
	Shares	Exercise price	Remaining contractual life	Intrinsic value
Outstanding January 1, 2021	77,639	$7.58	8.2	$28,003
Granted	-
Forfeited and cancelled	-
Outstanding June 30, 2021	77,639	$7.58	7.7	$28,003
Exercisable at June 30, 2021	53,432
Vested and expected to vest June 30, 2021	77,639	$7.58	7.7	$28,003

The Company recognized share-based compensation expense of $20,673 and $38,781 during the three months ended June 30, 2021 and 2020, respectively. The Company recognized share-based compensation expense of $41,118 and $77,664 during the six months ended June 30, 2021 and 2020, respectively. As of June 30, 2021, total compensation cost not yet recognized related to unvested stock options was $137,602, which is expected to be recognized over a weighted-average period of 2.0 years.

The Company estimates the fair value of stock options on the date of grant using the Black-Scholes option-pricing model. The Black-Scholes option-pricing model requires estimates of highly subjective assumptions, which affect the fair value of each stock option. The Company did not award stock options in during the three and six months ended June 30, 2021 and 2020.

NOTE 7: CAPITALIZATION

Series Seed Preferred stock

In August 2018, the Company entered into the Series Seed Preferred Stock Purchase Agreement (“Series Seed SPA”), under which 314,928 (“Series Seed Preferred”) shares were purchased in exchange for cash consideration of $6.0 million. The purchase price of Series Seed Preferred shares was $19.11 per share. In connection with the merger transaction, all outstanding shares of Series Seed Preferred stock was converted to common stock on August 3, 2021.

The Series Seed Preferred shares contain the following rights and privileges:

Dividends

Holders of Series Seed Preferred are entitled to receive dividends on a pro rata basis when and as declared by the board of directors out of any assets of the Company legally available for such purpose.

Liquidation

In the event of any liquidation, dissolution, or winding up of the Company, the assets of the Company shall be distributed among the holders of Series Seed Preferred and common stock pro rata based on the number of shares held by each shareholder on an as-converted to common basis.

A liquidation transaction is defined as an acquisition of the Company, including a merger, acquisition, or consolidation of the corporation provided that the Company’s stockholders of the Company do not hold more than 50% of the voting power of the surviving entity. If at least 60% of the common and preferred shareholders, voting together as a single class on an as-converted to common basis, elect not to treat the transaction as a liquidation transaction, an acquisition of the Company will not be deemed to constitute a liquidation transaction.

Redemption

The Series Seed Preferred stock is not redeemable, except as to allow the operation of the liquidation rights discussed above.

F-31

DECOY BIOSYSTEMS, INC.

Conversion rights

Optional conversion

Each share of preferred stock is convertible, at the option of the holder, at any time after the issuance date into a number of common shares determined by dividing the (“Original Issue Price”) defined as $19.109106, by the (“Conversion Price”), initially equal to the Original Issue Price and subject to adjustment as described below.

Mandatory conversion

Each share of preferred stock will automatically convert into shares of common stock at the then-current Conversion Price upon the earlier of (a) the date specified by a vote or written consent of a majority of the shareholders of Series Seed Preferred stock then outstanding or (b) immediately prior to the closing of the Company’s common stock to the public in a firm commitment underwritten public offering pursuant to a registration under the Securities Act of 1933 which values the Company at $30.0 million or more and which results in aggregate gross proceeds to the Company of at least $15.0 million.

Adjustment to conversion prices

The Conversion Price for the Series Seed Preferred stock is subject to adjustments from time to time in the event of stock splits and dividends, reverse stock splits, and the issuance of additional shares below the Conversion Price.

In the event the Company declares a distribution other than a subdivision, combination, merger, or sale of assets, the holders of Series Seed Preferred stock are entitled to a proportionate share of any such distribution on an as-converted to common basis.

In the event of a recapitalization of common stock or the merger or consolidation of the Company with or into another corporation, provision shall be made so the holders of Series Seed Preferred are thereafter entitled to receive the number of shares of stock or other securities or property of the Company on an as-converted to common basis.

The Company must at all times reserve and keep available sufficient authorized but unissued shares of common stock to effect the conversion of the Series Seed Preferred stock. If at any time the number of authorized but unissued shares of common stock is insufficient to effect such conversion, the Company must take corporation actions as may be necessary to increase the number of authorized but unissued common shares.

Voting

Each holder of outstanding shares of preferred stock shall have the same right to vote or act on all matters on which the holders of common stock have the right to vote or act. Holders of preferred stock shall be entitled to notice of any stockholders’ meeting or action as to such matters on the same basis as the holders of common stock. Holders of common and preferred stock shall vote together or act together as if a single class on all such matters.

Common stock

As of June 30, 2021, the Company had 1,450,000 shares of common stock authorized and 732,635 shares of common stock issued and outstanding (Note 9). As of December 31, 2020, the Company had 1,200,000 shares of common stock authorized and 732,635 shares of common stock issued and outstanding.

NOTE 8: COMMITMENTS AND CONTINGENCIES

Litigation

As of June 30, 2021 and December 31, 2020, there were no pending legal proceedings against the Company that are expected to have a material adverse effect on cash flows, financial condition or results of operations. From time to time, the Company could become involved in disputes and various litigation matters that arise in the normal course of business. These may include disputes and lawsuits related to intellectual property, licensing, contract law and employee relations matters. Periodically, the Company reviews the status of significant matters, if any exist, and assesses its potential financial exposure. If the potential loss from any claim or legal claim is considered probable and the amount can be estimated, the Company accrues a liability for the estimated loss. Legal proceedings are subject to uncertainties, and the outcomes are difficult to predict. Because of such uncertainties, accruals are based on the best information available at the time. As additional information becomes available, the Company reassesses the potential liability related to pending claims and litigation. As of June 30, 2021, the Company has not recognized any losses related to such legal proceedings.

F-32

DECOY BIOSYSTEMS, INC.

Leases

The Company leases office space under a short-term operating lease agreement that automatically renews for successive three-month periods. Either the Company or the landlord can terminate the lease with 60 days written notice, whereupon the lease agreement termination will be effective the last day of the last three-month extension period. The Company accounts for the lease pursuant to the short-term practical expedient available under ASC 842-20.

The Company recognized rent expense of $6,365 and $1,707 during the three months ended June 30, 2021 and 2020, respectively. The Company recognized rent expense of $12,730 and $10,887 during the six months ended June 30, 2021 and 2020, respectively.

NOTE 9: SUBSEQUENT EVENTS

The Company evaluated subsequent events from June 30, 2021, the date of these financial statements, through August 13, 2021, which represents the date the financial statements were issued, for events requiring recognition or disclosure in the financial statements for the period ended June 30, 2021. The Company concluded that no events have occurred that would require recognition or disclosure in the financial statements, except as described below:

Approval and closing of merger agreement

On August 3, 2021, the merger closed and all outstanding SAFEs were converted to 288,822 shares of common stock of the combined company. Further, the Company’s outstanding preferred stock was converted to common stock and all outstanding shares of common stock were exchanged for shares of the combined company. The combined company is called Indaptus Therapeutics, Inc. (“Indaptus”) and its common stock began trading on The Nasdaq Capital Market on August 4, 2021. Immediately following the closing of the merger, there were 5,405,970 shares of Indaptus common stock outstanding with pre-merger Decoy shareholders owning approximately 65.6% of such outstanding shares.

Prior to the closing of the merger, Indaptus closed a private placement financing to raise gross cash proceeds of $30.0 million. Additionally, the Company expects net cash proceeds from the merger to total $9.4 million. Indaptus issued pre-funded warrants to purchase 2,727,273 shares of its common stock and warrants to purchase up to 2,727,273 shares of its common stock, at an effective purchase price of $11.00 per pre-funded warrant and associated warrant. The warrants have a term of five and one-half years, are exercisable immediately and have an exercise price of $11.00 per share. Indaptus intends to use the net proceeds from the private placement for working capital purposes. Assuming the exercise in full of the pre-funded warrants sold in the private placement, there would be 8,133,243 shares of Indaptus common stock outstanding.

F-33

5,590,910 Shares

INDAPTUS THERAPEUTICS, INC.

COMMON STOCK

PROSPECTUS

September 29, 2021